ARRANGEMENT AGREEMENT
dated as of July 2, 2010
by and among
BLACKBOARD INC.,
ELEPHANT ACQUISITION CORP.,
ELLUMINATE, INC.,
THE SUPPORTING SHAREHOLDERS,
HOTSTART TECHNOLOGIES INC.,
693899 ALBERTA LTD.,
693897 ALBERTA LTD.,
and
NASHIRALI SAMANANI, AS THE SHAREHOLDERS’ AGENT

TABLE OF CONTENTS

SECTION 3.2 Final Net Working Capital; Release from Working Capital Escrow Fund. 22

ARTICLE IV. REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY		24
SECTION 4.1	Organization; Subsidiaries.	24

SECTION 4.2 Power and Authority; Authorization; Execution and Delivery; Binding Obligation. 25

SECTION 5.2 Power and Authority; Authorization; Execution and Delivery; Binding Obligation. 47

SECTION 8.7 Company Disclosure Schedule; Supplementation and Amendment of Schedules. 61

SECTION 8.15 Notice of Material Breach or Inaccuracy of Company Representation or Warranty. 64

EXHIBITS AND SCHEDULES

Exhibit A Exhibit B Exhibit C Exhibit D Exhibit E Exhibit F(1) Exhibit F(2)	– – – – – – –	Escrow Agreement
Opinion of Company Counsel
Company Pre-Closing Reorganization
Form of Plan of Arrangement
Form of Arrangement Resolution
Form of Director and Officer Release in favour of Director or Officer
Form of Director and Officer Release in favour of Buyer Parties, Holdcos, Company and Subsidiaries
Schedule A Schedule B	– –	Supporting Shareholders Key Employees

ARRANGEMENT AGREEMENT

This Arrangement Agreement (this “Agreement”) is made and entered into as of July 2, 2010 by and among (i) BLACKBOARD INC. (“Parent”), a Delaware corporation, (ii) ELEPHANT ACQUISITION CORP. (“Acquisition Sub”), a Canadian federal corporation and a wholly-owned Subsidiary of Parent, (iii) ELLUMINATE, INC. (the “Company”), a Canadian federal corporation, (iv) the Persons listed on Schedule A (the “Supporting Shareholders”), (v) HOTSTART TECHNOLOGIES INC. (“Holdco 1”), a Canadian federal corporation, (vi) 693899 ALBERTA LTD. (“Holdco 2”), an Alberta corporation, (vii) 693897 ALBERTA LTD. (“Holdco 3”), an Alberta corporation, and (v) Nashirali Samanani (the “Shareholders’ Agent”)

WHEREAS the Company wishes to support and facilitate the Arrangement on the terms and subject to the conditions set forth in this Agreement and the board of directors of the Company has concluded that it is in the best interests of the Company to consummate the Arrangement, on the terms and subject to the conditions set forth in this Agreement, in which the Company would become a wholly owned subsidiary of Parent, and the board of directors of the Company has approved this Agreement and intends to recommend that the Arrangement Resolution be approved by the Company Shareholders, on the terms and subject to the conditions of this Agreement;

WHEREAS, the respective boards of directors of each of the Buyer Parties and the Holdcos believe the Arrangement is advisable and in the best interests of each corporation and their respective shareholders;

WHEREAS, the parties to this Agreement desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement and also prescribe various conditions to the transactions contemplated by this Agreement;

WHEREAS as a condition and inducement to the Buyer Parties to enter into this Agreement, (i) Holdco 1 and the Supporting Shareholders have agreed, inter alia, to vote, in their capacity as Company Shareholders, in favour of the Arrangement Resolution by virtue of executing this Agreement and (ii) Brookfield Technology Fund Inc., in its capacity as general partner of, and on behalf of, Brookfield Technology Fund, has entered into a support agreement with the Buyer Parties (the “Support Agreement”), pursuant to which such Company Shareholder has agreed, inter alia, to vote in favour of the Arrangement Agreement;

WHEREAS as a condition and inducement to the Buyer Parties to enter into this Agreement, the shareholders of each of the Holdcos, have executed written resolutions authorizing and approving the Company Pre-Closing Reorganization and the Arrangement (collectively, the “Holdco Approvals”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Buyer Parties to enter into this Agreement, the Key Employees listed under Part I of Schedule B shall have entered into and delivered to Parent an amendment to such Key Employee’s employment agreement (each, an “Amending Agreement”), in form and substance satisfactory to Parent.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, promises and agreements hereinafter set forth, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

ARTICLE I.
DEFINITIONS

SECTION 1.1 Certain Definitions.

As used in this Agreement, the following terms shall have the following respective meanings:

“Acquisition Sub” has the meaning set forth in the preamble to this Agreement.

“Acquisition Sub Share Consideration Amount” has the meaning set forth in the Plan of Arrangement.

“Action” means any demand, claim, action, application, suit or proceeding, arbitral action, governmental inquiry, criminal prosecution or other similar investigation.

“Adjusted Acquisition Consideration” means an amount equal to (without duplication) (A) the Preliminary Acquisition Consideration minus (B) if the Estimated Net Working Capital Adjustment is negative, the absolute value of the Estimated Net Working Capital Adjustment plus (C) if the Estimated Net Working Capital Adjustment is positive, the value of the Estimated Net Working Capital Adjustment minus (D) the Company Transaction Expenses in excess of $100,000 determined by reference to the Certificate of Company Transaction Expenses and Company Debts minus (E) the Company Debts (other than all obligations (including principal, interest, fees and penalties) outstanding and/or payable under the MMV Credit Agreement (or the loan made by Parent and/or Acquisition Sub to the Company under the Plan of Arrangement to satisfy such obligations) as of the Effective Time) determined by reference to the Certificate of Company Transaction Expenses and Company Debts minus (F) the Indemnity Escrow Amount minus (G) the Working Capital Escrow Amount minus (H) the Deposit.

“Adjusted Aggregate Closing Consideration” means an amount equal to the sum of the Aggregate Closing Payment, the Indemnity Escrow Amount and the Working Capital Escrow Amount;

“Affiliate” means, when used with respect to a specified Person, another Person that either directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person.

“Aggregate Closing Payment” means (A) the Adjusted Acquisition Consideration plus (B) the Deposit.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Alternative Transaction” has the meaning forth in Section 2.10(a).

“Amending Agreement” has the meaning set forth in the recitals to this Agreement.

“Annual Client Contract Value” of each Contract with a Client, means the annual recurring revenues attributable to such Contract during the current term of such Contract without regard to the remaining duration or renewal of such Contract. For example, if a Client executed a Contract on January 1, 2009 and such Contract provided for total revenues of $300,000 over a three-year term, the Annual Client Contract Value as of July 1, 2009 would be $100,000.

“Another Transaction” has the meaning set forth in Section 8.8(a).

“Arrangement” means the arrangement involving the Buyer Parties, the Company and the Holdcos (as continued under the CBCA) under the provisions of section 192 of the CBCA on the terms and conditions set forth in this Agreement resulting, inter alia, in the direct acquisition by Acquisition Sub or any successor thereof of all of the outstanding Company Shares, all on such terms as are consistent with the provisions hereof, all as more particularly described in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 2.8 or the Plan of Arrangement or made at the direction of the Court in the Final Order.

“Arrangement Resolution” means the special resolution of the Company Shareholders approving the Arrangement to be considered at the Special Meeting, substantially in the form of Exhibit E, and any amendments or variations thereto made in accordance with the provisions of this Agreement or made at the direction of the Court in the Interim Order or otherwise.

“Articles of Arrangement” means the articles of arrangement of the Company and the Holdcos (as continued under the CBCA) to be filed with the Director in connection with the Arrangement after the Final Order is made in order for the Arrangement to become effective.

“Audited Company Financial Statements” has the meaning set forth in Section 4.6.

“Balance Sheet Date” means October 31, 2009.

“Business” means the business and operations of the Company and its Subsidiaries, as previously conducted and as currently conducted.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York or Calgary, Alberta.

“Buyer Indemnified Parties” has the meaning set forth in Section 12.2(a).

“Buyer Party” means Parent or Acquisition Sub; and “Buyer Parties” means Parent and Acquisition Sub, collectively.

“Buyer Pre-Closing Reorganization” has the meaning set forth in Section 8.11.

“Canadian Pension Plans” means Company Benefit Plans providing pensions or superannuation benefits primarily to Canadian Company Employees including pension plans, top up pensions or supplemental pensions, “registered pension plans” (as defined in the ITA) and “retirement compensation arrangements” (as defined in the ITA).

“CBCA” means the Canada Business Corporations Act.

“Certificate of Company Transaction Expenses and Company Debts” has the meaning set forth in Section 8.10(b).

“Certificates” means any certificates, documents or statements delivered by the Company or any Supporting Shareholder pursuant to this Agreement, including the Closing Shareholdings Certificate, the Certificate of Company Transaction Expenses and Company Debts, the Withholding Tax Certificate and the certificates to be delivered pursuant to Section 10.3(o)(i) and Section 10.3(o)(iii).

“Clients” has the meaning set forth in Section 4.21(a).

“Closing” has the meaning set forth in Section 2.9.

“Closing Date” has the meaning set forth in Section 2.9.

“Closing Date Net Working Capital” has the meaning set forth in Section 3.2(a).

“Closing Payment Spreadsheet” has the meaning set forth in Section 8.10(d).

“Closing Shareholdings Certificate” has the meaning set forth in Section 8.10(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to this Agreement, and includes any successor resulting from the Company Pre-Closing Reorganization or the Arrangement.

“Company Articles” has the meaning set forth in Section 4.1(a).

“Company Benefit Plan” and “Company Benefit Plans” have the meaning set forth in Section 4.16(a).

“Company Bylaws” has the meaning set forth in Section 4.1(a).

“Company Common Shares” means the common shares in the capital of the Company (or any successor common shares in the capital of the Company or its successor resulting from the Company Pre-Closing Reorganization or the Arrangement).

“Company Counsel” means Bennett Jones LLP.

“Company Debts” means: (i) all obligations of the Company and its Subsidiaries for borrowed money; (ii) all obligations of the Company and its Subsidiaries evidenced by bonds, debentures, notes or similar instruments and granted to arm’s length third parties; and (iii) all guarantees of obligations in the nature of those items specified in (i) and (ii) given by the Company and its Subsidiaries to arm’s length third parties.

“Company Disclosure Schedule” has the meaning set forth in Article IV.

“Company Employee” means individuals employed by the Company or any of the Subsidiaries on a full-time, part-time or temporary basis, including those employees on disability leave, parental leave or other absence.

“Company Financial Statements” has the meaning set forth in Section 4.6.

“Company Intellectual Property” means Company Owned Intellectual Property together with the Intellectual Property Rights (i) licensed to Company or any of its Subsidiaries, or (ii) used in the Business; and includes Contemplated Intellectual Property.

“Company Owned Intellectual Property” means Intellectual Property Rights owned by the Company or any of its Subsidiaries.

“Company Owned Technology” means tangible embodiments of Company Owned Intellectual Property owned by the Company or any of its Subsidiaries, including, tangible embodiments of: (i) proprietary and confidential information, trade secrets and know-how, (ii) works of authorship (including computer programs, whether in source code or executable code form, architecture and documentation), (iii) inventions (whether or not patentable), discoveries and improvements, (iv) databases, data compilations and collections and technical data, (v)  web sites and (vi) devices, prototypes, designs and schematics; owned by the Company or any of its Subsidiaries.

“Company Pre-Closing Reorganization” means the pre-Closing reorganization with respect to the Company and the Holdcos contemplated pursuant to Exhibit C.

“Company Products” means the products and services of the Company or any of its Subsidiaries that are currently made commercially available, marketed, distributed or licensed to third parties by the Company or any of its Subsidiaries.

“Company Registered Intellectual Property” has the meaning set forth in Section 4.14(b).

“Company Related Party” means: (i) each Person who owns beneficially or of record at least 10% of the outstanding voting Company Shares; (ii) each individual who is an officer or director of the Company; (iii) each Affiliate of any of the Persons referred to in clauses (i) or (ii) above; (iv) any trust or other Person (other than the Company) in which any one of the individuals referred to in clauses (i), (ii) and (iii) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

“Company Shareholders” means the shareholders of the Company, which, for greater certainty, includes, following the amalgamation of the Company and the Holdcos pursuant to the Plan of Arrangement, the Supporting Shareholders and any former holders of shares in the capital of any of the Holdcos.

“Company Shareholders Escrow Account” has the meaning set forth in the Escrow Agreement.

“Company Shares” means the Company Common Shares and any other shares in the capital of the Company, taken together.

“Company Technology” means the tangible embodiments of Intellectual Property Rights used by the Company or any of its Subsidiaries in the conduct of the Business, including tangible embodiments of: (i) proprietary and confidential information, trade secrets and know-how, (ii) works of authorship (including computer programs, whether in source code or executable code form, architecture and documentation), (iii) inventions (whether or not patentable), discoveries and improvements, (iv) databases, data compilations and collections and technical data, (v) web sites and (vi) devices, prototypes, designs and schematics; owned or used by the Company or any of its Subsidiaries in the conduct of the Business.

“Company Transaction Expenses” means: (i) the fees and disbursements of legal counsel and accountants of the Company and its Subsidiaries that are payable by the Company and its Subsidiaries in connection with the transactions contemplated by this Agreement, including the Company Pre-Closing Reorganization; (ii) all other miscellaneous expenses or costs that are payable by the Company and its Subsidiaries directly in connection with the transactions contemplated by this Agreement, including the Company Pre-Closing Reorganization, all costs and expenses relating to the Special Meeting and obtaining Shareholder Approval, such as printing and mailing costs, and all costs and expenses of the Depositary, including costs and expenses relating to the disbursement of funds to the Company Shareholders by the Depositary, and all costs and expenses paid or payable by the Company on behalf of any Company Shareholder in connection with the transactions contemplated by this Agreement, including the Company Pre-Closing Reorganization, or pursuant to any support agreement, including the Support Agreement, but excluding (A) any travel, lodging, meal, parking, taxi and other similar business travel related expenses incurred by the Company in connection with the transactions contemplated by this Agreement, (B) salaries (including overtime) incurred by the Company to Company Employees and (C) costs and expenses (up to a maximum of $25,000) incurred by the Company in connection with facilitating the due diligence investigation of Parent (such as data-room hosting, scanning, faxing and copying charges, but for clarity excludes any legal or accounting fees and disbursements); and (iii) the costs associated with obtaining any “tail” insurance coverage with respect to directors’ and officers’ liability insurance, in each case of (i), (ii) and (iii), incurred by the Company and its Subsidiaries prior to the Closing or reasonably anticipated to be incurred by the Company and its Subsidiaries from and after the Closing; provided, however, that the foregoing clauses (i) and (ii) shall not include any: (a) fees, expense or disbursements incurred by the Buyer Parties, including the fees and expenses of the Buyer Parties’ lawyers, accountants and other advisors; or (b) fees, expenses or costs in association with a Buyer Pre-Closing Reorganization.

“Confidentiality Agreement” means the Confidentiality Agreement dated September 1, 2009 between the Company and Parent.

“Consideration Share” means, with respect to a Company Shareholder, an amount equal to the percentage of the Aggregate Closing Payment, the Working Capital Escrow Amount or the Indemnity Escrow Amount, as applicable, that such Company Shareholder is entitled to receive as consideration for its Company Shares (before any applicable withholdings or other adjustments contemplated by this Agreement or the Plan of Arrangement), as set forth in the Closing Payment Spreadsheet.

“Consultant Proprietary Information Agreement” has the meaning given in Section 4.14(k).

“Contemplated Intellectual Property” means: (1) the Intellectual Property Rights listed in Section 4.14(a) of the Company Disclosure Schedule, which Intellectual Property Rights are not currently used in a Company Product but which the Company or its Subsidiaries have, or have obtained, rights to use in connection with a Company Product or another product or service; and (2) any other Intellectual Property Rights in the Contemplated Products.

“Contemplated Products” means the products and services of the Company or any of its Subsidiaries that are listed in Section 4.14(a) of the Company Disclosure Schedule, which products and services are not currently made commercially available, marketed, distributed or licensed to third parties by the Company or any of its Subsidiaries, but which the Company or its Subsidiaries have, or have obtained, the rights necessary to make commercially available, market, distribute or license to third parties, in a manner consistent with such rights.

“Contract” means any legally binding contract, agreement, license, indenture, note, bond, loan, instrument, lease, franchise, conditional sales contract, mortgage or other arrangement, whether written or oral.

“Copyrights” means registered copyrights, copyright applications and unregistered copyrights.

“Court” means the Alberta Court of Queen’s Bench.

“Current Balance Sheet” means the audited consolidated balance sheet of the Company and its Subsidiaries as of the Balance Sheet Date.

“Damage” and “Damages” have the meaning set forth in Section 12.2(a).

“Deposit” means $450,000.

“Deposit Return Exceptions” has the meaning set forth in Section 2.12(c).

“Depositary” has the meaning set forth in the Plan of Arrangement.

“Director” means the Director appointed pursuant to the CBCA.

“Dissent Rights” means the rights of dissent in favour of Company Shareholders in respect of the Arrangement as contemplated in the Plan of Arrangement.

“Effective Date” means the date upon which the Arrangement becomes effective as established by the date of issue shown on the certificate issued by the Director pursuant to the CBCA.

“Effective Time” means the time at which the Articles of Arrangement are filed with the Director on the Effective Date.

“Employee Proprietary Information Agreement” has the meaning given in Section 4.14(k).

“Encumbrance” means any security interest, pledge, mortgage, option, lease, lien, charge, adverse claim of ownership or use, restriction on transfer (such as a right of first refusal or other similar rights), defect of title or other similar encumbrance.

“Environmental Law” means any environmental or public health or safety-related Law, and includes Laws relating to any sewer system and to the storage, generation, use, handling, manufacture, processing, labelling, advertising, sale, display, transportation, treatment, reuse, recycling, release and disposal of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any entity which is under common control or affiliated with the Company within the meaning of Section 4001 of ERISA and/or Section 414 of the Code.

“Escrow Agent” has the meaning set forth in Section 2.13(b).

“Escrow Agreement” has the meaning set forth in Section 2.13(b).

“Estimated Net Working Capital” has the meaning set forth in Section 3.1.

“Estimated Net Working Capital Adjustment” means an amount equal to (A) the Estimated Net Working Capital minus (B) the Minimum Required Net Working Capital.

“Estimated Net Working Capital Statement” has the meaning set forth in Section 3.1.

“Exclusivity Period” has the meaning set forth in Section 8.8(a).

“Expiration Date” has the meaning set forth in Section 12.1(a).

“Final Net Working Capital” means either (a) the Closing Date Net Working Capital as set forth in the Net Working Capital Adjustment Statement if the Shareholders’ Agent accepts the Net Working Capital Adjustment Statement as delivered or does not deliver a Notice of Objection during the Objection Period or (b) the Closing Date Net Working Capital determined pursuant to Section 3.2(b), if the Shareholders’ Agent delivers a Notice of Objection during the Objection Period.

“Final Order” means the order of the Court approving the Arrangement as such order may be amended at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or dismissed, as affirmed or as amended on appeal.

“GAAP” means Canadian generally accepted accounting principles.

“Governmental Authority” means (a) any government, any governmental entity, Crown corporation, regulatory authority, commission, department, board, minister, agency or instrumentality; (b) any court, tribunal or judicial body; or (c) any other law, rule or regulation-making organization or entity, in each case, whether federal, provincial, state, municipal, county, local or foreign.

“Governmental Order” means any order, judgment, injunction or decree issued, promulgated or entered by any Governmental Authority of competent jurisdiction.

“Hazardous Material” includes any Hazardous Waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, contaminant, or other substance which may pose a threat to the environment or to human health or safety, as defined in or regulated under any Environmental Law.

“Hazardous Waste” includes any hazardous waste as defined in or regulated under any Environmental Law.

“Holdco 1” has the meaning set forth in the preamble to this Agreement.

“Holdco 1 Consulting Agreement” has the meaning set forth in Section 5.7(a).

“Holdco 2” has the meaning set forth in the preamble to this Agreement.

“Holdco 3” has the meaning set forth in the preamble to this Agreement.

“Holdco Approvals” has the meaning set forth in the recitals to this Agreement.

“Holdcos” means Holdco 1, Holdco 2 and Holdco 3, collectively.

“Interim Order” means the interim order of the Court made pursuant to the motion therefor contemplated by Section 2.4.

“Indemnification Notice” has the meaning set forth in Section 12.4(a).

“Indemnification Notice of Objection” has the meaning set forth in Section 12.4(b)

“Indemnification Objection Period” has the meaning set forth in Section 12.4(b)

“Indemnified Parties” means either the Buyer Indemnified Parties or the Company Shareholders, as applicable.

“Indemnitee” has the meaning set forth in Section 12.4(a).

“Indemnitor” has the meaning set forth in Section 12.4(a).

“Indemnity Escrow Amount” means $14,300,000.

“Indemnity Escrow Fund” has the meaning set forth in Section 2.13(b).

“Independent Accounting Firm” has the meaning set forth in Section 3.2(b).

“Intellectual Property Rights” means (i) Patents, (ii) Copyrights, (iii) moral rights, (iv) industrial design rights and mask work rights, (v) trade secrets, (vi) Trademarks, (vii) divisions, continuations, renewals, re-issuances, re-examinations, and extensions of the foregoing (as applicable), and (viii) analogous rights to those set forth above, anywhere in the world.

“IRS” means the United States Internal Revenue Service, and any successor agency thereto.

“ITA” means the Income Tax Act (Canada).

“Key Employees” means the Company Employees specifically identified on Schedule B.

“Knowledge of the Company” or “Company’s Knowledge” and any other phrases of similar import means, with respect to any matter in question relating to the Company, the actual knowledge of (i) the officers and directors of the Company and its Subsidiaries and (ii) the Supporting Shareholders; provided that such Persons shall have made due and reasonably diligent inquiry into such matter in question.

“Knowledge of the Supporting Shareholder” or “Supporting Shareholder’s Knowledge” and any other phrases of similar import means, with respect to any matter in question relating to the Supporting Shareholder, the actual knowledge of (i) the officers and directors of the Supporting Shareholder, if the Supporting Shareholder is an entity or (ii) the Supporting Shareholder, if the Supporting Shareholder is an individual; provided that such Person(s) shall have made due and reasonably diligent inquiry into such matter in question.

“Law” means any federal, provincial, state, municipal, county, local or foreign statute, law, by-law, ordinance, rule, guideline, treaty, policy, notice, protocol, direction, judgment, award, requirement, Governmental Order or regulation or code of any Governmental Authority of competent jurisdiction.

“Leased Real Property” has the meaning set forth in Section 4.13(a).

“Liability” means any and all debts, liabilities and obligations of any kind or nature, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable.

“Listed Contracts” has the meaning set forth in Section 4.15(a).

“Material Adverse Effect” means any change, effect or circumstance that is, or would reasonably be expected to be, materially adverse to the business, operations, condition (financial or otherwise), prospects, assets or liabilities of the Company and its Subsidiaries; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and no change or effect arising from or attributable or relating to any of the following shall be taken into account in determining whether there has been a Material Adverse Effect: (i) the negotiation (including activities relating to due diligence), execution, delivery, public announcement or pendency of this Agreement or any of the transactions contemplated herein or any actions taken in compliance herewith, including the impact thereof on the relationships of the Company with customers, suppliers, distributors, consultants, employees or independent contractors or other third parties with whom the Company has any relationship; (ii) conditions affecting the industries in which the Company operates or participates, the Canadian or U.S. economy or financial markets or any foreign markets or any foreign economy or financial markets in any location where the Company has material operations or sales, except to the extent any such condition has a materially disproportionate effect on the Company relative to other Persons principally engaged in the same industry as the Company; (iii) compliance with the terms of, or the taking of any action required by, this Agreement, or otherwise taken with the consent of Parent; (iv) any change in GAAP or applicable Laws (or interpretation thereof); (v) any natural disaster, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, (vi) any event, occurrence, circumstance or trend related to the Company and its Subsidiaries or the Business, their results of operations or financial condition that, to the actual knowledge of Parent, exists as of the date hereof (including any item or items set forth in the Company Disclosure Schedule); (vii) any failure in and of itself (as distinguished from any change or effect giving rise to or contributing to such failure) by the Company to meet any projections or forecasts for any period; or (viii) any change, effect or circumstance, which is reasonably expected to reduce the enterprise value of the Company and its Subsidiaries, when taken as a whole, by less than 10%. For greater certainty and without limiting the foregoing, any change, effect or circumstance that is reasonably expected to reduce the enterprise value of the Company and its Subsidiaries, when taken as a whole, by 10% or more shall constitute a Material Adverse Effect.

“Minimum Required Net Working Capital” means $1,467,000.

“Misrepresentation” means an untrue statement of material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

“MMV Credit Agreement” means the Amended and Restated Credit Agreement between the Company and MMV Financial Inc. dated June 29, 2009, as the same may be amended, restated or replaced from time to time;

“Multiemployer Plans” means Company Benefit Plans to which the Company is required to contribute on behalf of its current or former Company Employees and which are not maintained or administered by the Company or its Affiliates.

“Net Working Capital” means: (a) the current assets (excluding deferred commissions) of the Company; minus (b) the current liabilities (excluding deferred revenue) of the Company; minus (c) all obligations (including principal, interest, fees and penalties) outstanding and/or payable under the MMV Credit Agreement (or the loan made by Parent and/or Acquisition Sub to the Company under the Plan of Arrangement to satisfy such obligations), provided that the following shall be excluded from this calculation: (i) Company Transaction Expenses; and (ii) Company Debts (other than such obligations under the MMV Credit Agreement (or the loan made by Parent and/or Acquisition Sub to the Company under the Plan of Arrangement to satisfy such obligations)).

“Net Working Capital Adjustment Statement” has the meaning set forth in Section 3.2(a).

“Notice of Objection” has the meaning set forth in Section 3.2(b).

“Objection Period” has the meaning set forth in Section 3.2(b).

“Open Source Software” has the meaning set forth in Section 4.14(n).

“Outside Date” means September 30, 2010.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Patents” means issued or filed patents and patent applications.

“Permit” means any licence, franchise or permit with, or authorization by, any Governmental Authority required by applicable Law for the operation of the Business.

“Permitted Encumbrances” means (i) all statutory or other liens for current Taxes or assessments which are not yet due and payable or Taxes the validity of which are being contested in good faith by appropriate proceedings; (ii) all landlords’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens and other similar liens imposed by Law, incurred in the ordinary course of business; (iii) Encumbrances that will be released and discharged at or prior to the Closing; (iv) all other covenants, imperfections in title, charges, easements, restrictions and other Encumbrances which do not materially detract from the value of, or materially interfere with, the present use and enjoyment of the asset or property subject thereto or affected thereby; (v) those Encumbrances set forth on Section 4.13 of the Company Disclosure Schedule; and (vi) Encumbrance arising as a result of a Buyer Pre-Closing Reorganization.

“Person” means any individual, general or limited partnership, firm, corporation, limited liability company, body corporate, association, trust, unincorporated organization or other entity.

“Personal Information” means information about an identifiable individual other than their business contact information when used or disclosed for the purpose of contacting such individual in that individual’s business capacity and for no other purpose.

“Plan of Arrangement” means, in relation to the Arrangement, the plan of arrangement in the form and having the content of Exhibit D and any amendments or variations thereto made in accordance with the provisions hereof or made at the direction of the Court in the Final Order.

“Pre-Closing Period” has the meaning set forth in Section 8.1(a).

“Preliminary Acquisition Consideration” means $57,200,000.

“Pro Rata Share” means, with respect to a Company Shareholder, an amount expressed as a percentage equal to (A) the sum of (I) such Company Shareholder’s Consideration Share of the Aggregate Closing Payment plus (II) such Company Shareholder’s Consideration Share of the Working Capital Escrow Amount plus (III) such Company Shareholder’s Consideration Share of the Indemnity Escrow Amount, each as set forth in the Closing Payment Spreadsheet divided by (B) an amount equal to (I) the Aggregate Closing Payment plus (I) the Working Capital Escrow Amount plus (III) the Indemnity Escrow Amount.

“Proxy Circular” means the notice of meeting and management proxy circular of the Company to be prepared and sent to Company Shareholders in connection with the Special Meeting, including the exhibits thereto.

“Registered Intellectual Property” means registrations and applications for Intellectual Property Rights.

“Related Agreements” means the Escrow Agreement and all other agreements and certificates entered into by the Company or the Company Shareholders in connection with the Arrangement and the transactions contemplated by this Agreement.

“Rights to Acquire Company Shares” has the meaning set forth in Section 4.3(b).

“Shareholder Approval” means approval of the Arrangement Resolution by either: (a) not less than two-thirds of the votes cast on the Arrangement Resolution by Company Shareholders holding Company Common Shares present in person or by proxy at the Special Meeting at which the requisite quorum of Company Shareholders is present in person or by proxy; or (b) written resolution of all of the Company Shareholders in lieu of the Special Meeting.

“Shareholders’ Agent” has the meaning set forth in the preamble to this Agreement.

“Shrink-Wrap Code” means any generally commercially available software in executable code form (other than development tools and development environments) that is available for a cost of not more than (i) $10,000 for a perpetual license for a single user or work station (or $100,000 in the aggregate for all users and work stations); (ii) or $5,000 per year for an annual license for a single user or user or work station (or $100,000 in the aggregate for all users and work stations).

“Special Meeting” means the special meeting of the Company Shareholders (including any adjournments or postponements thereof) to be held to consider, among other things, the Arrangement Resolution.

“Specified Representations” has the meaning set forth in Section 12.1(c).

“Subsidiary” means with respect to any entity, that such entity shall be deemed to be a “Subsidiary” of another Person if such other Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least a majority of the outstanding equity interests of such entity.

“Supplier” has the meaning set forth in Section 4.15(b).

“Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Supporting Shareholders” has the meaning set forth in the preamble to this Agreement, and for the purposes of Article IV, Article V, Article VI, Article IX and Article XII shall include the Holdcos.

“Supporting Shareholders Specified Representations” has the meaning set forth in Section 12.1(d).

“Tax” or “Taxes” means any and all taxes, assessments, levies, imposts, tariffs, duties or other charges or impositions in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority (including the recapture of any Taxes), including those levied on, measured by, or referred to as, income, estimated income, gross receipts, profits, business, telecommunications, license, occupation, franchise, capital, share capital, real or personal property, sales, goods and services, harmonized sales, use, transfer, value added, employment or unemployment, employer health, education, social security, disability, alternative or add-on minimum, customs, excise, stamp, environmental, commercial rent, Canada, Québec and other government pension plan premiums and contributions or withholding taxes.

“Tax Expiration Date” has the meaning set forth in Section 12.1(b).

“Tax Return” means any return (including any information return), report, declaration, statement, schedule, notice, form, election, designation, estimated Tax filing, claim for refund or other document (including any attachments thereto and amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority with respect to any Tax.

“Third-Party Claim” has the meaning set forth in Section 12.5(a).

“Third-Party Claim Notice” has the meaning set forth in Section 12.5(a).

“Trademarks” means registered trademarks, registered service marks, trademark and service mark applications and unregistered trademarks and service marks.

“Transfer Taxes” means any and all transfer, documentary, sales, use, gross receipts, stamp, registration, value added, recording, escrow and other similar Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (including any real property or leasehold interest transfer or gains tax and any similar Tax).

“Transferred Information” means the Personal Information to be disclosed or conveyed to the Buyer Parties or any of its representatives or agents by or on behalf of the Company or the Supporting Shareholders as a result of or in conjunction with the transactions contemplated herein, and includes all such Personal Information disclosed to the Buyer Parties prior to the execution of this Agreement.

“Unaudited Company Financial Statements” has the meaning set forth in Section 4.6.

“U.S. Subsidiary” means a Subsidiary that is created or organized in or under the laws of the United States of America, any state in the United States of America or the District of Columbia.

“Withholding Tax Certificate” has the meaning set forth in Section 8.10(c).

“Working Capital Escrow Amount” means $500,000.

“Working Capital Escrow Fund” has the meaning set forth in Section 2.13(b).

ARTICLE II.
THE ARRANGEMENT

SECTION 2.1 The Arrangement.

The parties hereto agree, on the terms and subject to the conditions of this Agreement, to carry out the Arrangement in accordance with this Agreement on the terms set out in the Plan of Arrangement, subject to such changes as may be mutually agreed to by the parties in accordance with this Agreement.

SECTION 2.2 Implementation Steps by the Company.

The Company covenants in favour of the Buyer Parties that the Company shall:

(a) as soon as reasonably practicable after the execution and delivery of this Agreement, and in any event no later than July 21, 2010, bring an application before the Court pursuant to section 192 of the CBCA for the Interim Order in a manner and form acceptable to Parent, acting reasonably, providing for, inter alia, the calling and holding of the Special Meeting, and thereafter proceed with such application and diligently pursue obtaining the Interim Order;

(b) subject to Section 2.15, convene and hold the Special Meeting as soon as reasonably practicable after obtaining the Interim Order, and in any event no later than August 16, 2010, in accordance with the Interim Order and applicable Laws, for the purpose of having Company Shareholders consider the Arrangement Resolution and for any other proper purpose as may be set out in the Proxy Circular (as agreed to with the prior written consent of Parent);

(c) except to the extent required by a Governmental Authority or for quorum purposes (in the case of an adjournment), not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Special Meeting without Parent’s prior written consent;

(d) include in the Proxy Circular the unanimous recommendation of the board of directors that the Company Shareholders vote in favour of the Arrangement Resolution;

(e) solicit from the Company Shareholders proxies in favour of the approval of the Arrangement Resolution and against any resolution submitted by any other Company Shareholder or other Person;

(f) take all reasonable steps necessary to allow the Buyer Parties, directly or through representatives, to solicit, in accordance with applicable Law, from Company Shareholders proxies in favour of the approval of the Arrangement Resolution, provided that any such solicitation shall be in a matter approved by the Company, acting reasonably;

(g) provide notice to the Buyer Parties of the Special Meeting and allow representatives of the Buyer Parties to attend and speak at the Special Meeting;

(h) subject to obtaining Shareholder Approval, bring an application as soon as reasonably practicable after the Special Meeting but in any event not later than two Business Days thereafter, before the Court pursuant to section 192 of the CBCA for the Final Order in a manner and form acceptable to Parent, acting reasonably, and thereafter proceed with and diligently pursue obtaining the Final Order;

(i) subject to obtaining the Final Order and the satisfaction or waiver of the conditions set forth in Article X, send to the Director, for endorsement and filing by the Director, the Articles of Arrangement and such other documents as may be required in connection therewith under the CBCA to give effect to the Arrangement pursuant to section 192 of the CBCA in a manner and form acceptable to Parent, acting reasonably;

(j) (i) permit Parent (and its outside counsel) to review and comment upon drafts of all material to be filed by the Company with the Court or any Governmental Authority in connection with the Arrangement (including the Proxy Circular and any supplement or amendment contemplated by Section 2.6) prior to the service (if applicable) and/or filing of such materials, (ii) give Parent and its counsel reasonable time to review and comment upon such materials and (iii) include all reasonable comments promptly proposed by Parent and its counsel. The Company shall also provide to Parent’s outside counsel on a timely basis copies of any notice of appearance or other Court documents served on the Company in respect of the application for the Interim Order or the Final Order or any appeal therefrom and of any notice, whether written or oral, received by the Company indicating any intention to oppose the granting of the Interim Order or the Final Order or to appeal the Interim Order or the Final Order;

(k) instruct Company Counsel to bring the applications referred to in Section 2.2(a) and Section 2.2(h) in cooperation with outside counsel to Parent; and

(l) not (i) file any material with the Court in connection with the Arrangement or serve any such material, and not agree to modify or amend materials so filed or served, or (ii) send to the Director, for endorsement and filing by the Director, the Articles of Arrangement, except in either case as contemplated hereby or with Parent’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

SECTION 2.3 Implementation Steps by the Buyer Parties.

Each of the Buyer Parties covenants in favour of the Company that it shall cooperate with the Company in connection with seeking the Interim Order and the Final Order and in completing the Proxy Circular.

SECTION 2.4 Interim Order.

The notice of motion for the motion for the Interim Order referred to in Section 2.2(a) shall request that the Interim Order provide:

(a) for confirmation of the record date for the Special Meeting;

(b) for the classes of persons to whom notice is to be provided in respect of the Arrangement and the Special Meeting and for the manner in which such notice is to be provided;

(c) for the grant of the Dissent Rights;

(d) that the requisite approval for the Arrangement Resolution shall be not less than either: (i) two-thirds of the votes cast on the Arrangement Resolution by Company Shareholders holding Company Common Shares present in person or by proxy at the Special Meeting at which the requisite quorum of Company Shareholders is present in person or represented by proxy; or (ii) all of the Company Shareholders pursuant to a written resolution in lieu of the Special Meeting;

(e) that, other than Holdco Approvals (which have already been obtained), no further approvals shall be required to be obtained from the shareholders of each of the Holdcos with respect to the Arrangement;

(f) that, in all other respects, the terms, restrictions and conditions of the Company Articles and Bylaws, including quorum requirements and all other matters, shall apply in respect of the Special Meeting;

(g) for the notice requirements with respect to the making of the application to the Court for the Final Order;

(h) for such other matters as Parent may reasonably require subject to obtaining the prior consent of the Company, such consent not to be unreasonably withheld or delayed; and

(i) that, with the prior written consent of Parent, the Special Meeting may be adjourned or postponed from time to time by the Company in accordance with this Agreement without the need for additional approval by the Court.

SECTION 2.5 Articles of Arrangement.

The Articles of Arrangement shall, upon the endorsement of a certificate thereon by the Director under section 192(7) of the CBCA, with such other matters as are necessary to effect the Arrangement and subject to the provisions of the Plan of Arrangement, consummate the Plan of Arrangement. The Articles of Arrangement shall be in form satisfactory to Parent, acting reasonably.

SECTION 2.6 Proxy Circular.

Subject to Section 2.15, as promptly as practicable after the execution and delivery of this Agreement, the Company, in consultation with Parent, shall prepare and complete the Proxy Circular together with any other documents required by the CBCA or other applicable Laws in connection with the Arrangement and the Special Meeting. The Company shall file the Proxy Circular and any other documentation required to be filed under the Interim Order and applicable Laws in all jurisdictions where the Proxy Circular is required to be filed by the Company and mail or cause to be mailed the Proxy Circular and any other documentation required to be mailed under the Interim Order and applicable Laws to Company Shareholders, the directors of the Company, the auditors of the Company and any other required persons as promptly as practicable in order to comply with the terms of this Agreement, all in accordance with the terms of the Interim Order and applicable Laws. Parent shall provide such assistance as the Company may reasonably request in such regard. In a timely and expeditious manner, the Company shall prepare (in consultation with Parent) and file amendments or supplements to the Proxy Circular required by applicable Laws or as otherwise agreed between the Company and Parent with respect to the Special Meeting and mail or otherwise disseminate such amendments or supplements, as required by the Interim Order and in accordance with all applicable Laws, to such persons and in all jurisdictions where such amendments or supplements are required to be mailed or disseminated, complying in all material respects with all applicable Laws on the date of the mailing or dissemination thereof.

SECTION 2.7 Preparation of Filings, etc.

(a) Each of Parent and the Company shall proceed diligently, in a coordinated fashion and use its respective commercially reasonable efforts to cooperate in:

(i) the preparation of the Proxy Circular as described in Section 2.6;

(ii) the preparation and filing of any exemption or other applications or orders and any other documents required by either of them to discharge their respective obligations under applicable Laws in connection with the Arrangement; and

(iii) the taking of all such action as may be required under any applicable securities Laws or the CBCA in connection with the Arrangement and the Plan of Arrangement.

(b) Each of Parent and the Company shall furnish to the other, on a timely basis, all information as may be reasonably required to effect the actions contemplated by Section 2.7(a), and each covenants that no information so furnished by it in writing in connection with those actions or otherwise in connection with the consummation of the Arrangement will contain any Misrepresentation. Each of the parties hereto will ensure that the information relating to it and its Subsidiaries, which is provided in the Proxy Circular, will not contain any Misrepresentation.

(c) Each of Parent and the Company shall promptly notify the other if, at any time before the Effective Time, it becomes aware that the Proxy Circular or an application for the Interim Order, the Final Order or any other filing under applicable corporate Laws or securities Laws contains a Misrepresentation or otherwise requires an amendment or supplement to the Proxy Circular or such application. In any such event, each of the parties hereto will co-operate in the preparation of a supplement or amendment to the Proxy Circular or such other document, as the case may be, that corrects that Misrepresentation, and the Company will cause the same to be communicated or distributed to the Company Shareholders, the directors of the Company, the auditors of the Company and any other required persons and filed as required under applicable Laws or permitted by the Interim Order.

(d) The Company shall ensure that the Proxy Circular complies in all material respects with all applicable Laws.

SECTION 2.8 Amendment of the Plan of Arrangement.

Without limiting the provisions of the Plan of Arrangement, the Plan of Arrangement may, at any time and from time to time before and after the holding of the Special Meeting, but not later than the Effective Time, be amended by mutual written agreement of the Company and Parent. Without limiting the generality of the foregoing, any such amendment may: (a) change the time for the performance of any of the obligations or acts of the parties; (b) waive any inaccuracies or modify any representation or warranty contained herein or in any document to be delivered pursuant hereto; (c) waive compliance with or modify any of the covenants contained herein or waive or modify the performance of any of the obligations of the parties; and (d) waive compliance with and modify any conditions precedent contained herein, provided, however, that after receipt of Shareholder Approval, there shall be no amendment that by Law requires further approval by the Company Shareholders without further notice to or approval of the Company Shareholders.

SECTION 2.9 Closing.

The closing of the Arrangement and the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Osler, Hoskin & Harcourt LLP located at Suite 2500, TransCanada Tower, 450 — 1st St. S.W., Calgary, Alberta, T2P 5H1, on a date to be mutually agreed to by Parent and the Company, which date, subject to Section 8.15, shall be no later than ten (10) Business Days after the satisfaction or waiver of the last of the conditions set forth in Article X to be satisfied or waived (other than those conditions to be satisfied at the Closing), or at such other time, date and location as Parent and the Company agree in writing (such date hereinafter, the “Closing Date”). On the Closing Date, the Articles of Arrangement shall be filed with the Director. From and after the Effective Time, the Plan of Arrangement will have all of the effects provided by applicable Laws, including the CBCA.

SECTION 2.10 Alternative Transaction Structure.

(a) At the request of Parent, the Company and the Supporting Shareholders shall use commercially reasonable efforts to assist Parent to successfully implement and complete an alternative transaction structure (an “Alternative Transaction”) so long as such Alternative Transaction (a) does not have negative financial consequences to the Company and its Subsidiaries in any material respect, would provide the Company Shareholders with cash consideration, on an after-tax basis, not less than the cash consideration per Company Common Share receivable under the Arrangement and would provide for the acquisition of all of the outstanding Company Shares; (b) would reasonably be expected to be completed prior to the Outside Date; and (c) is otherwise on terms and conditions no more onerous in any material respect than the Arrangement and this Agreement.

(b) If any Alternative Transaction involves a meeting or meetings of the Company Shareholders, each Supporting Shareholder shall vote all of its Company Shares in favour of any matters necessary or ancillary to the completion of the Alternative Transaction.

(c) In the event of any proposed Alternative Transaction, the references in this Agreement to the Arrangement shall be deemed to be changed to “Alternative Transaction” and all terms, covenants, representations and warranties of this Agreement shall be and shall be deemed to have been made in the context of the Alternative Transaction.

SECTION 2.11 Dissenting Shareholders.

The Plan of Arrangement shall provide that registered Company Shareholders may exercise Dissent Rights with respect to their Company Shares in connection with the Arrangement pursuant to and in the manner set forth in the Interim Order and the Plan of Arrangement. The Company shall give Parent prompt notice of any written notice of a dissent, withdrawal of such notice, and any other instruments served pursuant to such Dissent Rights and received by the Company.

SECTION 2.12 Deposit.

(a) The Company acknowledges receipt of the Deposit.

(b) Subject to Section 2.12(c) and (d), the Deposit shall be held in trust by Company Counsel in an interest bearing account with a bank.

(c) If the Closing does not occur on or before the Outside Date for any reason other than due to: (a) the occurrence of a Material Adverse Effect; (b) the failure of the Company to complete the Arrangement by the Outside Date, including as a result of failing to satisfy the conditions set forth in Section 10.1 or Section 10.3 (other than as a result of bad faith dealing on behalf of the Buyer Parties inconsistent with negotiations typical for such transactions); (c) the failure of any required Governmental Authority (including the Court) or third party to approve the Arrangement; or (d) the fraud or wilful misconduct of the Company or any of the Supporting Shareholders (collectively, the “Deposit Return Exceptions”), the full amount of the Deposit shall become the property of, and be retained by, the Company to compensate it for expenses incurred in connection with the transactions contemplated in this Agreement.

(d) If the Closing does not occur on or before the Outside Date as a result of any of the Deposit Return Exceptions, the full amount of the Deposit shall be returned forthwith to Parent.

SECTION 2.13 Closing Payments.

Pursuant to the Plan of Arrangement, on or prior to the Effective Time:

(a) Deposit of Cash with the Depositary. Acquisition Sub shall deposit, or cause to be deposited with the Depositary, cash with a value equal to the Acquisition Sub Share Consideration Amount. The Company shall cause Company Counsel to deposit with the Depositary cash with a value equal to the Deposit.

(b) Deposit of Cash into Working Capital Escrow Fund and Indemnity Escrow Fund. Acquisition Sub shall deposit, or shall cause to be deposited: (i) cash with a value equal to the Working Capital Escrow Amount into a “Working Capital Escrow Fund” and (ii) cash with a value equal to the Indemnity Escrow Amount into a “Indemnity Escrow Fund”, in each case controlled by Equity Transfer & Trust Company (the “Escrow Agent”) to hold in accordance with the terms of the escrow agreement to be executed at Closing by the Buyer Parties, the Escrow Agent and Shareholders’ Agent in the form attached hereto as Exhibit A (the “Escrow Agreement”).

SECTION 2.14 Withholdings.

(a) Generally, Acquisition Sub shall be entitled to deduct and withhold from any consideration payable to the Company Shareholders or otherwise deliverable pursuant to this Agreement such amounts that are required to be deducted or withheld therefrom under any provision of Canadian or U.S. federal, local or other Tax Law or under any applicable legal requirement and to request any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from the Company Shareholders and any other recipients of payments hereunder. To the extent that amounts are so withheld, such amount shall be remitted to the appropriate Governmental Authority directly or indirectly by Acquisition Sub in accordance with all applicable Laws and such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable parties, in respect of which such deduction and withholding was made by Acquisition Sub, provided that such withheld amounts are actually remitted to the appropriate Governmental Authority within the time required, and in accordance with applicable Laws. For greater certainty, such deductions and withholdings shall include amounts withheld by Acquisition Sub from consideration payable to a former holder of options pursuant to the Company’s stock option plan on account of any of employer tax or other remittance obligations on account of any employment benefit realized by such holder on the deemed exercise of such holder’s options pursuant to the Company’s stock option plan pursuant to the Plan of Arrangement, which amounts shall be turned over to the Company or its designee for purposes of remitting such amounts to the appropriate Governmental Authority.

(b) No payment shall be made to a Company Shareholder by, or on behalf of Acquisition Sub, in connection with the transactions contemplated by this Agreement without deduction or withholding pursuant to subsection 116(5) of the ITA, unless such Company Shareholder provides to the Buyer Parties and the Depositary prior to the time such funds are to be released and not later than 28 days after the Effective Date: (i) a letter of transmittal in which the Company Shareholder represents that for purposes of the ITA (x) the Company Shareholder is not a non-resident of Canada, (y) the Company Shares transferred to Acquisition Sub by such Company Shareholder are not deemed to be taxable Canadian property, or (z) the Company Shares transferred to Acquisition Sub by such Company Shareholder are “treaty-protected property”; or (ii) a compliance certificate issued pursuant to subsections 116(2) or 116(4) of the ITA with respect to the transfer by such Company Shareholder of its Company Shares to Acquisition Sub in form and substance acceptable to the Depositary acting reasonably, which certificate confirms no withholding or deduction is required to be made pursuant to subsection 116(5) of the ITA from amounts otherwise payable to such Company Shareholder. A Company Shareholder who does not comply with the terms of the immediately preceding sentence may be treated by the Buyer Parties and the Depositary as a non-resident person disposing of Company Shares that are taxable Canadian property for purposes of the ITA with respect to such Company Shareholder’s Pro Rata Share, and for these purposes any applicable withholdings shall be made from amounts otherwise payable to such Company Shareholder, including such Company Shareholder’s Consideration Share of each of the Indemnity Escrow Amount and the Working Capital Escrow Amount. If Acquisition Sub is required to pay an additional amount to the Shareholders’ Agent pursuant to Section 3.2(c)(ii)(B), such payments shall become subject to the terms of this Section 2.14(b) in the same manner as if they were part of each Company Shareholder’s Pro Rata Share.

SECTION 2.15 Approval by Written Resolution

(a) Following the execution of this Agreement, the Company shall use all commercially reasonable efforts to obtain a written resolution, satisfactory to Parent, acting reasonably, approving the Arrangement Resolution signed by all of the Company Shareholders on or before the date of the Special Meeting.

(b) If the Company has obtained the written resolution referred to in Section 2.15(a) on or before the date of the Special Meeting, the Company shall forthwith apply to the Court for the Final Order on the basis of such resolution.

ARTICLE III.
WORKING CAPITAL

SECTION 3.1 Estimated Net Working Capital.

The Company will deliver to Parent not less than three (3) or more than five (5) Business Days prior to the anticipated Closing Date, a statement (the “Estimated Net Working Capital Statement”), that will set forth a good faith estimate of the Net Working Capital of the Company as of the anticipated Effective Time (the “Estimated Net Working Capital”). The Estimated Net Working Capital Statement shall be prepared in good faith and in accordance with GAAP (except as may be required to adhere to the definition of Net Working Capital).

SECTION 3.2 Final Net Working Capital; Release from Working Capital Escrow Fund.

The Final Net Working Capital shall be determined as follows:

(a) Within thirty (30) days after the Closing Date, Parent shall prepare and deliver to the Shareholders’ Agent a statement (the “Net Working Capital Adjustment Statement”) showing in reasonable detail its computation of the Net Working Capital of the Company as of the Effective Time (the “Closing Date Net Working Capital”). The Net Working Capital Adjustment Statement shall be prepared in good faith and in accordance with GAAP (except as may be required to adhere to the definition of Net Working Capital) applied on a basis consistent with that used in the preparation of the Estimated Net Working Capital Statement. As an example only, the calculation of the Closing Date Net Working Capital, as if the Closing Date had been on the dates indicated, is set forth on Section 3.2(a) of the Company Disclosure Schedule. The Shareholders’ Agent’ shall have the opportunity to review any work papers prepared by Parent in connection with the preparation of the Net Working Capital Adjustment Statement.

(b) Within thirty (30) days after receipt of the Net Working Capital Adjustment Statement (the “Objection Period”), the Shareholders’ Agent, by written notice to Parent, may object in good faith to the Closing Date Net Working Capital as set forth in the Net Working Capital Adjustment Statement, setting forth in such notice the Shareholders’ Agent’s objection in reasonable detail, specifying the basis for such objection and the amount in dispute (the “Notice of Objection”). During the first twenty (20) days following the date upon which Parent receives the Notice of Objection, Parent and the Shareholders’ Agent shall attempt in good faith to resolve in writing any differences that they may have with respect to all matters specified in the Notice of Objection. If, at the end of such twenty (20) day period, all disputed items are not resolved, the remaining disputed items shall be submitted for resolution to an independent accounting firm of national reputation mutually acceptable to the Shareholders’ Agent and Parent (the “Independent Accounting Firm”), which shall, within thirty (30) calendar days after such submission, determine and report to the Shareholders’ Agent and Parent upon such remaining disputed items, and such report shall be final, binding and conclusive on the parties to this Agreement, absent manifest error. The fees and disbursements of the Independent Accounting Firm shall be allocated equally between Acquisition Sub, on one hand, and the Company Shareholders, on the other, which, in the case of the Company Shareholders, shall be deducted (i) first, at the time of release, from any funds released pursuant to Section 3.2(d) from the Working Capital Escrow Fund to the Depositary (for distribution to the Company Shareholders in accordance with their respective Consideration Shares) and (ii) then taken from the Indemnity Escrow Fund. To the extent any such fees or disbursements are deducted, at the time of release, from the funds released pursuant to Section 3.2(d) from the Working Capital Escrow Fund to the Depositary (for distribution to the Company Shareholders in accordance with their respective Consideration Shares), they shall be deemed to have been paid by the Company Shareholders to the extent of such amounts.

(c) Subject to Section 3.2(d):

(i) If the Final Net Working Capital is less than the Estimated Net Working Capital, then, pursuant to and as more specifically provided for under the terms of the Escrow Agreement, the Escrow Agent (A) shall release to Acquisition Sub from the Working Capital Escrow Fund cash having a value equal to the difference between the Final Net Working Capital and the Estimated Net Working Capital and (B) thereafter shall release and transfer all remaining cash held in the Working Capital Escrow Fund to the Depositary (for distribution to the Company Shareholders in accordance with their respective Consideration Shares). If the Final Net Working Capital is less than the Estimated Net Working Capital by more than the value of the Working Capital Escrow Fund, Acquisition Sub shall be entitled to receive, from the Indemnity Escrow Fund, an additional amount equal to the shortfall in the Working Capital Escrow Fund.

(ii) If the Final Net Working Capital is greater than or equal to the Estimated Net Working Capital, then:

(A) pursuant to and as more specifically provided for under the terms of the Escrow Agreement, the Escrow Agent shall release all cash held in the Working Capital Escrow Fund to the Depositary (for distribution to the Company Shareholders in accordance with their respective Consideration Shares); and

(B) Acquisition Sub shall, subject to Section 2.14, pay or cause to be paid, within four (4) Business Days of determination of the Final Net Working Capital, to the Depositary, for and on behalf of the Company Shareholders, cash having a value equal to the difference between the Final Net Working Capital and the Estimated Net Working Capital.

(d) If a Notice of Objection is delivered to Parent during the Objection Period, (i) the Escrow Agent shall release cash having a value equal to the net undisputed amount due from the Working Capital Escrow Fund to either Acquisition Sub or the Depositary (for distribution to the Company Shareholders in accordance with their respective Consideration Shares), as the case may be, within four (4) Business Days after receipt of such Notice of Objection, and (ii) the Escrow Agent shall release cash having a value equal to the remaining amount, if any, due from the Working Capital Escrow Fund to either Acquisition Sub or the Depositary (for distribution to the Company Shareholders in accordance with their respective Consideration Shares), as the case may be, subject to any deduction for amounts payable by the Company Shareholders in respect of the fees and disbursements of the Independent Accounting Firm as set forth in Section 3.2(b), within four (4) Business Days after the date all disputed items are finally resolved pursuant to Section 3.2(b).

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

Subject to the exceptions and qualifications set forth in the disclosure schedule dated as at the date hereof and delivered to the Buyer Parties (the “Company Disclosure Schedule”), which, subject to Section 8.7(b), shall be arranged in separate sections corresponding to the relevant sections in this Agreement and shall be incorporated by reference and deemed to form part of this Agreement, the Company and the Supporting Shareholders hereby represent and warrant to the Buyer Parties, on a several basis (except with respect to Section 4.2, Section 4.3 and Section 4.9, which shall be on a joint and several basis) as follows, as of the date of this Agreement and as of the Closing (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties will be true and correct as of such date):

SECTION 4.1 Organization; Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under Canada Business Corporations Act, and has all requisite corporate power, authority and capacity to own, operate or lease the properties and assets now owned, operated or leased by it, and to carry on the Business. The Company is duly qualified or registered to do business as an extra-provincial or foreign corporation, and is in good standing, under the Laws of each jurisdiction in which the character of its properties owned, operated or leased, or the nature of its activities, makes such qualification or registration necessary, except in those jurisdictions where the failure to be so qualified, registered or in good standing, when taken together with all other failures by the Company to be so qualified, registered or in good standing, would not have a Material Adverse Effect. True and complete copies of the articles (the “Company Articles”) and bylaws (the “Company Bylaws”) of the Company, each as amended and in effect as of the date of this Agreement, have been made available to Parent.

(b) The Persons listed in Section 4.1(b) of the Company Disclosure Schedule are all of the Subsidiaries of the Company. Each of the Subsidiaries is an entity duly formed and validly existing under the Laws of its jurisdiction of incorporation and has all necessary corporate power, authority and capacity to own, operate or lease the properties and assets now owned, operated or leased by it, and to carry on the Business. Each of the Company’s Subsidiaries is duly qualified or registered to do business as an extra-provincial or foreign entity, and is in good standing, under the Laws of each jurisdiction in which the character of its properties owned, operated or leased, or the nature of its activities, makes such qualification or registration necessary, except in those jurisdictions where the failure to be so qualified, registered or in good standing, when taken together with all other failures by the Company to be so qualified, registered or in good standing, would not have a Material Adverse Effect. True and complete copies of the organizational documents of each of the Company’s Subsidiaries, as amended and in effect as of the date of this Agreement, have been made available to Parent.

SECTION 4.2 Power and Authority; Authorization; Execution and Delivery; Binding Obligation.

The Company has all requisite corporate power, authority and capacity to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereunder. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and the consummation by the Company of the transactions contemplated hereunder, have been duly authorized and approved by the board of directors of the Company, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereunder, subject to, in the case of the consummation of the Arrangement, receipt of the Interim Order, Shareholder Approval and receipt of the Final Order. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties to this Agreement, constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by principles of public policy, and subject to (i) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally and (ii) the effect of rules of Law and general principles of equity, including rules of Law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 4.3 Company Capital Structure.

(a) As of the date of this Agreement, the authorized share capital of the Company consists of an unlimited number of Company Common Shares, an unlimited number of Class A Preferred Shares and an unlimited number of Class B Preferred Shares, issuable in series, of which 13,228,882 Company Common Shares, no Class A Preferred Shares and no Class B Preferred Shares are issued and outstanding as of the date hereof. Immediately after the amalgamation of the Company and the Holdcos pursuant to the Plan of Arrangement but before completion of the Arrangement, the authorized capital share of the Company shall consist of an unlimited number of Company Common Shares, of which 14,288,133 Company Common Shares will be issued and outstanding (assuming (i) no Rights to Acquire Company Shares are exercised in accordance with their terms prior to the Effective Time, (ii) no Class A Preferred Shares in the capital of Holdco 1 are redeemed prior to the Effective Time and (iii) a currency exchange rate of 1:1). All issued and outstanding Company Shares have been, or will be, duly authorized and validly issued, are, or will be, fully paid and non-assessable and were not, or will not be, issued in violation of any pre-emptive or similar rights created by statute, the Company Articles, the Company Bylaws or any Contract to which the Company is a party or by which it is bound, and have been, or will be, issued in compliance with applicable securities Laws. Section 4.3(a) of the Company Disclosure Schedule sets forth, as of the date hereof and immediately after the amalgamation of the Company and the Holdcos pursuant to the Plan of Arrangement but before completion of the Arrangement, the name of each Company Shareholder, the number of Company Shares held by each such Company Shareholder and the domicile address and facsimile number (if available) of each such Company Shareholder. There are no accrued or unpaid dividends with respect to any issued and outstanding Company Shares.

(b) Except as set forth on Section 4.3(b) of the Company Disclosure Schedule, there are no outstanding options, warrants, convertible securities, calls, rights of conversion or other rights, agreements, arrangements or commitments of any kind or character, relating to the Company Shares obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any Company Shares (collectively, “Rights to Acquire Company Shares”).

(c) There are: (i) no rights, agreements, arrangements or commitments of any kind or character, whether written or oral, relating to the capital of the Company to which the Company is a party, or by which it is bound, obligating the Company to repurchase, redeem or otherwise acquire any issued and outstanding Company Shares; (ii) no outstanding or authorized share appreciation, phantom share, profit participation, or other similar rights with respect to the Company; (iii) no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect to which the Company is a party with respect to the governance of the Company or the voting or transfer of any Company Shares; or (iv) agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or drag-along rights) of any Company Shares.

(d) As a result of the Arrangement, as of Closing, Acquisition Sub will be the sole registered and beneficial holder of all issued and outstanding Company Shares.

SECTION 4.4 Conflicts.

Except as set forth in Section 4.4 of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and the consummation by the Company of the transactions contemplated by this Agreement, does not and will not (i) conflict with or result in a violation of the Company Articles or Company Bylaws; (ii) conflict with or result in a violation of any Governmental Order or Law applicable to the Company, its Subsidiaries or their respective assets or properties, (iii) result in a breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give rise to any rights of termination, amendment, modification, acceleration or cancellation of or loss of any benefit under any Contract to which the Company or any of its Subsidiaries is a party, or by which any of the assets or properties of the Company or any of its Subsidiaries is bound or affected or (iv) result in the creation of any Encumbrance on any of the assets or properties of the Company or any of its Subsidiaries.

SECTION 4.5 Governmental Consents, Approvals, Etc.

No consent, waiver, approval, authorization, order or Permit of, or declaration, filing or registration with, or notification to, any Governmental Authority is required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, or the consummation by the Company of the transactions contemplated by this Agreement. Neither the Company nor any of its Affiliates or Subsidiaries is a “cultural business” within the meaning of the Investment Canada Act (Canada).

SECTION 4.6 Financial Statements.

The Company has prepared, or caused to be prepared, and has delivered to Parent the audited consolidated financial statements of the Company and its Subsidiaries (including the balance sheet and the related statements of income and cash flows of the Company and its Subsidiaries) as of and for the fiscal years ended October 31, 2009, October 31, 2008 and October 31, 2007 (collectively, the “Audited Company Financial Statements”) and unaudited consolidated financial statements of the Company and its Subsidiaries (including the balance sheet and the related statements of income and cash flows of the Company and its Subsidiaries) as of and for the seven month period ended May 31, 2010 (the “Unaudited Company Financial Statements” and together with the Audited Company Financial Statements, the “Company Financial Statements”), true and complete copies of which are set forth on Section 4.6 of the Company Disclosure Schedule. The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated therein and with each other, except as disclosed in the Company Financial Statements, and present fairly, in all material respects, the financial position, results of operations and cash flows of the Company as of the respective dates and during the respective periods indicated therein, subject in the case of the Unaudited Company Financial Statements to normal recurring year-end adjustments. The Company’s internal controls and procedures are sufficient to ensure that the Audited Company Financial Statements are accurate in all material respects. All accounts, books and ledgers related to the Business are properly kept, are accurate and complete in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

SECTION 4.7 Undisclosed Liabilities.

Except as set forth in Section 4.7 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any Liability except for those which: (i) have been reflected on the Current Balance Sheet; (ii) are current Liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and prior to the date of this Agreement; or (iii) have arisen since the date of this Agreement and do not arise from a violation of Section 8.1.

SECTION 4.8 Certain Changes or Events.

Since the Balance Sheet Date, except as contemplated by this Agreement or as set forth in Section 4.8 of the Company Disclosure Schedule, the Company and its Subsidiaries have conducted the Business only in the ordinary course and there has not been:

(a) any event or development that would, individually or in the aggregate, have a Material Adverse Effect;

(b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, share or property) or redemption with respect to the Company Shares or any equity securities in the capital of any of the Company’s Subsidiaries (other than a wholly-owned Subsidiary);

(c) any damage, destruction or loss, whether or not covered by insurance, that would, individually or in the aggregate, have a Material Adverse Effect;

(d) any change in accounting methods, principles or practices affecting the Company or its Subsidiaries, except as required by GAAP;

(e) any change to the manner of billing of, or the credit lines made available to, any Clients;

(f) any transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancelled any debts or entitlements except, in each case, in the ordinary course of business consistent with past practice;

(g) except for Permitted Encumbrances, any creation or permitting to exist any Encumbrance affecting any of the assets or property of the Company or its Subsidiaries;

(h) any discharge or satisfaction of any Encumbrance by the Company or its Subsidiaries, or any payment of any Liability by the Company or its Subsidiaries other than Liabilities included in the Balance Sheet, Liabilities incurred since the date of the Balance Sheet in the ordinary course consistent with past practice and discharges and payments made in the ordinary course consistent with past practice;

(i) any granting of bonuses, whether monetary or otherwise, or made any general wage or salary increases in respect of the Company Employees, or changed the terms of employment for any Company Employee or entered into a written contract with any Company Employee except in the ordinary course of business consistent with past practice;

(j) any hiring or dismissal any senior Company Employees;

(k) the engagement in any transaction, the making of any loan or the entering into any arrangement with any officer, director, partner, shareholder, Company Employee (whether current or former or retired), consultant, independent contractor or agent of the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice; or

(l) any authorization, agreement or otherwise committing to do any of the foregoing.

SECTION 4.9 Tax Matters.

(a) All Tax Returns required to be filed by or with respect to the Company and its Subsidiaries have been duly and timely filed (taking into account applicable extensions of time to file) with the appropriate Governmental Authorities, and all such Tax Returns are complete and accurate in all material respects. All Taxes due (including instalments on account of Taxes for the current year), whether or not shown on such Tax Returns, have been duly and timely paid by the Company and its Subsidiaries. All Taxes payable or remittable that are not yet due do not exceed the accruals and reserves for Taxes set forth on the consolidated balance sheet of the Company as of the Effective Date.

(b) There are no actions, suits, investigations, claims, assessments, audits or other administrative or judicial proceedings currently ongoing or, to the Knowledge of the Company, pending or threatened, with respect to any Taxes or Tax Returns of the Company or any of its Subsidiaries. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes or Tax Returns of the Company or any of its Subsidiaries, and each of the Company and its Subsidiaries has not requested or offered to enter into any such waivers or extensions.

(c) Each of the Company and its Subsidiaries has not made, prepared and/or filed any elections, designations or similar filings relating to Taxes or entered into any agreement or other arrangement in respect of Taxes or Tax Returns in respect of any period ending after the Effective Date.

(d) There are no Encumbrances (other than Permitted Encumbrances) for Taxes upon the assets of the Company or any of its Subsidiaries.

(e) Except as set forth on Section 4.9(e) of the Company Disclosure Schedule, all Taxes and other amounts required by Law to be withheld or collected by the Company and its Subsidiaries have been withheld and collected and, to the extent required by Law, duly and timely remitted or paid to the appropriate Governmental Authority.

(f) Except as set forth on Section 4.9(f) of the Company Disclosure Schedule, there are no outstanding and none of the Company or its Subsidiaries has requested or offered to enter into any extensions of time for making any payment or remittance of any Tax or filing any Tax Return of, or which includes, the Company or any of its Subsidiaries.

(g) Section 4.9(g) of the Company Disclosure Schedule lists all Canadian and U.S. federal, provincial, state, local and other Tax Returns filed with respect to the Company and its Subsidiaries for each of the last three (3) taxation years prior to the date of this Agreement, and indicates those Tax Returns that have been assessed and for which notices of assessment have been issued and those Tax Returns that have been audited.

(h) Each of the Company and its Subsidiaries is not and has never been a member of a group of corporations with which it has filed (or been required to file) consolidated or combined Tax Returns.

(i) Each of the Company and its Subsidiaries is not a party to, nor has any obligation under, any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement.

(j) Each U.S. Subsidiary of the Company is not a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period described in Code Section 897(c)(l)(A)(ii).

(k) Each U.S. Subsidiary of the Company has not participated in any “listed transaction” as defined in Treasury Regulation Section 1.6011-4.

(l) Except as reported on the relevant U.S. Tax Returns that have been filed or will be filed on or before the Effective Date, there have been no changes in the method of accounting of each U.S. Subsidiary of the Company resulting in an adjustment to its taxable income pursuant to Section 481 of the Code.

(m) No claim has been made by an authority in a jurisdiction where each of the Company and its Subsidiaries has not filed Tax Returns asserting that it is or may be liable for Tax in that jurisdiction.

(n) Except pursuant to this Agreement or as specifically disclosed in writing to Parent, for purposes of the ITA or any other applicable Tax statute, no Person or group of Persons has ever acquired or had the right to acquire control of the Company or any of its Subsidiaries.

(o) Except as set forth on Section 4.9(o) of the Company Disclosure Schedule, each of the Company and its Subsidiaries has not been a successor of any other corporation at any time prior to the Effective Date.

(p) None of sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the ITA, or any equivalent provision of the Tax legislation of any province or any other jurisdiction, have applied or will apply to the Company or any of its Subsidiaries at any time up to and including the Effective Date.

(q) Each of the Company and its Subsidiaries has not acquired property from a non-arm’s length Person, within the meaning of the ITA, for consideration, the value of which is less than the fair market value of the property acquired in circumstances which could subject it to a liability under section 160 of the ITA.

(r) For all transactions between the Company or any of its Subsidiaries and any non-resident Person with whom the Company or its Subsidiaries was not dealing at arm’s length during a taxation year commencing after 1998 and ending on or before the Effective Date, each of the Company and its Subsidiaries has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the ITA.

(s) The Company is duly registered under subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) with respect to the goods and services tax and harmonized sales tax and the registration number of the Company is: 898082011.

(t) More than 50% of the fair market value of the Company Shares is not derived, and at no time during the sixty (60) month period preceding the Effective Date was more than 50% of the fair market value of the Company Shares derived, directly or indirectly from one or any combination of: (i) real or immovable property situated in Canada; (ii) Canadian resource properties (within the meaning of the ITA); (iii) timber resource properties (within the meaning of the ITA); or (iv) options in respect of, or interests in, or for civil law rights in, property described in clause (i), (ii) or (iii) above, whether or not the property exists.

(u) Except pursuant to this Agreement or as specifically disclosed in Section 4.9(u) of the Company Disclosure Schedule, for purposes of the ITA or any other applicable Tax statute, no Person or group of Persons has ever acquired or had the right to acquire control of the Company or any of its Subsidiaries.

(v) Except for the amounts recorded in the Company’s Tax Returns for periods ended prior to 2008 or for taxation years ended December 31, 2009 and thereafter having an aggregate foreign accrued property income amount of not greater than $100,000, none of the operations or commercial transactions of or entered into by any Subsidiary of the Company has resulted in the inclusion of foreign accrual property income in computing the income of the Company for purposes of the ITA.

(w) For purposes of the ITA, at no time in its current taxation year beginning before the Effective Date has any Subsidiary of the Company that is a non-resident of Canada carried on business in Canada.

SECTION 4.10 Litigation and Governmental Orders.

Except as set forth on Section 4.10 of the Company Disclosure Schedule, there are no Actions pending or, to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries, any of the assets or properties of the Company or any of its Subsidiaries, or any of the directors and officers of the Company or any of its Subsidiaries in their capacity as directors or officers of the Company or any of its Subsidiaries. None of the Company, its Subsidiaries or any of its or their assets and properties is subject to any Governmental Order relating specifically to the Company, its Subsidiaries or any of its or their assets or properties.

SECTION 4.11 Compliance with Laws.

Each of the Company and its Subsidiaries is, and has at all times been, in material compliance with each Law applicable to it, the Business, its assets and its properties, and has not received any notices of violation in any material respect of any such Law.

SECTION 4.12 Permits.

(a) Section 4.12(a) of the Company Disclosure Schedule lists all material Permits issued to or held by the Company or its Subsidiaries. The Company has made available to Parent a true, correct and complete copy of each such Permit. Such Permits are the only Permits that are required to permit the Company and its Subsidiaries to conduct the Business, other than Permits the failure to possess which would not have, individually or in the aggregate, a Material Adverse Effect.

(b) The Permits listed in Section 4.12(a) of the Company Disclosure Schedule are in full force and effect. No such Permit could terminate, be impaired or be adversely affected by virtue of the execution of this Agreement and the other agreements contemplated hereby or by consummation of the Arrangement or the other transactions contemplated hereby. No such Permit requires the Company, any of its Subsidiaries, Parent, Acquisition Sub or any other Person to obtain any consent, waiver, approval, authorization, order or declaration of, to file or register with or to notify any Person to prevent such Permit from terminating, being impaired by or being adversely affected by virtue of the execution of this Agreement and the other agreements contemplated hereby or by consummation of the Arrangement or the other transactions contemplated hereby.

(c) Except as would not individually or in the aggregate have a Material Adverse Effect, (i) each of the Company and its Subsidiaries is in compliance in all respects with its obligations with respect to the Permits listed in Section 4.12(a) of the Company Disclosure Schedule and (ii) none of the Company or its Subsidiaries has violated, nor is it in violation of, such Permit and none of the Company or its Subsidiaries has received any written notice or, to the Company’s Knowledge, other notice that it has violated or is in violation of such Permit.

SECTION 4.13 Property.

(a) None of the Company and its Subsidiaries owns, and has ever owned, any real property. Section 4.13(a) of the Company Disclosure Schedule lists each item of real property that is leased from or to a third party by the Company or any of its Subsidiaries (each, “Leased Real Property”), the name of the third party lessor(s) or lessee(s) thereof, as the case may be, the date of the lease contract relating thereto and all amendments thereof. Each of the Company and its Subsidiaries has a valid and subsisting leasehold interest in all Leased Real Property leased by it, in each case free and clear of all Encumbrances, other than Permitted Encumbrances.

(b) Except as specifically addressed in Section 4.14, each of the Company and its Subsidiaries has valid and subsisting ownership or leasehold interests in all of the material assets and properties used or leased for use by it in connection with the conduct of the Business, and valid and subsisting ownership interests in all of the assets reflected on the Company Financial Statements, in each case free and clear of all Encumbrances, other than Permitted Encumbrances.

(c) There are no pending or, to the Company’s Knowledge, threatened proceedings against the Company or its Subsidiaries relating to any of the Leased Real Property, and none of the Company its Subsidiaries has received any notice of the same.

(d) Section 4.13(d) of the Company Disclosure Schedule lists each category of fixed assets (within the meaning of GAAP) of the Company or any of its Subsidiaries with an aggregate net book value in excess of $10,000 as of the Balance Sheet Date, indicating the aggregate cost, the aggregate accumulated amortization (if any) and the aggregate net book value of each such category as of the Balance Sheet Date.

(e) All material assets and properties owned by or leased to the Company and its Subsidiaries are reasonably adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Business.

SECTION 4.14 Intellectual Property Rights.

(a) Company Products. Section 4.14(a) of the Company Disclosure Schedule lists all Company Products by name and version number and all Contemplated Products.

(b) Registered Intellectual Property. Section 4.14(b) of the Company Disclosure Schedule (i) lists: (A) all Registered Intellectual Property that is owned by the Company or any of its Subsidiaries (“Company Registered Intellectual Property”), (B) all domain names registered in the name of the Company or any of its Subsidiaries and (C) all unregistered Trademarks used by the Company or any of its Subsidiaries with respect to any Company Products, (ii) lists any actions that must be taken by the Company or any of its Subsidiaries within 60 days of the Closing Date with respect to any of the foregoing listed in Section 4.14(b) of the Company Disclosure Schedule, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates, and (iii) lists any proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) to which the Company or any of its Subsidiaries is or were a party and in which claims are or were raised relating to the validity, enforceability, scope, ownership or infringement of any of the Company Registered Intellectual Property. All necessary registration, maintenance and renewal fees in connection with the Company Registered Intellectual Property that are due for payment on or before the Closing Date have been or will be timely paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property that are be due for filing on or before the Closing Date have been or will be timely filed with the United States Patent and Trademark Office or other relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property.

(c) Transferability of Company Owned Intellectual Property and Company Owned Technology. Except as set out in Section 4.14(c) of the Company Disclosure Schedule, all Company Owned Intellectual Property and all Company Owned Technology is fully transferable, alienable and licensable by the Company without restriction or payment of any kind to any third party.

(d) Title to Company Owned Intellectual Property and Company Owned Technology. Except as set out in Section 4.14(d) of the Company Disclosure Schedule: (i) the Company or a Subsidiary thereof is the sole and exclusive owner of each item of Company Owned Intellectual Property and Company Owned Technology, (ii) each item of Company Owned Intellectual Property and Company Owned Technology is owned by the Company or a Subsidiary thereof free and clear of any Encumbrances other than Permitted Encumbrances, and (iii) the Company or a Subsidiary thereof has the sole and exclusive right to bring a claim or suit against a third party for infringement or misappropriation of Company Owned Intellectual Property or Company Owned Technology.

(e) Third Party Intellectual Property Rights. Other than Intellectual Property Rights licensed to the Company under (i) licenses for the Open Source Software listed in Section 4.14(n) of the Company Disclosure Schedule or (ii) licenses for Shrink-Wrap Code, and except as set out in Section 4.14(e) of the Company Disclosure Schedule: (A) the Company Owned Intellectual Property and Contemplated Intellectual Property comprises all of the Intellectual Property Rights that are: (1) currently used in the Business; or (2) necessary for the manufacture, use or sale of the Contemplated Products; or (B) the Company Owned Technology and Contemplated Intellectual Property comprises all of the technology that is: (1) currently used in the Business or (2) necessary for the manufacture, use or sale of the Contemplated Products.

(f) Standard Form Agreements/Licences. Copies of the Company’s current standard form(s) of non-disclosure agreement and the Company’s current standard form(s), including attachments, of non-exclusive licences of the Company Products to end-users (for the purposes of this Section 4.14(f) collectively, the “Standard Form Agreements”) are attached to Section 4.14(f)(i) and Section 4.14(f)(ii), respectively, of the Company Disclosure Schedule. Other than (i) non-disclosure agreements and (ii) non-exclusive licences of the Company Products to end-users (in each case of (i) and (ii), pursuant to agreements that have been entered into in the ordinary course of business that do not materially differ in substance from the Standard Form Agreements), Section 4.14(f) of the Company Disclosure Schedule lists all current contracts, licences and agreements to which the Company or any of its Subsidiaries are a party and under which the Company or any Subsidiary thereof have granted, licensed or provided any Company Intellectual Property and/or Company Technology to third parties (other than rights granted to contractors or vendors to use Company Intellectual Property or Company Technology for the sole benefit of the Company or any Subsidiary thereof). For purposes of this Section 4.14(f), contracts, licences and agreements that have terminated, expired or otherwise lapsed and under which such rights survive shall be considered “current contracts, licences and agreements”.

(g) No Infringement by the Company.

(i) The operation of the Business, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture, sale and licensing out of any Company Product (to the extent such activities are or have been conducted by the Company or any of its Subsidiaries), does not infringe or misappropriate and will not infringe or misappropriate when conducted in the same manner as the Company or its Subsidiaries immediately following the Closing, any Intellectual Property Rights of any third party in the United States or Canada, or to the Knowledge of the Company, of any third party elsewhere in the world.

(ii) Following the Closing, the use of the Company Owned Technology by the Parent, Company or its Subsidiaries, when used in substantially the same manner as the Company or its Subsidiaries used same prior to the Closing, will not infringe or misappropriate any Intellectual Property Rights of any third party in the United States or Canada or, to the Knowledge of the Company, of any third party elsewhere in the world; provided however that, for the purposes of this subsection, Company Owned Technology that would not have so infringed or misappropriated but for the modifications made in its use following the Closing shall not be considered to be used in substantially the same manner as Company or its Subsidiaries used same prior to the Closing.

(iii) Except as set out in Section 4.14(g)(iii) of the Company Disclosure Schedule, to the Knowledge of the Company, the use of the Contemplated Intellectual Property by the Company or its Subsidiaries in the manner and for the purpose for which the Company or its Subsidiaries created or obtained same will not infringe or misappropriate, when used in such manner by the Parent, Company or its Subsidiaries immediately following the Closing, any Intellectual Property Rights of any third party in the United States, Canada, or elsewhere in the world.

(iv) Except as set out in Section 4.14(g)(iv) of the Company Disclosure Schedule, the making commercially available, using, marketing, selling, distributing or licensing to third parties, of the Contemplated Products by the Parent, Company or its Subsidiaries in the manner and for the purpose for which the Company or its Subsidiaries created or obtained same will not infringe or misappropriate, immediately following the Closing, any Intellectual Property Rights of any third party in the United States, Canada, or elsewhere in the world.

(v) Except as set out in Section 4.14(g)(v) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries has received notice from any Person claiming that the operation of the Business, any Company Product, any Company Technology or any Company Intellectual Property infringes or misappropriates any Intellectual Property Rights of any Person (nor does the Company have Knowledge of any presently existing facts or circumstances that would constitute a reasonably substantial basis therefor).

(h) Third Party Rights. Except as set out in Section 4.14(h) of the Company Disclosure Schedule, no third party that has licensed Intellectual Property Rights or provided any technology to the Company or any Subsidiary thereof has retained sole ownership of or exclusive license rights under any Intellectual Property Rights in any improvements or derivative works made solely or jointly by the Company or any of its Subsidiaries under such licence.

(i) Restrictions on Business. Neither this Agreement nor the transactions contemplated by this Agreement will cause:

(i) The Company or any of its Subsidiaries to: (A) grant to any third party any right to or with respect to any Company Intellectual Property, (B) be bound by, or subject to, any non-compete or other material restriction on its freedom to engage in, participate in, operate or compete in any line of business or (C) be obligated to pay any royalties or other licence fees with respect to Intellectual Property Rights of any third party in excess of those payable by the Company or its Subsidiaries in the absence of this Agreement or the transactions contemplated hereby; or

(ii) Parent to, pursuant to the terms of an agreement to which Company or its Subsidiaries is bound, (A) grant to any third party any right to or with respect to any Company Intellectual Property, (B) be bound by, or subject to, any non-compete or other material restriction on its freedom to engage in, participate in, operate or compete in any line of business or (iii) be obligated to pay any royalties or other licence fees with respect to Intellectual Property Rights of any third party in excess of those payable by the Company or its Subsidiaries in the absence of this Agreement or the transactions contemplated hereby.

(j) No Third Party Infringement. Except as set out in Section 4.14(j) of the Company Disclosure Schedule, to the Knowledge of the Company, no Person is infringing or misappropriating any Company Owned Intellectual Property or Company Owned Technology.

(k) Proprietary Information Agreements. The Company’s current standard form of proprietary information, confidentiality and assignment agreement for Company Employees (the “Employee Proprietary Information Agreement”) and the Company’s standard form of consulting agreement containing proprietary information (the “Consultant Proprietary Information Agreement”) include confidentiality and assignment provisions pursuant to which the Company Employee or consultant, as the case may be, has assigned or waived and agreed to assign or waive, as the case may be, to the Company such Person’s rights respecting all Intellectual Property Rights relating to the businesses of the Company and of its Subsidiaries and arising in the course of their employment or engagement by or with the Company (or any Subsidiary thereof) (and copies of the Employee Proprietary Information Agreement and of the Consultant Proprietary Information Agreement) are attached to Section 4.14(k)(i) and Section 4.14(k)(ii), respectively, of the Company Disclosure Schedule. All current and former Company Employees, and all current and former consultants of the Company and its Subsidiaries who have been involved in the creation or development of Company Owned Technology or Company Owned Intellectual Property, have executed the applicable form of the Employee Proprietary Information Agreement or the Consultant Proprietary Information Agreement, respectively. No Company Employee or consultant who has contributed to, or participated in, the conception and development of Company Owned Intellectual Property or Company Owned Technology has asserted or, to the Knowledge of the Company, threatened any claim against the Company or any of its Subsidiaries in connection with such Company Employee’s or consultant’s involvement in the conception and development of such Company Owned Intellectual Property or Company Owned Technology and, to the Knowledge of the Company, no such Company Employee or consultant has a reasonable basis for any such claim.

(l) Confidential Information. Each of the Company and its Subsidiaries has taken commercially reasonable steps to protect the confidentiality of the confidential information and trade secrets of the Company and all of its Subsidiaries (except for confidential information and trade secrets that lost their status as confidential information or trade secrets upon the release of a new Company Product or as a result of a good faith business decision to disclose such confidential information or trade secret).

(m) No Government Funding. Except as set out in Section 4.14(m) of the Company Disclosure Schedule, no government funding, facilities or resources of a university, college, other educational institution, multi-national, bi-national or international organization or research center was used in the development of the Company Owned Intellectual Property or the Company Owned Technology.

(n) Open Source Software. Section 4.14(n) of the Company Disclosure Schedule lists all software that is distributed as “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) (collectively, “Open Source Software”) that has been incorporated, linked with or used in the development of any Company Product, and describes the functionality of such Open Source Software. Except as set forth in Section 4.14(n) of the Company Disclosure Schedule, the Company has not distributed any Open Source Software in or with any Company Product. Except as set out in Section 4.14(n) of the Company Disclosure Schedule, none of Company or its Subsidiaries has used Open Source Software in any manner that (i) requires the disclosure or distribution in source code form of any Company Product (other than any third party Open Source Software incorporated therein), (ii) requires the licensing of any Company Product for the purpose of making derivative works, (iii) imposes any restriction on the consideration to be charged for the distribution of any Company Product, (iv) creates, or purports to create, obligations for the Company or any of its Subsidiaries with respect to Company Owned Technology or Company Owned Intellectual Property or grant, or purport to grant, to any third party, any rights or immunities under any Company Owned Technology or Company Owned Intellectual Property or (v) imposes any other material limitation, restriction, or condition on the right of the Company or of any Subsidiary thereof to use or distribute any Company Product (other than with respect to any third party Open Source Software incorporated therein).

(o) Source Code. Except as set out in Section 4.14(o) of the Company Disclosure Schedule, neither the Company, nor any of its Subsidiaries nor any other Person acting on its behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code for any Company Product except for disclosures to Company Employees, contractors or consultants under agreements that prohibit use or disclosure except in the performances of services to the Company or any Subsidiary thereof.

(p) Contaminants. Except as set out in Section 4.14(p) of the Company Disclosure Schedule, all Company Products are free of any and all “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such Company Product (or all parts thereof) or data or other software of users.

SECTION 4.15 Listed Contracts.

(a) Section 4.15(a) of the Company Disclosure Schedule lists each Listed Contract and such list indicates each subsection of this Section 4.15(a) which applies to such Listed Contract. The Company has made available to Parent a true, correct and complete copy of each Listed Contract. “Listed Contracts” means the following Contracts to which the Company or any of its Subsidiaries is a party:

(i) notes, debentures, other evidences of indebtedness, guarantees, loans, credit or financing agreements or instruments, letters of credit, or other Contracts for money borrowed, including any agreements or commitments for future loans, credit or financing;

(ii) Contracts that impose an Encumbrance on any of the assets or properties of the Company or its Subsidiaries;

(iii) employment, contractor or consulting Contracts: (A) involving annual base salary, or annual compensation for the most recently completed fiscal year, by the Company or any of its Subsidiaries in excess of $100,000; (B) granting any severance or termination pay (in cash or otherwise) in excess of requirements under applicable Law; or (C) obligating the Company or any of its Subsidiaries to a payment to be made in connection with completion of the Arrangement;

(iv) leases, rental or occupancy agreements, instalment and conditional sale agreements, and other Contracts affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real property involving individual annual payments in excess of $100,000;

(v) any Contract relating to the disposition or acquisition of assets or any interest in any business enterprise, other than in the ordinary course of business consistent with past practice;

(vi) joint venture Contracts, partnership agreements or limited liability company agreements;

(vii) Contracts between the Company or any of its Subsidiaries, on the one hand, and any director, officer or Affiliate of the Company or any of its Subsidiaries, on the other hand (other than Company Benefit Plans or employment arrangements entered into in the ordinary course of business);

(viii) Contracts containing covenants (i) providing for exclusivity or (ii) limiting, in any respect, the freedom of the Company or any of its Subsidiaries to compete with any Person in any line of business or in any area or territory;

(ix) Contracts containing “most favoured nations” or similar clauses;

(x) Contracts that, by their terms, may terminate, be materially impaired or be materially adversely affected by virtue of the execution of this Agreement and the other agreements contemplated hereby or by consummation of the Arrangement or the other transactions contemplated hereby;

(xi) Contracts that, by their terms, may require the Company, any of its Subsidiaries, Parent, Acquisition Sub or any other Person to obtain any consent, waiver, approval, authorization, order or declaration of, to file or register with or to notify any Person to prevent such Contract from terminating, being impaired by or being adversely affected by virtue of the execution of this Agreement and the other agreements contemplated hereby or by consummation of the Arrangement or the other transactions contemplated hereby;

(xii) Contracts (including Contracts that have terminated or expired) relating to the development of any Company Products;

(xiii) Contracts (including Contracts that have terminated or expired) relating to software components of any Company Products;

(xiv) Contracts for or relating to telecommunication, short message service (SMS), email, facsimile and other delivery services relating to any Company Products;

(xv) Contracts that are material to the continued provision of any Company Products;

(xvi) Contracts that do not contain limitations of liability that limit the obligations of the Company or any its Subsidiaries to any Clients in connection with a breach by the Company or any of its Subsidiaries of any of its obligations under any such Contract to a maximum amount not to exceed the amount paid by the Client for the applicable Company Products;

(xvii) Contracts that do not contain a waiver of incidental, consequential, punitive, indirect and special damages in favour of the Company and its Subsidiaries (and its and their assignees) in all circumstances; and

(xviii) Contracts that involve more than $10,000, other than Contracts listed in Section 4.15(a)(i) to Section 4.15(a)(xv) or Contracts with Clients.

(b) Except as would not have a Material Adverse Effect, (i) each Listed Contract is in full force and effect and represents a legally valid and binding obligation of the Company and is enforceable by the Company or its Subsidiaries, as applicable, in accordance with its terms, except as such enforceability may be limited by principles of public policy, and subject to (A) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally and (B) the effect of rules of Law and general principles of equity, including rules of Law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law), (ii) each of the Company and its Subsidiaries has performed all obligations required to be performed by it under each of the Listed Contracts to which it is a party, (iii) none of the Company or its Subsidiaries is in breach or violation of, or default under, any of the Listed Contracts to which it is a party, or has received any written notice or, to the Company’s Knowledge, other notice that it has breached, violated or defaulted under any of the Listed Contracts to which it is a party, and (iv) no supplier of goods or services to the Company or any of its Subsidiaries (a “Supplier”) has given the Company or any of its Subsidiaries written notice, or to the Company’s Knowledge other notice, that such Supplier does not intend to renew its Contracts with the Company or any of its Subsidiaries, as applicable.

SECTION 4.16 Employee Benefit Matters.

(a) Section 4.16(a) of the Company Disclosure Schedule lists each material employee benefit plan, agreement, program, policy, practice or undertaking, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, registered or unregistered (including any “employee benefit plan” as defined in Section 3(3) of ERISA but excluding employment offer letters) sponsored by, maintained by, contributed to, or participated in by the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries is a party, or under which current or former Company Employees benefit, or under which the Company or any of its Subsidiaries has any liability or contingent liability, or pursuant to which payments are made, or benefits are provided to, or an entitlement to payments or benefits may arise with respect to any current or former Company Employees or current or former directors or officers of, or individuals working on contract with, the Company or any of its Subsidiaries or other individuals providing services to the Company or any of its Subsidiaries of a kind normally provided by employees (or any spouses, dependants, survivors, or beneficiaries of any such persons), except for benefit plans mandated by applicable Law (each, a “Company Benefit Plan” and, collectively, the “Company Benefit Plans”). Except as set forth on Section 4.16(a) of the Company Disclosure Schedule, the Company has made available to Parent true and complete copies of (i) each Company Benefit Plan as amended to date, including schedules and financial statements relating thereto (if any); (ii) the most recent annual report (Form 5500) filed with the IRS with respect to each such Company Benefit Plan (where applicable); (iii) all trust agreements, insurance policies, investment management agreements, subscription and participation agreements, benefit administration contracts, and financial administration contracts, if any, and any other material written agreement relating to each such Company Benefit Plan; (iv) the most recent summary plan description for each such Company Benefit Plan for which a summary plan description is required, together with any summary of material modifications thereto (where applicable); (v) the most recent determination or opinion letter issued by the IRS with respect to any such Company Benefit Plan intended to be qualified under Section 401(a) of the Code (where applicable); (vi) the two most recent actuarial reports (whether or not such actuarial reports were filed with a Governmental Authority) and any supplemental cost certificates filed with any Governmental Authority (where applicable); (vii) all financial and accounting statements and reports for each of the last three years (if any) relating to the Company Benefit Plans and all material reports, statements and correspondence for each of the last three years which affect premiums, contributions, refunds, deficits or reserves under any Company Benefit Plan; (viii) all annual information returns or other returns filed with, and significant correspondence with, any Governmental Authority within the last three years relating to any Company Benefit Plan (where applicable); and (ix) all Company Benefit Plan amendments or other documents reflecting ad hoc increases, upgrades and improvements to any Company Benefit Plans which have been implemented within the last three years (if any).

(b) Except for such exceptions as would not have a Material Adverse Effect, (i) each Company Benefit Plan is, and has been, established, registered, and amended, and is being funded, administered and invested in compliance with the terms of such Company Benefit Plan, the applicable requirements of ERISA and the Code (where applicable) and other requirements of Law (including filing requirements with Governmental Authorities) and (ii) to the Company’s Knowledge, no event has occurred and there exists no condition or set of circumstances in connection with which the Company or any Company Benefit Plan could be subject to any Liability under the terms of such Company Benefit Plans, ERISA, the Code or any other applicable Law. There are no audits, inquiries or proceedings pending or, to the Company’s Knowledge, threatened by the IRS or any other Governmental Authority with respect to any Company Benefit Plan.

(c) All Company Benefit Plans that are employee pension benefit plans, as defined in Section 3(2) of ERISA, and which are intended to comply with Section 401(a) of the Code are the subject of a favourable determination letter from the IRS (or can rely on a determination letter obtained by a prototype or volume submitter plan sponsor), and no event has occurred since the date of the last such determination letter that could adversely affect the qualification of any such Company Benefit Plan under Section 401(a) of the Code.

(d) None of the Company Benefit Plans is a Canadian Pension Plan. None of the Company Benefit Plans is a Multiemployer Plan.

(e) There have been no “prohibited transactions” (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any of the Company Benefit Plans that could result in material Liability to the Company or any of its Subsidiaries.

(f) There are no actions, suits or claims pending involving any Company Benefit Plans other than routine claims for benefits and qualified domestic relations, medical or child support orders (where applicable) for which the Company or any of its Subsidiaries could have any material Liability.

(g) No Company Benefit Plan that is an “employee welfare benefit plan” as defined in ERISA promises or provides post-termination benefits to any former employee of the Company except as required by Section 4980B of the Code. Except as disclosed in Section 4.16(g) of the Company Disclosure Schedule, none of the Company Benefit Plans provide benefits beyond retirement or other termination of service to Company Employees or former employees or to the beneficiaries or dependants of such employees and where there are such Company Benefit Plans disclosed in Section 4.16(g) of the Company Disclosure Schedule, each such Company Benefit Plan may be amended or terminated at any time without incurring any Liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(h) Except as disclosed in Section 4.16(h) of the Company Disclosure Schedule, each of the Company and its Subsidiaries has no formal plan and has made no promises or commitment, whether legally binding or not, to create any additional Company Benefit Plan or to improve or change the benefits provided under any Company Benefit Plan.

(i) None of the Company Benefit Plans provide for benefit increases or the acceleration of, or an increase in, securing or funding obligations that are contingent upon, or will be triggered by, the entering into of this Agreement or the completion of the transactions contemplated herein.

(j) There is no entity other than the Company and its Subsidiaries that is a participating employer, sponsor or administrator in any Company Benefit Plan.

(k) All data necessary to administer each Company Benefit Plan is in the possession of the Company, its Subsidiaries or its agents and is in a form which is sufficient for the proper administration of the Company Benefit Plan in accordance with its terms and all applicable Laws and, to the Company’s Knowledge, such data is complete and correct.

(l) None of the Company Benefit Plans, or any insurance contract relating thereto, require or permit a retroactive increase in premiums or payments, or require additional premiums or payments on termination of the Company Benefit Plan or any insurance contract relating thereto, except as may be required by applicable Law.

(m) In the past six years, neither the Company nor any entity that was an ERISA Affiliate of the Company sponsored, participated in, or had an obligation to contribute to any plan that is a multiemployer plan (as defined in Section 3(37) of ERISA) or a defined benefit plan.

(n) Section 4.16(n) of the Company Disclosure Schedule sets forth the accrued bonuses as of May 31, 2010 and commissions as of the date of this Agreement of each Company Employee as of the date of this Agreement and a description of any and all policies of the Company and its Subsidiaries with respect thereto.

(o) Section 4.16(o) of the Company Disclosure Schedule sets forth the accrued vacation, accrued sick time, and earned time off, and the amount of such liabilities, of each Company Employee as of June 30, 2010 and any and all policies of the Company and its Subsidiaries with respect thereto.

(p) Each of the Company and its Subsidiaries (i) has not made any payments, is not obligated to make any payments, and is not a party to any agreement that could obligate it to make any payments that may be treated as an excess parachute payment under section 280G of the Code and (ii) is not and will not be obligated to make any gross-up payments in connection with the payments described in clause (i) above.

(q) For purposes of this Section 4.16, any reference to the Company shall be deemed to refer also to any ERISA Affiliate of the Company.

SECTION 4.17 Labour and Employment Matters.

(a) None of the Company and its Subsidiaries is a party to any labour or collective agreement with respect to any of the Company Employees with any labour organization, group or association, nor, to the Company’s Knowledge, have there been any attempts to organize any of the Company Employees during the two-year period prior to the date of this Agreement. As of the date of this Agreement, there is no labour strike, labour disturbance or work stoppage pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries. Within the past year, none of the Company or its Subsidiaries has incurred any liability or obligation under employment standards legislation in respect of mass terminations or any other similar applicable Law that remains unsatisfied.

(b) Section 4.17(b)(i) of the Company Disclosure Schedule lists (i) all officers of the Company and Company Employees, in each case along with the position, the annual rate of compensation, wage rates, incentive compensation, perquisites, the employment commencement date, and the number of accrued and unused vacation days of each such Person. Section 4.17(b)(ii) of the Company Disclosure Schedule lists each Company Employee who is a party to: (A) a non-competition and non-solicitation agreement with the Company; and (B) a confidentiality agreement and an agreement to assign all right, title and interest in Company Technology and Company Intellectual Property to the Company and waive in favour of the Company any moral rights in Company Technology and Company Intellectual Property. None of the Company and its Subsidiaries has plans to terminate the employment of any officer or Company Employee. No officer or employee has notified the Company or any of its Subsidiaries that such officer or employee intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise prior to six (6) months after the Closing. Except for those employment contracts listed in Section 4.17(b)(i) of the Company Disclosure Schedule, there are no employment contracts relating to the Company Employees which are not terminable on the giving of reasonable notice in accordance with applicable Law, nor are there any employment contracts providing for cash, other compensation, benefits or contingent rights on Closing (including any change of control or parachute agreements).

SECTION 4.18 Environmental Matters.

(a) None of the Company or its Subsidiaries has ever generated, transported, used, stored, treated, disposed of, or managed any Hazardous Material in violation of any Environmental Law. No Hazardous Material has ever been or is threatened to be spilled, released, or disposed of at any site presently or formerly owned, operated, leased, or used by the Company or its Subsidiaries, or has ever been located in the soil or groundwater at any such site. No Hazardous Material has ever been transported from any site presently or formerly owned, operated, leased, or used by the Company or its Subsidiaries for treatment, storage, or disposal at any other place;

(b) None of the Company or its Subsidiaries presently owns, operates, leases, or uses, or has previously owned, operated, leased, or used any site on which underground storage tanks are or were located.

(c) No Encumbrance has ever been imposed by any Governmental Authority on any property, facility, machinery, or equipment owned, operated, leased, or used by the Company or its Subsidiaries in connection with the presence of any Hazardous Material.

(d) None of the Company or its Subsidiaries has any Liability under, or has ever violated, any Environmental Law.

(e) Each of the Company and its Subsidiaries and any property owned, operated, leased, or used by it, and any facilities and operations thereon, are presently in compliance with all applicable Environmental Laws, except where noncompliance would not have a Material Adverse Effect.

(f) None of the Company or its Subsidiaries has ever entered into or been subject to any Governmental Order with respect to any Environmental Law or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to, or the enforcement of, any Environmental Law.

SECTION 4.19 Related Party Transactions.

Except as disclosed on Section 4.19 of the Company Disclosure Schedule, no Company Related Party: (i) has borrowed money from or loaned money to the Company or any of its Subsidiaries at any time since the formation of the Company or such Subsidiary, as the case may be; (ii) has any direct or indirect interest in any asset used in or otherwise relating to the Business; (iii) has entered into any Contract, transaction or business dealing involving the Company or any of its Subsidiaries; (iv) is competing with the Company or any of its Subsidiaries; or (v) has any claim or right against the Company or any of its Subsidiaries (other than rights to receive compensation and other benefits for services performed as an officer, director or employee of the Company or any of its Subsidiaries).

SECTION 4.20 Brokers.

None of the Company or any of its Subsidiaries has entered into any contract or other arrangement or understanding (written or oral, express or implied), with any Person (including brokers, finders, investment bankers and the like) which may reasonably result in the obligation of the Company or any of its Subsidiaries to pay any fees or commissions to such Person as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

SECTION 4.21 Clients.

(a) Section 4.21(a)(i) of the Company Disclosure Schedule lists as of the date indicated in such Section of the Company Disclosure Schedule: (i) each client or customer of the Company or any of its Subsidiaries that is a current subscriber to any Company Products (a “Client”); (ii) the Company Products subscribed to by such Client (iii) the dates of the current term(s) of the Company’s and its Subsidiaries’ Contract(s) with such Client; (iv) the fees payable for each such term; and (v) the next renewal date with respect to each Contract with such Client. The relationships of the Company and its Subsidiaries with their Clients are, in all material respects, good commercial working relationships. Except as disclosed in Section 4.21(a)(iii) of the Company Disclosure Schedule, no Client has given the Company or any of its Subsidiaries written notice, or to the Company’s Knowledge other notice, that such Client does not intend to renew its Contracts with the Company or any of its Subsidiaries.

(b) Section 4.21(b) of the Company Disclosure Schedule sets forth the aggregate Annual Client Contract Value of all Contracts with Clients as of the date indicated in such Section of the Company Disclosure Schedule. All such Contracts are valid and binding agreements of the Company and its Subsidiaries, as the case may be, and the other parties thereto and are in full force and effect, none of the Company or its Subsidiaries or, to the Company’s Knowledge, any other party thereto is in default in any material respect under the terms of any such Contract, and there is no event or circumstance that, with notice or lapse of time or both, would constitute any event of default thereunder.

(c) Section 4.21(c) of the Company Disclosure Schedule sets forth the renewal rate as a percentage of all Contracts with Clients that were subject to renewal during the one-year period ended the date indicated in such Section of the Company Disclosure Schedule.

(d) Except as listed in Section 4.21(d) of the Company Disclosure Schedule or demonstration Company Products that are provided in the ordinary course of business and have a time-limited period of use, each of the Company and its Subsidiaries has no obligation to provide any Company Products free-of-charge to any Person.

(e) Except as listed in Section 4.21(e) of the Company Disclosure Schedule, each of the Company and its Subsidiaries has no legally binding obligations to any Person to provide improved or enhanced functionality with respect to any Company Products which has not already been delivered to and accepted by such Person.

SECTION 4.22 Client Billings.

All amounts billed to Clients for Company Products are valid, enforceable and fully collectible and are not currently subject to set off, counterclaim or credit and reflect amounts due or owing to the Company and its Subsidiaries for such Company Products and are appropriate under, and have been billed in a manner consistent with, the fee arrangements agreed to by each such Client.

SECTION 4.23 Insurance.

(a) The physical properties and assets of the Company and its Subsidiaries and the Business are insured to the extent disclosed on Section 4.23(a) of the Company Disclosure Schedule and all such insurance policies and arrangements are disclosed therein. Said insurance policies and arrangements are in full force and effect and will not terminate or be impaired by virtue of the transactions contemplated hereby, all premiums with respect thereto are currently paid, and each of the Company and its Subsidiaries, as applicable, is in compliance in all material respects with the terms thereof.

(b) There are no claims involving more than $25,000 in any individual circumstance or $100,000 in the aggregate pending under any of such insurance policies, no such claim has been made under any of such insurance policies in the last three (3) years, and, each of the Company and its Subsidiaries, as applicable, has timely provided notice of such claims to its insurers and the insurers have not issued any reservation of rights with respect to such claims.

SECTION 4.24 Books and Records.

The Company’s and its Subsidiaries’ minute books and other similar records contain complete and accurate records of all actions taken at any meetings of its shareholders, board of directors or any committee thereof and of all written resolutions and consents executed in lieu of the holding of any such meeting. The books and records of the Company and its Subsidiaries accurately reflect in all material respects their respective assets, liabilities, business, financial condition and results of operations and have been maintained in accordance with good business and bookkeeping practices. Section 4.24 of the Company Disclosure Schedule lists all the Company’s and its Subsidiaries’ bank accounts and safe deposit boxes and the names of Persons having signature authority with respect thereto or access thereto.

SECTION 4.25 Privacy Matters.

Copies of the Company’s and its Subsidiaries current privacy policies are attached to Section 4.25 of the Company Disclosure Schedule. To the Knowledge of the Company, there has been no unauthorized access to or other misuse of the Personal Information within its custody or its control or any loss or unauthorized access to the Personal Information requiring notification to the Alberta Information and Privacy Commissioner or to individuals. To the Knowledge of the Company, there have been no complaints made to the Alberta Information and Privacy Commissioner or to the Company regarding the collection, use or disclosure by the Company of any of the Personal Information under its custody or control that are not fully disposed of and there are no Governmental Orders or Liabilities assessed and outstanding against the Company pursuant to applicable privacy Laws. Company or its Subsidiaries have provided all necessary notices to and have obtained all necessary consents from each individual to which the Transferred Information relates for the collection, use and disclosure of such information for the purposes for which such information was collected, used and disclosed by the Company or its Subsidiaries, as the case may be, and for the completion of the transactions contemplated herein. None of Company or its Subsidiaries have received notice, nor have reason to believe, that any such consent has been withdrawn or varied.

SECTION 4.26 Full Disclosure. This Agreement (including the Company Disclosure Schedule) does not, and the other documents and instruments contemplated hereby, will not: (i) contain any untrue statement of any material fact regarding the Company, its Subsidiaries or the Business; or (ii) omit to state any material fact regarding the Company, its Subsidiaries or the Business necessary in order to make the statement made, in the light of the circumstances under which it was made, not misleading.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES CONCERNING THE HOLDCOS

Each Supporting Shareholder hereby represents and warrants, on a joint and several basis with the other Supporting Shareholders to the Buyer Parties as follows, as of the date of this Agreement and as of the Closing (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties will be true and correct as of such date):

SECTION 5.1 Organization.

Each Holdco is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite corporate power, authority and capacity to own, operate or lease the properties and assets now owned, operated or leased by it, and to carry on its business. True and complete copies of the organizational documents of each Holdco, each as amended and in effect as of the date of this Agreement, have been made available to Parent.

SECTION 5.2 Power and Authority; Authorization; Execution and Delivery; Binding Obligation. Each Holdco has all requisite corporate power, authority and capacity to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereunder. The execution and delivery of this Agreement by each Holdco, the performance by each Holdco of its obligations hereunder, and the consummation by each Holdco of the transactions contemplated hereunder, have been duly authorized and approved by the board of directors and shareholders of each Holdco, and no other corporate action on the part of each Holdco is necessary to authorize the execution and delivery of this Agreement by each Holdco, the performance by each Holdco of its obligations hereunder or the consummation by each Holdco of the transactions contemplated hereunder, subject to, in the case of the consummation of the Arrangement, receipt of the Interim Order, Shareholder Approval and receipt of the Final Order. This Agreement has been duly executed and delivered by such Holdco and, assuming due authorization, execution and delivery by the other parties to this Agreement, constitutes a legally valid and binding obligation of such Holdco, enforceable against such Holdco in accordance with its terms, except as such enforceability may be limited by principles of public policy, and subject to: (i) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally; and (ii) the effect of rules of Law and general principles of equity, including rules of Law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

SECTION 5.3 Conflicts.

The execution and delivery of this Agreement by such Holdco, the performance by such Holdco of its obligations hereunder, and the consummation by such Holdco of the transactions contemplated by this Agreement, does not and will not: (i) conflict with or result in a violation of the organizational documents of such Holdco; (ii) conflict with or result in a violation of any Governmental Order or Law applicable to such Holdco or its respective assets or properties, (iii) result in a breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give rise to any rights of termination, amendment, modification, acceleration or cancellation of or loss of any benefit under any Contract to which such Holdco is a party, or by which any of the assets or properties of such Holdco is bound or affected or (iv) result in the creation of any Encumbrance on any of the assets or properties of such Holdco.

SECTION 5.4 Governmental Consents, Approvals, Etc.

No consent, waiver, approval, authorization, order or Permit of, or declaration, filing or registration with, or notification to, any Governmental Authority is required to be made or obtained by such Holdco in connection with the execution and delivery of this Agreement by such Holdco, the performance by such Holdco of its obligations hereunder, or the consummation by such Holdco of the transactions contemplated by this Agreement. Such Holdco is not a “cultural business” within the meaning of the Investment Canada Act (Canada).

SECTION 5.5 No Assets or Liabilities.

Other than assets used in connection with the Business or any of the outstanding shares in the capital of another Holdco or Company Shares, following the Company Pre-Closing Reorganization, such Holdco will not have any assets or Liabilities.

SECTION 5.6 Tax Matters.

(a) All Tax Returns required to be filed by or with respect to the Holdcos have been duly and timely filed (taking into account applicable extensions of time to file) with the appropriate Governmental Authorities, and all such Tax Returns are complete and accurate in all material respects. All Taxes due (including instalments on account of Taxes for the current year), whether or not shown on such Tax Returns, have been duly and timely paid by the Holdcos.

(b) There are no actions, suits, investigations, claims, assessments, audits or other administrative or judicial proceedings currently ongoing or, to the Knowledge of the Supporting Shareholder, pending or threatened, with respect to any Taxes or Tax Returns of the Holdcos. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes or Tax Returns of the Holdcos, and each of the Holdcos has not requested or offered to enter into any such waivers or extensions.

(c) Each of the Holdcos has not made, prepared and/or filed any elections, designations or similar filings relating to Taxes or entered into any agreement or other arrangement in respect of Taxes or Tax Returns in respect of any period ending after the Effective Date.

(d) All Taxes and other amounts required by Law to be withheld or collected by the Holdcos have been withheld and collected and, to the extent required by Law, duly and timely remitted or paid to the appropriate Governmental Authority.

(e) None of sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the ITA, or any equivalent provision of the Tax legislation of any province or any other jurisdiction, have applied or will apply to the Holdcos at any time up to and including the Effective Date.

(f) Each of the Holdcos has not acquired property from a non-arm’s length Person, within the meaning of the ITA, for consideration, the value of which is less than the fair market value of the property acquired in circumstances which could subject it to a liability under section 160 of the ITA.

(g) At no time during the sixty (60) month period that ended on the consummation of the amalgamation of the Company and the Holdcos pursuant to the Plan of Arrangement was more than 50% of the fair market value of the shares of the capital stock of any of the Holdcos derived, directly or indirectly from one or any combination of: (i) real or immovable property situated in Canada; (ii) Canadian resource properties (within the meaning of the ITA); (iii) timber resource properties (within the meaning of the ITA); or (iv) options in respect of, or interests in, or for civil law rights in, property described in clause (i), (ii) or (iii) above, whether or not the property exists.

SECTION 5.7 Holdco Operations.

(a) Holdco 1 does not carry on, and has not in the last seven years carried on, any business operations, other than holding investments, providing consulting services to the Company pursuant to a Agreement for Consulting Services between Holdco 1 and the Company (as successor in interest to TutorsEdge Inc.) dated July 1, 2001 (the “Holdco 1 Consulting Agreement”) and investing in shares in the capital of the Company and in the capital of Cambrian House Inc. Holdco 1’s sole purpose is to hold shares in the capital of the Company and in the capital of Cambrian House Inc. and provide consulting services to the Company pursuant to the Holdco 1 Consulting Agreement.

(b) Holdco 2 does not carry on, and has never carried on, any business operations, other than holding shares in the capital of Holdco 1. Holdco 2’s sole purpose is to hold shares in the capital of Holdco 1.

(c) Holdco 3 does not carry on, and has never carried on, any business operations, other than holding shares in the capital of Holdco 1. Holdco 3’s sole purpose is to hold shares in the capital of Holdco 1.

SECTION 5.8 Litigation and Governmental Orders.

There are no Actions pending or, to the Supporting Shareholder’s Knowledge, threatened, against the Holdcos, any of the assets or properties of the Holdcos, or any of the directors and officers of the Holdcos in their capacity as directors or officers of the Holdcos. None of the Holdcos or any of their assets and properties is subject to any Governmental Order relating specifically to the Holdcos or any of their assets or properties.

SECTION 5.9 Compliance with Laws.

Each of the Holdcos is, and has at all times been, in material compliance with each Law applicable to it, its business, if any, its assets and its properties, and has not received any notices of violation in any material respect of any such Law.

SECTION 5.10 Permits.

Each of the Holdco has all Permits that are required to permit such Holdco to conduct its business, other than Permits the failure to possess which would not have, individually or in the aggregate, a Material Adverse Effect. All such Permits are in full force and effect. No such Permit could terminate, be impaired or be adversely affected by virtue of the execution of this Agreement and the other agreements contemplated hereby or by consummation of the Arrangement or the other transactions contemplated hereby. No such Permit requires the Holdcos, Acquisition Sub or any other Person to obtain any consent, waiver, approval, authorization, order or declaration of, to file or register with or to notify any Person to prevent such Permit from terminating, being impaired by or being adversely affected by virtue of the execution of this Agreement and the other agreements contemplated hereby or by consummation of the Arrangement or the other transactions contemplated hereby. Except as would not individually or in the aggregate have a Material Adverse Effect, (i) each of the Holdcos is in compliance in all respects with its obligations with respect to its Permits and (ii) none of the Holdcos has violated, nor is it in violation of, such Permit and none of the Holdcos has received any written notice or, to the Supporting Shareholder’s Knowledge, other notice that it has violated or is in violation of such Permit.

SECTION 5.11 Intellectual Property Matters.

(a) No Infringement by the Holdcos. The operation of the business of each Holdco does not infringe or misappropriate and will not infringe or misappropriate when conducted in the same manner as such Holdco immediately following the Closing, any Intellectual Property Rights of any third party in the United States or Canada, or to the Knowledge of the Supporting Shareholder, of any third party elsewhere in the world.

(b) Proprietary Information Agreements. All current and former employees of Holdco 1, and all current and former consultants of Holdco 1 who have been involved in the creation or development of Company Owned Technology or Company Owned Intellectual Property, have executed the applicable form of proprietary information, confidentiality and assignment agreement similar in all material respects to the Employee Proprietary Information Agreement or the Consultant Proprietary Information Agreement, as applicable.

SECTION 5.12 Labour and Employment Matters.

(a) None of the Holdcos is a party to any labour or collective agreement with respect to any of the Holdcos’ employees with any labour organization, group or association, nor, to the Supporting Shareholder’s Knowledge, have there been any attempts to organize any of the Holdcos’ employees during the two-year period prior to the date of this Agreement. As of the date of this Agreement, there is no labour strike, labour disturbance or work stoppage pending or, to the Supporting Shareholder’s Knowledge, threatened against the Holdcos.

(b) Section 5.12(b)(i) of the Company Disclosure Schedule lists (i) all current employees of Holdco 1, in each case along with the position, the annual rate of compensation, wage rates, incentive compensation, perquisites, the employment commencement date, and the number of accrued and unused vacation days of each such Person. Section 5.12(b)(ii) of the Company Disclosure Schedule lists each such employee who is a party to: (A) a non-competition and non-solicitation agreement with Holdco 1; and (B) a confidentiality agreement and an agreement to assign all right, title and interest in any technology and Intellectual Property Rights to Holdco 1 and waive in favour of Holdco 1 any moral rights in technology and Intellectual Property Rights. Holdco 1 does not have plans to terminate the employment of any such employee No such employee has notified Holdco 1 that such employee intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise prior to six (6) months after the Closing. There are no employment contracts relating to such employees which are not terminable on the giving of reasonable notice in accordance with applicable Law, nor are there any employment contracts providing for cash, other compensation, benefits or contingent rights on Closing (including any change of control or parachute agreements).

(c) None of Holdco 2 or Holdco 3 has had, or has never had, any employees or consultants.

SECTION 5.13 Employee Benefit Matters.

There are no employee benefit plans, agreements, programs, policies, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, registered or unregistered (including any “employee benefit plan” as defined in Section 3(3) of ERISA but excluding employment offer letters) sponsored by, maintained by, contributed to, or participated in by any of the Holdcos, or to which any of the Holdcos is a party, or under which current or former employees of Holdco 1 benefit, or under which any of the Holdcos has any liability or contingent liability, or pursuant to which payments are made, or benefits are provided to, or an entitlement to payments or benefits may arise with respect to any current or former employees or current or former directors or officers of, or individuals working on contract with, Holdco 1 or other individuals providing services to Holdco 1 of a kind normally provided by employees (or any spouses, dependants, survivors, or beneficiaries of any such persons), except for benefit plans mandated by applicable Law. All current and former Holdco 1 employees participate in the Company Benefit Plans as if such employees are, or were, employees of the Company.

SECTION 5.14 Books and Records.

Each of the Holdcos’ minute books and other similar records contain complete and accurate records of all actions taken at any meetings of its shareholders, board of directors or any committee thereof and of all written resolutions and consents executed in lieu of the holding of any such meeting. The books and records of the Holdcos accurately reflect in all material respects their respective assets, liabilities, business, financial condition and results of operations and have been maintained in accordance with good business and bookkeeping practices. Section 5.14 of the Company Disclosure Schedule lists all the Holdcos’ bank accounts and safe deposit boxes and the names of Persons having signature authority with respect thereto or access thereto.

SECTION 5.15 Full Disclosure. This Agreement (including the Company Disclosure Schedule) does not, and the other documents and instruments contemplated hereby, will not: (i) contain any untrue statement of any material fact regarding the Holdcos; or (ii) omit to state any material fact regarding the Holdcos necessary in order to make the statement made, in the light of the circumstances under which it was made, not misleading.

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF THE SUPPORTING SHAREHOLDERS

Each Supporting Shareholder hereby represents and warrants, on a several basis (except with respect to Section 6.1 and Section 6.6, which shall be on a joint and several basis with the other Supporting Shareholders) to the Buyer Parties as follows, as of the date of this Agreement and as of the Closing (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties will be true and correct as of such date):

SECTION 6.1 Ownership of Company Shares.

As of the date hereof, such Supporting Shareholder is, and will be, the sole legal and beneficial owner of all of the outstanding Company Shares set forth opposite such Supporting Shareholder’s name on Section 4.3(a) of the Company Disclosure Schedule and all of the Rights to Acquire Company Shares set forth opposite such Supporting Shareholder’s name on Section 4.3(b) of the Company Disclosure Schedule. None of such Company Shares are subject to any Encumbrances as to any rights of first refusal of any kind (other than in favour of the Company) and such Supporting Shareholder has not granted any rights to purchase such Company Shares to any other Person which shall remain in effect as of Closing. Such Company Shares constitute all of the Company Shares owned, beneficially or legally by such Supporting Shareholder, and such Supporting Shareholder has no other rights to acquire Company Shares, except as set forth on Section 4.3(b) of the Company Disclosure Schedule. Immediately after the amalgamation of the Company and the Holdcos pursuant to the Plan of Arrangement but before completion of the Arrangement: (a) such Supporting Shareholder shall be the sole legal and beneficial owner of all of the outstanding Company Shares set forth opposite such Supporting Shareholder’s name on Section 4.3(a) of the Company Disclosure Schedule; (b) such Supporting Shareholder shall not own any Rights to Acquire Company Shares; and (c) Acquisition Sub will receive good title to such Company Shares, subject to no Encumbrances retained, granted or permitted by such Supporting Shareholder or the Company.

SECTION 6.2 Voting and Dispositive Power.

Subject to any proxies or powers of attorney granted hereunder, such Supporting Shareholder has, to the extent a Company Shareholder on the date hereof, or will have, after the completion of the amalgamation of the Company and the Holdcos pursuant to the Plan of Arrangement, the sole voting and the sole dispositive power, and the sole power to agree to the matters set forth herein with respect to such Supporting Shareholder’s Company Shares, and will continue to have the sole power to vote and dispose of such Company Shares at the time of any vote contemplated by this Agreement, as applicable, and, subject to the completion of the amalgamation of the Company and the Holdcos pursuant to the Plan of Arrangement, at the time that Acquisition Sub acquires such Company Shares from such Supporting Shareholder pursuant to the Plan of Arrangement. Such Supporting Shareholder has not previously granted or agreed to grant any power of attorney or attorney in fact, proxy or other right to vote in respect of such Company Shares or entered into any voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind as to such Company Shares except those which are no longer of any force or effect. No Person, other than the Buyer Parties, has a right to acquire or vote any of such Company Shares.

SECTION 6.3 Non-Individual Supporting Shareholder.

To the extent such Supporting Shareholder is an entity, such Supporting Shareholder is an entity existing under the laws of its jurisdiction of formation, and has all necessary power, authority and capacity to own its assets (including the Company Shares owned by it) and to carry on its business as presently conducted.

SECTION 6.4 Tax Matters.

Such Supporting Shareholder has had an opportunity to review with its own Tax advisors the Tax consequences of the Arrangement and the transactions contemplated by this Agreement. Such Supporting Shareholder understands that it must rely solely on its advisors and not on any statements or representations made by the Buyer Parties, the Company or any of their respective agents or representatives or advisors. Such Supporting Shareholder understands that it (and not the Buyer Parties or the Company) shall be responsible for its own Tax Liability that may arise as a result of the Arrangement or the transactions contemplated by this Agreement. Except as set forth on Section 6.4 of the Company Disclosure Schedule, such Supporting Shareholder is not a non-resident of Canada for the purposes of the ITA. To the Knowledge of such Supporting Shareholder, such Supporting Shareholder does not own, directly or indirectly including through any Person in which it has a direct or indirect interest, any shares in the capital of Parent, or any warrants, debt instruments or other securities in the capital of Parent.

SECTION 6.5 Absence of Claims by the Supporting Shareholders.

Such Supporting Shareholder has no present claim against the Company or knowledge of the basis for any future claim against the Company whether, contingent or unconditional, fixed or variable under any Contract or on any other legal basis whatsoever, whether in such Supporting Shareholder’s capacity as a securityholder or otherwise.

SECTION 6.6 Authority.

Such Supporting Shareholder has the legal capacity to enter into, as applicable, this Agreement and the Related Agreements to which such Supporting Shareholder is a party and to consummate the transactions contemplated hereby and thereby. No further action is required on the part of Supporting Shareholder to authorize this Agreement and the Related Agreements to which such Supporting Shareholder is a party and the transactions contemplated hereby and thereby. Each of this Agreement and the Related Agreements to which such Supporting Shareholder is a party has been, or will be, duly executed and delivered by such Supporting Shareholder and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes or, will at the time of execution constitute, a valid and binding obligation of such Supporting Shareholder, enforceable in accordance with its terms, except as such enforceability may be limited by principles of public policy, and subject to: (i) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally; and (ii) the effect of rules of Law and general principles of equity, including rules of Law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

SECTION 6.7 No Conflict.

The execution and delivery by such Supporting Shareholder of this Agreement and the Related Agreements to which such Supporting Shareholder is a party and the consummation of the transactions contemplated hereby and thereby will not conflict with: (i) any Contract to which such Supporting Shareholder or any of its properties or assets are subject; or (ii) any Governmental Order or Law applicable to such Supporting Shareholder or its properties or assets.

SECTION 6.8 Consents.

No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any third party, including a party to any agreement with such Supporting Shareholder, is required by or with respect to such Supporting Shareholder in connection with the execution and delivery of this Agreement and the Related Agreements to which such Supporting Shareholder is a party or the consummation of the transactions contemplated hereby or thereby.

SECTION 6.9 Independent Legal Advice.

Such Supporting Shareholder: (i) has entered into this Agreement willingly with full knowledge of the obligations imposed by the terms of this Agreement; (ii) has been afforded the opportunity to obtain independent legal advice and has confirmed by the execution of this Agreement that such Supporting Shareholder has either done so or waived its right to do so; and (iii) is estopped from raising any claim on the basis that such Supporting Shareholder has not obtained independent legal advice in respect of this Agreement.

ARTICLE VII.
REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

The Buyer Parties hereby jointly and severally represent and warrant to the Company and the Supporting Shareholders as follows, as of the date of this Agreement and as of the Closing (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties will be true and correct as of such date):

SECTION 7.1 Organization.

Each of the Buyer Parties is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, and has all requisite corporate power, authority and capacity to own, operate or lease the properties and assets now owned, operated or leased by it, and to carry on its business in all material respects as currently conducted.

SECTION 7.2 Authority.

Each of the Buyer Parties has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery by each of the Buyer Parties of this Agreement and any Related Agreements to which it is a party, the performance by each of the Buyer Parties of its respective obligations hereunder and thereunder, and the consummation by each of the Buyer Parties of the transactions contemplated by this Agreement, have been duly authorized by the board of directors of each of the Buyer Parties, and no other corporate or other action on the part of either of the Buyer Parties is necessary to authorize the execution and delivery by each of the Buyer Parties of this Agreement and any Related Agreement to which it is a party, the performance by each of the Buyer Parties of its respective obligations hereunder and thereunder or the consummation by each of the Buyer Parties of the transactions contemplated by this Agreement. Each of this Agreement and any Related Agreements to which each Buyer Party is a party has been, or will be, duly executed and delivered by such Buyer Party and, assuming due authorization, execution and delivery by the other parties to this Agreement, each of this Agreement and such Related Agreements constitutes, or will at the time of execution constitute, a legally valid and binding obligation of such Buyer Party, enforceable against it in accordance with its terms, except as such enforceability may be limited by principles of public policy, and subject to (i) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally and (ii) the effect of rules of Law and general principles of equity, including rules of Law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

SECTION 7.3 WTO Investors.

The Buyer Parties are each a “WTO investor” within the meaning of the Investment Canada Act (Canada).

SECTION 7.4 Cash Resources.

The Buyer Parties have, or will have as of the applicable payment date, sufficient cash resources to pay the Preliminary Acquisition Consideration and any amount payable pursuant to Section 3.2(c)(ii)(B).

SECTION 7.5 Conflicts.

The execution and delivery by each Buyer Party of this Agreement and any Related Agreements to which it is a party, the performance by such Buyer Party of its obligations hereunder and thereunder, and the consummation by such Buyer Party of the transactions contemplated by this Agreement, does not and will not (i) conflict with or result in a violation of the organizational documents of such Buyer Party; (ii) conflict with or result in a violation of any Governmental Order or Law applicable to such Buyer Party or its respective assets or properties, (iii) result in a breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give rise to any rights of termination, amendment, modification, acceleration or cancellation of or loss of any benefit under any Contract to which such Buyer Party is a party, or by which any of the assets or properties of such Buyer Party is bound or affected or (iv) result in the creation of any Encumbrance on any of the assets or properties of such Buyer Party.

SECTION 7.6 Governmental Consents, Approvals, Etc.

No consent, waiver, approval, authorization, order or Permit of, or declaration, filing or registration with, or notification to, any Governmental Authority is required to be made or obtained by each Buyer Party in connection with the execution and delivery by such Buyer Party of this Agreement and any Related Agreements to which it is a party, the performance by such Buyer Party of its obligations hereunder and thereunder, and the consummation by such Buyer Party of the transactions contemplated by this Agreement, including pursuant to the Investment Canada Act (Canada), except (i) a post-closing notification to the Investment Review Division of Industry Canada under the Investment Canada Act (Canada); (ii) all approvals required by the Interim Order; (iii) the filing of the Articles of Arrangement with the Director; and (vi) such other consents, waivers, approvals, authorizations, orders, Permits, declarations, filings, registrations and notices, the failure of which to be obtained or made, individually or in the aggregate, are not reasonably likely to impair in any material respect the ability of each Buyer Party to perform its obligations under this Agreement and any Related Agreement to which it is a party or prevent or materially impede or materially delay the consummation of the Arrangement or the other transactions contemplated by this Agreement.

SECTION 7.7 Brokers.

None of the Buyer Parties has entered into any contract or other arrangement or understanding (written or oral, express or implied), with any Person (including brokers, finders, investment bankers and the like) which may reasonably result in the obligation of the Buyer Parties to pay any fees or commissions to such Person as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

ARTICLE VIII.
ADDITIONAL AGREEMENTS

SECTION 8.1 Conduct of the Company and Holdcos Prior to Closing.

(a) During the period commencing with the execution and delivery of this Agreement and terminating upon the earlier to occur of Closing and the termination of this Agreement pursuant to and in accordance with Section 11.1 (the “Pre-Closing Period”), (i) the Company shall, and shall cause its Subsidiaries to, conduct the Business in the usual, regular and ordinary course and, to the extent consistent therewith, preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with Clients, Suppliers, and others having business dealings with the Company to the end that the goodwill and ongoing business of the Company shall not be impaired in any material respect; and (ii) Holdco 1 shall perform its obligations under the Holdco 1 Consulting Agreement in the ordinary course.

(b) Without limiting Section 8.1(a), except as otherwise contemplated by this Agreement, the Company Pre-Closing Reorganization, the Buyer Pre-Closing Reorganization or an Alternative Transaction, during the Pre-Closing Period, the Company shall not do or cause to be done any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) issue or amend the terms of (A) any Company Shares or (B) any Rights to Acquire Company Shares, other than the issuance of Company Shares upon the exercise of Rights to Acquire Company Shares that are outstanding prior to the date of this Agreement;

(ii) create any Encumbrance on any assets or properties (whether tangible or intangible) of the Company, other than (A) Permitted Encumbrances and (B) Encumbrances on assets or properties having an aggregate value not in excess of $50,000;

(iii) incur any additional Liabilities for borrowed money, other than Liabilities for borrowed money having an aggregate value, with respect to such additional Liabilities, outstanding at any particular time not in excess of $2,000,000 if (and only if) failure by the Company to incur such additional Liabilities not in excess of $2,000,000 would reasonably be expected to cause a Material Adverse Effect (and, for greater clarity, any such additional Liabilities shall be treated for the purposes of this Agreement as Company Debts);

(iv) sell, assign, transfer, lease, license or otherwise dispose of, or agree to sell, assign, transfer, lease, license or otherwise dispose of, any of the material fixed assets of the Company having a value, in any individual case, in excess of $50,000;

(v) sell, assign, transfer, lease, license or otherwise dispose of, or agree to sell, assign, transfer, lease, license or otherwise dispose of, any Company Intellectual Property or Company Technology, other than entering into non-exclusive end-user licences with Clients in the ordinary course of business consistent with past practice;

(vi) acquire (by merger, consolidation or combination, or acquisition of share or assets) any entity or division thereof;

(vii) (A) enter into or amend any employment, consulting, deferred compensation, severance or similar agreement or Company Benefit Plan (other than to reflect changes in Law and plan administration or as required by the terms of such agreement or Company Benefit Plan); (B) increase the compensation payable, or to become payable, by the Company or any of its Subsidiaries to directors or officers of the Company or its Subsidiaries; (C) except for the amounts set forth in Section 4.16(n) of the Company Disclosure Schedule with respect to accrued bonuses and commissions, pay or make provision for the payment of any bonus, share option, share purchase, profit sharing, deferred compensation, pension, retirement or other similar payment or arrangement to any Company Employee, or any director or officer of the Company or its Subsidiaries; or (D) increase the coverage or benefits available under any Company Benefit Plan, in the case other than agreements, amendments, increases, payments or provisions which (i) are in normal amounts and are made in the ordinary course of business consistent with past practice, (ii) are made pursuant to a contractual obligation disclosed on the Company Disclosure Schedule or (iii) are required by applicable Law;

(viii) change any method of financial or Tax accounting or financial or Tax accounting practice used by the Company or any of its Subsidiaries, other than such changes required by GAAP or Tax-related Law, as applicable;

(ix) amend the Company Articles or Company Bylaws or any of the organizational documents of any of the Company’s Subsidiaries;

(x) declare, set aside or pay any dividend or distribution or other capital return in respect of any Company Share or any equity securities in the capital of any of the Company’s Subsidiaries (other than a wholly-owned Subsidiary), or redeem, purchase or acquire any Company Shares (except in connection with the repurchase of any Company Share in accordance with the terms of any agreements entered into with employees or consultants to the Company or its Subsidiaries) or any equity securities in the capital of any of the Company’s Subsidiaries (other than a wholly-owned Subsidiary);

(xi) enter into any Contract with any Company Related Party; or

(xii) enter into any agreement to take, or cause to be taken, any of the actions set forth in this Section 8.1(b).

(c) Without limiting Section 8.1(a), except as otherwise contemplated by this Agreement, the Company Pre-Closing Reorganization, the Buyer Pre-Closing Reorganization or an Alternative Transaction, during the Pre-Closing Period, Holdco 1 shall not do or cause to be done anything outside of complying with its obligations under the Holdco 1 Consulting Agreement without the prior written consent of Parent.

(d) Except as otherwise contemplated by this Agreement, the Company Pre-Closing Reorganization, the Buyer Pre-Closing Reorganization or an Alternative Transaction, during the Pre-Closing Period, Holdco 2 and Holdco 3 shall not engage in any activities without the prior written consent of Parent.

SECTION 8.2 Access to Information.

Subject to the terms of the Confidentiality Agreement, during the Pre-Closing Period, upon reasonable notice and during normal business hours, the Company shall, and shall cause its Subsidiaries and its and their representatives to, (i) afford the officers, employees and authorized agents and representatives of Parent reasonable access to the offices, properties, books and records of the Company and (ii) furnish to the officers, employees and authorized agents and representatives of Parent such additional financial and operating data and other information regarding the assets and properties of the Company and its Subsidiaries and the Business as Parent may from time to time reasonably request in order to assist Parent in fulfilling its obligations under this Agreement and to facilitate the consummation of the transactions contemplated by this Agreement; provided, however, that Parent shall not interfere with any of the operations or business activities of the Company and its Subsidiaries. Notwithstanding the foregoing, the Company shall not be required, and shall not be required to cause its Subsidiaries, to provide access to or disclose information where such access or disclosure would waive the attorney-client privilege of any party or contravene any Law or binding agreement entered into prior to the date of this Agreement.

SECTION 8.3 Confidentiality.

(a) The Buyer Parties hereby agree to be bound by and comply with the terms of the Confidentiality Agreement, which are hereby incorporated into this Agreement by reference and shall continue in full force and effect until Closing, such that the information obtained by the Buyer Parties, or their respective officers, employees, agents or representatives, during any investigation conducted pursuant to Section 8.2, or in connection with the negotiation and execution of this Agreement or the consummation of the transactions contemplated by this Agreement, or otherwise, shall be governed by the terms of the Confidentiality Agreement.

(b) After the Closing, the Company Shareholders shall keep confidential all information relating to the Company and its Subsidiaries, except information (other than Personal Information) which:

(i) is part of the public domain;

(ii) becomes part of the public domain other than as a result of a breach of these provisions by any of the Supporting Shareholders;

(iii) any of the Company Shareholders is required to disclose pursuant to applicable Laws or stock exchange rules or by a Governmental Authority;

(iv) was received in good faith after Closing from an independent Person who was lawfully in possession of such information free of any obligation of confidence; or

(v) is released from the provisions of this Agreement by the written authorization of the Buyer Parties.

SECTION 8.4 Transferred Information

(a) In addition to and notwithstanding its other obligations herein, the Company covenants and agrees, where the disclosure or transfer of Transferred Information to a Buyer Party requires the consent of, or the provision of notice to, the individual to which such Transferred Information relates, to provide such notice and obtain such consents as are required  by law to authorize the disclosure of the Transferred Information to the Buyer Party prior to Closing.

(b) In addition to and notwithstanding its other obligations herein, the Buyer Parties each covenant and agree to:

(i) prior to the completion of the transactions contemplated herein, collect, use and disclose the Transferred Information solely for the purposes of reviewing, determining to proceed with and completing the transactions contemplated herein, and only collect, use and disclose such information to the extent necessary to meet such purposes and as authorized or permitted by law;

(ii) after the completion of the transactions contemplated herein:

(A) collect, use and disclose the Transferred Information only for those purposes for which the Transferred Information was initially collected from or in respect of the individual to which such Transferred Information relates, unless:

(1) such Buyer Party has first notified such individual of such additional purpose, and where required by law, obtained the consent of such individual to such additional purpose, or

(2) such use or disclosure is permitted or authorized by law, without notice to, or consent from, such individual; and

(B) where required by law, promptly notify the individuals to whom the Transferred Information relates that the transactions contemplated herein have taken place and that the Transferred Information has been disclosed to the Buyer Parties;

(iii) return or destroy the Transferred Information, at the option of the Company, should the transactions contemplated herein not be completed; and

(iv) where the disclosure or transfer of Transferred Information to such Buyer Party requires the consent of, or the provision of notice to, the individual to which such Transferred Information relates, to:

(A) not require or accept the disclosure or transfer of such Transferred Information until the Company has first notified such individual of such disclosure or transfer and the purpose for same, and where required by law, obtained the individual’s consent to same; and

(B) only collect, use and disclose such information to the extent necessary to complete the transactions contemplated herein and as authorized or permitted by law.

SECTION 8.5 Efforts; Consents; Regulatory and Other Authorizations.

Each party to this Agreement shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to promptly consummate and make effective the transactions contemplated by this Agreement; (ii) obtain all authorizations, consents, orders and approvals of, and give all notices to and make all filings with, all Governmental Authorities and other third parties that may be or become necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated by this Agreement, including those consents set forth in the Company Disclosure Schedule; (iii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to this Agreement to consummate the transactions contemplated by this Agreement; and (iv) fulfill all conditions to such party’s obligations under this Agreement. Each party to this Agreement shall cooperate fully with the other parties to this Agreement in promptly seeking to obtain all such authorizations, consents, orders and approvals, giving such notices, and making such filings. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, in connection with obtaining such consents from third parties, no party to this Agreement shall be required to make payments, commence litigation or agree to modifications of the terms and conditions of any agreements with third parties outside of the ordinary course of business, and no such modifications shall be made to any Contract of the Company without the consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, or to take any action that is reasonably likely to have a Material Adverse Effect on the Company or a material adverse effect on the business or assets of the Buyer Parties. The parties to this Agreement shall not take any action that is reasonably likely to have the effect of unreasonably delaying, impairing or impeding the receipt of any required authorizations, consents, orders or approvals.

SECTION 8.6 Further Action.

Subject to the terms and conditions provided in this Agreement, each of the parties to this Agreement shall use its commercially reasonable efforts to deliver, or cause to be delivered, such further certificates, instruments and other documents, and to take, or cause to be taken, such further actions, as may be necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement.

SECTION 8.7 Company Disclosure Schedule; Supplementation and Amendment of Schedules.

(a) From time to time prior to the Closing, the Company shall promptly supplement or amend the Company Disclosure Schedule with respect to any matter hereafter arising or discovered after the date of this Agreement that would (i) render any of the representations or warranties in Article IV that are qualified as to materiality inaccurate or incomplete in any respect or (ii) would render any of the other representations or warranties in Article IV inaccurate or incomplete in any material respect, except to the extent such representations and warranties are specifically made as of a particular date (in which case this Section 8.7 shall apply with respect to inaccuracy or incompletion as of such date); provided, however, that no such supplements or amendments to the Company Disclosure Schedule shall (i) avoid or cure any misrepresentation or breach of warranty, (ii) amend or otherwise modify the Company Disclosure Schedule delivered on the date of this Agreement or the representations and warranties in Article IV with respect to the representations and warranties in Article IV made as of the date of this Agreement or (iii) otherwise have any effect on the satisfaction of the conditions set forth in Section 10.3.

(b) Information contained in any section of the Company Disclosure Schedule shall be deemed to be disclosed with respect to any other Section of Article IV (other than Section 4.8, Section 4.14, Section 4.15 or Section 4.21), to the extent that it is readily apparent from the face of such disclosure that such information is applicable to such other Section of Article IV.

(c) Without limiting Section 8.7(a) or Section 8.7(b), the Buyer Parties acknowledge that the execution, delivery, public announcement or pendency of this Agreement, or any of the transactions contemplated herein or any actions taken in compliance herewith, may affect the good commercial working relationships of the Company and its Subsidiaries with their Clients.

SECTION 8.8 Exclusivity.

(a) Until the earlier of (i) termination of this Agreement in accordance with the terms hereof or (ii) the Effective Time (such period being referred to as the “Exclusivity Period”), the Company shall not, and shall not knowingly permit any of its officers, directors, employees, representatives, agents or Affiliates, to: (A) enter into any written or oral agreement or understanding with any Person (other than Parent) regarding the sale (whether by sale of share, merger, business combination, consolidation, sale of assets, recapitalization, share exchange or other disposition) of all or any part of the Company or any material portion of its assets or issued or unissued capital share (“Another Transaction”); (B) enter into or continue any negotiations or discussions with any Person (other than Parent) regarding the possibility of Another Transaction; or (C) except as otherwise required by Law, order of a Governmental Authority or similar compulsion, provide any non-public financial or other confidential or proprietary information regarding the Company (including this Agreement or the transactions contemplated hereunder) to any Person (other than Parent and its representatives) whom the Company or its Affiliates knows, or has substantial reason to believe, would have any interest in participating in Another Transaction.

(b) If the Company receives any proposal, offer or written or oral inquiry of the nature described in Section 8.8(a), the Company shall, within two (2) Business Days after such receipt, notify Parent of such inquiry, proposal or offer, which notification shall, to the extent not limited by applicable confidentiality obligations, include the identity of the other party, the terms of such inquiry, proposal or offer, and any written correspondence related thereto provided that the Company shall not enter into any such confidentiality obligations in connection with any such inquiry, proposal or offer.

SECTION 8.9 Stub Period Returns.

(a) The Buyer Parties shall cause the Company and each of its Subsidiaries to duly and timely make or prepare all Tax Returns required to be made or prepared by them and to duly and timely file all Tax Returns required to be filed by it for any period which ends on or before the Closing Date and for which Tax Returns have not been filed as of such date. The Buyer Parties shall also cause the Company and each of its Subsidiaries to duly and timely make or prepare all Tax Returns required to be made or prepared by them and to duly and timely file all Tax Returns required to be filed by it for periods beginning before and ending after the Closing Date. All such Tax Returns shall be prepared by or with the assistance of the KPMG LLP office currently charged with the responsibility of preparing the Company’s Tax Returns. All such Tax Returns shall be prepared in accordance with applicable Laws and Governmental Authority administrative practice. The Buyer Parties and the Shareholders’ Agent shall cooperate fully with each other and make available to each other in a timely fashion such data and other information as may reasonably be required for the preparation of any Tax Return of the Company and each of its Subsidiaries for a period ending on, prior to or including the Closing Date and shall preserve such data and other information until the expiration of any applicable limitation period and any extensions thereof under any applicable Law with respect to Taxes. The Buyer Parties shall submit such Tax Returns in draft form to the Shareholders’ Agent at least thirty (30) days before the date on which such Tax Returns are required by Law to be filed with applicable Governmental Authority for review and comment.

(b) If any of the Company’s Subsidiaries is permitted, but not required, under applicable Tax-related Law to treat the Effective Date as the last day of a taxation year, then such Subsidiary shall treat such day as the last day of a taxation year. The portion of any Taxes for a taxation year beginning before and ending after the Closing allocable to the portion of such period ending on the Effective Date shall be deemed equal to (i) in the case of Taxes that are based on or related to income or receipts or imposed in connection with any sale or other transfer or assignment of property, the amount which would be payable if the taxable year ended with the Effective Date and (ii) in the case of other Taxes imposed on a periodic basis (including property Taxes), the amount of such Taxes for the entire period multiplied by the number of calendar days in the period ending with the Effective Date and divided by the number of calendar days in the entire period. For purposes of this Section 8.9(b), each portion of such period shall be deemed to be a taxation year (whether or not it is in fact a taxation year).

SECTION 8.10 Certificates and Closing Payment Spreadsheet.

The Company shall provide Parent with: (I) drafts of the following not less than three (3) or more than five (5) Business Days prior to the anticipated Closing Date; and (II) final versions of the following one (1) Business Day prior to the anticipated Closing Date:

(a) a certificate, in a form reasonably satisfactory to Parent, setting out: (a) the names of all the Company Shareholders immediately after the amalgamation of the Company and the Holdcos pursuant to the Plan of Arrangement but before completion of the Arrangement and their respective registered addresses as per the Company’s share registry; (b) the number of Company Shares held by such Company Shareholders immediately after the amalgamation of the Company and the Holdcos pursuant to the Plan of Arrangement but before completion of the Arrangement; (c) the number and type of securities that were exchanged for such Company Shares as a result of the Company Pre-Closing Reorganization or the amalgamation of the Company and the Holdcos pursuant to the Plan of Arrangement, and the respective certificate numbers or option agreement dates evidencing such securities; (d) the aggregate number of Company Shares outstanding immediately after the amalgamation of the Company and the Holdcos pursuant to the Plan of Arrangement but before completion of the Arrangement; and (e) that the Company Shares, which are identified on the Closing Shareholdings Certificate, are all of the issued and outstanding securities in the capital of the Company immediately after the amalgamation of the Company and the Holdcos pursuant to the Plan of Arrangement but before completion of the Arrangement, in each case, certified as true and correct as of the Effective Time by a senior officer the Company (the “Closing Shareholdings Certificate”);

(b) (i) a statement of Company Transaction Expenses showing detail of both the paid and unpaid Company Transaction Expenses incurred and expected to be incurred by the Company (including any Company Transaction Expenses anticipated to be incurred after Closing) together with all invoices evidencing such Company Transaction Expenses and (ii) a statement of outstanding Company Debts as of the Effective Time together with customary pay-off letters, in each case, in a form reasonably satisfactory to Parent and certified as true and correct as of the Effective Time by a senior officer the Company (the “Certificate of Company Transaction Expenses and Company Debts”);

(c) a certificate, in a form reasonably satisfactory to Parent, setting out all amounts withheld or to be withheld as or on account of Taxes pursuant to this Agreement or the Plan of Arrangement (including, for greater certainty, amounts withheld from consideration payable to a former holder of options pursuant to the Company’s option plan, but excluding amounts required to be withheld pursuant to section 116 of the ITA) certified as true and correct as of the Effective Time by a senior officer the Company (the “Withholding Tax Certificate”); and

(d) a spreadsheet (the “Closing Payment Spreadsheet”), in form reasonably satisfactory to Parent, setting forth: (a) calculation of the Adjusted Acquisition Consideration; (b) each Company Shareholder’s Consideration Share of each of the Aggregate Closing Payment, the Working Capital Escrow Amount and the Indemnity Escrow Amount; (c) each Company Shareholder’s Pro Rata Share; (d) all amounts withheld or to be withheld as or on account of Taxes pursuant to this Agreement or the Plan of Arrangement; and (e) each Company Shareholder’s registered address on the share registry of the Company.

SECTION 8.11 Cooperation in Tax Planning.

The Company shall agree to effect such reorganization of its business, operations, subsidiaries and assets or such other transactions (each, a “Buyer Pre-Closing Reorganization”) as Parent may reasonably request prior to the Effective Time, and the Plan of Arrangement, if required, shall be modified accordingly; provided, however, that the full costs of any such Buyer Pre-Closing Reorganization incurred by the Company prior to the Effective Time shall be borne by the Buyer Parties and reimbursed or paid to the Company prior to the Effective Time and that the Company need not effect a Buyer Pre-Closing Reorganization which in the opinion of the Company, acting reasonably, (i) would require the Company to obtain the approval of the Company Shareholders in respect of such Buyer Pre-Closing Reorganization other than at the Special Meeting, (ii) would prejudice the Company Shareholders in any material respect, (iii) would impede or materially delay the consummation of the Arrangement, or (iv) cannot either be completed immediately prior to or contemporaneously with the Effective Time, or cannot be reversed or unwound without adversely affecting the Company and its Subsidiaries and further provided that in the opinion of the Company, acting reasonably, such Buyer Pre-Closing Reorganization does not have negative financial consequences to the Company and its Subsidiaries in any material respect, would provide the Company Shareholders with cash consideration, on an after-tax basis, not less than the cash consideration per Company Common Share receivable under the Arrangement and would provide for the acquisition of all of the outstanding Company Shares.

SECTION 8.12 Proxies and Dissent Rights.

The Company shall advise Parent, as reasonably requested, and on a daily basis on each of the last seven Business Days prior to the Special Meeting, as to the aggregate tally of proxies and votes received in respect of the Special Meeting and the number of Shares for which Dissent Rights have been exercised.

SECTION 8.13 Transfer Taxes.

All Transfer Taxes, if any, arising out of or in connection with the transactions contemplated by this Agreement shall be borne equally by Parent and the Supporting Shareholders in accordance with their relative Pro Rata Shares.

SECTION 8.14 Releases.

Immediately following Closing, the Company shall, and cause each Subsidiary to, execute and deliver, as applicable, each release delivered pursuant to Section 10.2(c).

SECTION 8.15 Notice of Material Breach or Inaccuracy of Company Representation or Warranty.

During the Pre-Closing Period, Parent shall use commercially reasonable efforts to notify the Company upon becoming aware of any material breach or material inaccuracy of a representation or warranty made by the Company contained in this Agreement (other than any representation and warranty set forth in Section 4.3, Section 4.10 or Section 4.14), and any such notice shall set out particulars of the breach or inaccurate representation or warranty. Upon delivery by Parent of such notice to the Company, the Company shall have until the earlier of: (a) thirty days (30) from the date such notice is delivered to the Company; and (b) two Business Days prior to the Outside Date, to cure such breach or inaccuracy, and the Closing Date shall be delayed accordingly, as requested by the Company. The delivery by Parent of, or Parent’s failure to deliver, any such notice to the Company pursuant to this Section 8.15 shall not affect any of the rights or obligations of the Buyer Indemnified Parties under this Agreement or limit the ability of the Buyer Parties to exercise any remedy provided for in this Agreement. For greater certainty, the Buyer Parties’ shall have no liability to the Company or the Company Shareholders pursuant to this Section 8.15 for Parent’s failure to deliver any such notice to the Company pursuant to this Section 8.15.

ARTICLE IX.
SUPPORTING SHAREHOLDER COVENANTS AND ACKNOWLEDGMENTS

SECTION 9.1 Voting.

(a) Each Supporting Shareholder hereby covenants and agrees with the Buyer Parties that, until the termination of this Agreement or the Effective Time, whichever occurs first, each Supporting Shareholder shall not:

(i) sell, transfer, gift, assign, pledge, hypothecate, encumber, convert or otherwise dispose of any of such Supporting Shareholder’s Company Shares or Rights to Acquire Company Shares (or permit any of the foregoing with respect to any of such Company Shares), other than the exercise of Rights to Acquire Company Shares in accordance with their respective terms for Company Shares that will become subject to this Agreement, or enter into any agreement, arrangement or understanding in connection therewith; or

(ii) except as contemplated by this Agreement, grant (or permit to be granted) any proxies or powers of attorney or attorney in fact, or deposit (or permit to be deposited) such Supporting Shareholder’s Company Shares into a voting trust or enter into a voting agreement, understanding or arrangement with respect to the voting of such Company Shares.

(b) Each Supporting Shareholder shall not authorize or permit any investment banker, attorney, accountant or other advisor or representative of such Supporting Shareholder to, directly or indirectly:

(i) solicit, initiate or encourage, or take any other action to facilitate, Another Transaction or any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to Another Transaction; or

(ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, Another Transaction.

(c) Each Supporting Shareholder hereby irrevocably covenants, undertakes and agrees, until the termination of this Agreement or the Effective Time, whichever occurs first:

(i) to vote (or cause to be voted) all such Supporting Shareholder’s Company Shares at any meeting of the Company Shareholders (including the Special Meeting), or any adjournment thereof, and in any action by written consent of the Company Shareholders:

(A) in favour of the approval, consent, ratification and adoption of the Arrangement Resolution (and any actions required in furtherance thereof);

(B) against any action that is intended or would reasonably be expected to impede, interfere with, delay, postpone or discourage the Arrangement, including, for greater certainty, against:

(1) Another Transaction; or

(2) any change in the capitalization of the Company, the corporate structure of the Company or the Company Articles that has not been approved by the Buyer Parties; and

(C) against any action that would result in any breach of any representation, warranty, covenant or agreement or any other obligation of the Company in this Agreement.

(ii) Upon the request or direction of Parent, each Supporting Shareholder shall, no later than five (5) Business Days prior to any meeting of the Company Shareholders in respect of any of the matters referred to in Section 9.1(c)(i) (including the Special Meeting), execute and deliver (or cause to be executed and delivered) a proxy in connection with such meeting that: (A) appoints such person designated by Parent to attend and act on behalf of such Supporting Shareholder at such meeting; and (B) instructs such securities be voted at such meeting in accordance with Section 9.1(c)(i);

(iii) not to, without prior written consent of Parent, revoke any proxies executed and delivered pursuant to this Agreement;

(iv) not to, without the prior written consent of Parent, requisition or join in the requisition of any meeting of the Company Shareholders for the purpose of considering any resolution with respect to any of the matters referred to in Section 9.1(c)(i)(B) or Section 9.1(c)(i)(C); and

(v) not to do anything to frustrate or hinder the consummation of the Arrangement.

(d) Each Supporting Shareholder hereby appoints, until the termination of this Agreement or the Effective Time, whichever occurs first, Parent as attorney in fact (which appointment is unconditional, irrevocable and is coupled with an interest) for and on its behalf to execute a proxy appointing such person designated by Parent to attend and act on behalf of such Supporting Shareholder at any meeting of the Company Shareholders in respect of any of the matters referred to in Section 9.1(c)(i) (including the Special Meeting) and to act on behalf of such Supporting Shareholder on every action or approval by written consent of the Company Shareholders in respect of such matters and, if pursuant to this power of attorney Parent has executed and not revoked a proxy in respect of such a meeting, then in such circumstances such Supporting Shareholder shall not be responsible for voting under Section 9.1(c)(i). Parent shall advise such Supporting Shareholder upon executing or revoking any proxies in respect of the Supporting Shareholder pursuant to the power of attorney granted pursuant this Section 9.1(d).

SECTION 9.2 Other Agreements, Acknowledgments and Covenants.

(a) Each Supporting Shareholder agrees:

(i) to the existence, factual details and reproduction of this Agreement being set out in the Proxy Circular; and

(ii) to this Agreement being available for inspection to the extent required by applicable Law.

(b) Each Supporting Shareholder acknowledges that such Supporting Shareholder’s Consideration Share of the Indemnity Escrow Amount and the Working Capital Escrow Amount will be deposited with the Escrow Agent and such amount shall be retained and released in accordance with the terms and conditions of the Escrow Agreement.

(c) Each Supporting Shareholder shall not, and hereby agrees not to:

(i) exercise any rights of appraisal, or rights to dissent from the Arrangement (including Dissent Rights) that the Supporting Shareholder may have; or

(ii) commence or participate in, and shall, and hereby agrees to, take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Buyer Parties or any of their respective Subsidiaries (or any of their respective successors) relating to the negotiation, execution and delivery of this Agreement or the consummation of the Arrangement. Without limiting the generality or effect of the foregoing, such Supporting Shareholder hereby waives any and all rights to contest or object to the execution and delivery of this Agreement, the actions of the board of directors of the Company in approving and recommending the Arrangement, the consummation of the Arrangement and the other transactions provided for in this Agreement, or to seek damages or other legal or equitable relief in connection therewith. From and after the Effective Time, such Supporting Shareholder’s right to receive cash on the terms and subject to the conditions set forth in the Plan of Arrangement and the Escrow Agreement shall constitute such Supporting Shareholder’s sole and exclusive right against the Company and/or the Buyer Parties in respect of such Supporting Shareholder’s ownership of its Company Shares or its Rights to Acquire Company Shares or status as a securityholder of the Company or any agreement or instrument with the Company pertaining to its Company Shares or its Rights to Acquire Company Shares or such Supporting Shareholder’s status as a securityholder of the Company.

(d) Each Supporting Shareholder may exercise any of its Rights to Acquire Company Shares, to the extent exercisable pursuant to their respective terms.

(e) Each Supporting Shareholder hereby covenants and agrees with the Buyer Parties that, until the termination of this Agreement or the Effective Time, whichever occurs first, such Supporting Shareholder shall not directly or indirectly, take any action that would make any representation or warranty contained in this Agreement untrue or incorrect or have the effect of impairing the ability of such Supporting Shareholder to perform its obligations under this Agreement or preventing or delaying the consummation of any of the transactions contemplated under this Agreement.

(f) Each Supporting Shareholder hereby acknowledges and agrees that immediately prior to the Effective Time, such Supporting Shareholder beneficially owns, and will beneficially own, the Company Shares set forth opposite such Supporting Shareholder’s name on Section 4.3(a) of the Company Disclosure Schedule.

(g) Each Supporting Shareholder shall not acquire, and hereby agrees not to knowingly acquire, directly or indirectly including through any Person in which it has a direct or indirect interest, at any time prior to Effective Time or within the twelve (12) months period following the Effective Time, any shares in the capital of Parent, or any warrants, debt instruments or other securities in the capital of Parent.

(h) Any capital dividend payable by a Holdco for purposes of subsection 83(2) of the ITA as part of the Company Pre-Closing Reorganization shall be payable only to a Person that is a Supporting Shareholder.  Each Supporting Shareholder hereby agrees that if in respect of any such dividend payable by a Holdco, the Company would, but for the application of subsection 184(3) of the ITA, be required to pay a tax under Part III in respect of any excess amount of such dividend as referred to in subsection 184(2) of the ITA, then the Company shall elect under subsection 184(3) of the ITA in prescribed manner in respect of such excess amount.  Each Supporting Shareholder hereby agrees that any such election made by the Company shall have been made with the concurrence of the Company and such Supporting Shareholder.

ARTICLE X.
CONDITIONS TO CLOSING

SECTION 10.1 Mutual Conditions to Effect the Arrangement.

The obligations of the Company and the Buyer Parties to consummate the Arrangement and the other transactions contemplated by this Agreement shall be subject to the satisfaction, fulfillment or written waiver by such parties of each of the following conditions:

(a) Shareholder Approval. Shareholder Approval shall have been obtained.

(b) Interim Order. The Interim Order shall have been obtained in form and substance satisfactory to each of the parties hereto, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such parties, acting reasonably, on appeal or otherwise.

(c) Final Order. The Final Order shall have been obtained in form and substance satisfactory to the parties hereto, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such parties, acting reasonably, on appeal or otherwise.

(d) No Governmental Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the Arrangement or any other transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of the Arrangement or any of the other material transactions contemplated by this Agreement.

(e) Governmental Consents. All filings with and other consents of any Governmental Authority required to be made or obtained in connection with the Arrangement and the other transactions contemplated by this Agreement shall have been made or obtained and shall be in full force and effect and any waiting period under any applicable antitrust or competition law, regulation or other Law shall have expired or been terminated.

SECTION 10.2 Conditions to Obligations of the Company.

The obligations of the Company to consummate the Arrangement and the other transactions contemplated by this Agreement shall be subject to the satisfaction, fulfillment or written waiver by the Company of each of the following conditions:

(a) Representations and Warranties; Covenants. (i) The representations and warranties of the Buyer Parties set forth in Article VII shall be true and correct in all respects at and as of the date of this Agreement and as of the Effective Date as though then made (except that those representations and warranties that are made as of a specific date need only be true and correct in all respects as of such date), except where the failure of such representations and warranties to be true and correct has not had, individually or in the aggregate, a material adverse effect on the part of the Buyer Parties to consummate the transactions contemplated hereby; (ii) the covenants and agreements set forth in this Agreement to be performed or complied with by the Buyer Parties at or prior to the Effective Time shall have been performed or complied with; and (iii) the Company shall have received an officer’s certificate of each of the Buyer Parties, dated as of the Effective Date, certifying as to the matters set forth in clauses (i) and (ii) of this Section 10.2(a).

(b) Escrow Agreement. The Buyer Parties and the Escrow Agent shall have executed and delivered the Escrow Agreement.

(c) Releases. The Buyer Parties shall have executed and delivered customary releases in favour of each director and officer resigning in connection with the Arrangement, in the form attached as Exhibit F(1).

SECTION 10.3 Conditions to Obligations of the Buyer Parties.

The obligations of the Buyer Parties to consummate the Arrangement and the other transactions contemplated by this Agreement shall be subject to the satisfaction, fulfillment or written waiver by Parent of each of the following conditions:

(a) Satisfactory Completion of Due Diligence. Parent shall be reasonably satisfied with its business and legal due diligence with respect to the Company and the Company’s Subsidiaries.

(b) Accuracy of Representations.

(i) The representations and warranties of the Company and the Supporting Shareholders set forth in Article IV (A) shall have been true and correct in all respects at and as of the date of this Agreement and (B) shall be true and correct in all respects at and as of the Effective Date as though then made, in each case except where the failure of such representations and warranties to be true and correct does not, and would not, constitute individually or in the aggregate, a Material Adverse Effect. For purposes of determining the truthfulness and correctness of such representations and warranties: (A) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (B) any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.

(ii) The representations and warranties of the Supporting Shareholders set forth in Article V and Article VI (A) shall have been true and correct in all respects at and as of the date of this Agreement and (B) shall be true and correct in all respects at and as of the Effective Date as though then made.

(c) Performance of Covenants.

(i) The covenants and agreements set forth in this Agreement to be performed or complied with by the Company at or prior to the Effective Time shall have been performed or complied with.

(ii) The covenants and agreements set forth in this Agreement to be performed or complied with by each Supporting Shareholder at or prior to the Effective Time shall have been performed or complied with.

(d) Third Party Consents. The consents, waivers, approvals, authorizations, orders, declarations, filings, registrations and notifications with respect to the Contracts identified in Section 4.4, Section 4.15(a)(x) and Section 4.15(a)(xi) of the Company Disclosure Schedule shall have been received from, or made to, the relevant parties to such Contracts and shall be in full force and effect. All other material consents of third parties (other than Governmental Authorities) required to be obtained in connection with the Arrangement and the other transactions contemplated by this Agreement shall have been received from the relevant parties and shall be in full force and effect.

(e) No Material Adverse Effect. Since the Balance Sheet Date, there shall not have occurred any Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have or result in a Material Adverse Effect.

(f) No Litigation. There shall be no Actions (i) pending against the Company, any of its Subsidiaries, any of their respective assets or properties or any of the directors and officers of the Company or its Subsidiaries in their capacity as directors or officers of the Company or its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or (ii) that seek to enjoin, or obtain Damages with respect to, the consummation of the transactions contemplated hereby.

(g) Termination of Rights and Certain Securities. Any shareholders agreement, registration rights, rights of refusal, voting rights, or other rights relating to any equity security in the capital of the Company shall have been terminated, waived or satisfied.

(h) Consent of Independent Public Accounting Firms. Parent will have received reasonable assurances from the Company’s independent public accounting firms that, subject to the completion of customary procedures required under professional standards, each such firm will consent to Parent’s inclusion of such firm’s report relating to the Audited Company Financial Statements in Parent’s filings under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and in each case the rules and regulations promulgated thereunder.

(i) Directors and Officers. The board of directors of the Company and each of its Subsidiaries immediately following the Effective Time shall consist of individuals nominated by Parent and there shall have been delivered to Parent on or before the Effective Time the resignations of all individuals who are currently directors or officers of the Company, any of its Subsidiaries or the Holdcos, each of which resignation is to be effective as at the Effective Time and duly executed releases, in the form attached as Exhibit F(2), from each such individual of all their claims respectively, against the Buyer Parties, the Company, its Subsidiaries and the Holdcos, as applicable, each of which release shall similarly be effective as at the Effective Time.

(j) Company Pre-Closing Reorganization. The Company Pre-Closing Reorganization shall have been completed to the satisfaction of Parent, acting reasonably.

(k) Rights to Acquire Company Shares. As of the Effective Time, no Rights to Acquire Company Shares shall be outstanding in the capital of the Company.

(l) Company Debts. Parent shall have received from the Company: (i) evidence satisfactory to Parent in its sole discretion that as of Closing: (A) the Company has no Company Debts outstanding; (B) the Company has no further obligations or liabilities under any of the agreements or instruments governing such Company Debts; and (C) all Encumbrances related to such Company Debts have been discharged.

(m) Holdco Approvals. The Holdco Approvals shall have been obtained and shall not have amended or repealed in a manner unacceptable to Parent, in its sole discretion.

(n) Amending Agreements. The Amending Agreement shall have been executed and delivered by all Key Employees and shall not have amended or repealed in a manner unacceptable to Parent, in its sole discretion.

(o) Agreements and Documents.

(i) Officer’s Certificate. The Buyer Parties shall have received an officer’s certificate of the Company, dated as of the Effective Date, certifying as to the matters set forth in Section 10.1(a), (d) and (e), Section 10.3(b)(i), (c)(i), (d), (e), (f), (g), (k) and (l).

(ii) Other Deliveries. The Buyer Parties shall have received from the Company the Estimated Net Working Capital Statement, the Closing Shareholdings Certificate, the Certificate of Company Transaction Expenses and Company Debts, the Withholding Tax Certificate, and the Closing Payment Spreadsheet.

(iii) Supporting Shareholders’ Certificates. The Buyer Parties shall have received a certificate from each Supporting Shareholder, dated as of the Effective Date, certifying as to the matters set forth in Section 10.3(b)(i), (b)(ii) and (c)(ii).

(iv) Escrow Agreement. Shareholders’ Agent and the Escrow Agent shall have executed and delivered the Escrow Agreement.

(v) Opinion of Company Counsel. Company Counsel shall have delivered to the Buyer Parties an opinion to the effect set forth in Exhibit B.

(vi) Proprietary Information and Invention Assignment Agreements. The Company shall have provided evidence satisfactory to Parent that as of the Effective Time (A) each current Company Employee and each current consultant and contractor of the Company and its Subsidiaries and (B) each former Company Employee and each former consultant and contractor of the Company and its Subsidiaries that has participated in software development activities, in each case, has entered into and executed an Employee Proprietary Information Agreement or a Consultant Proprietary Information Agreement, as applicable, each in a form satisfactory to Parent (it being understood and satisfactory to Parent that each of the former Company Employees listed in Section 10.3(o)(vi) of the Company Disclosure Schedule has entered into and executed an Employee Proprietary Information Agreement but the Company is unable to locate the Employee Proprietary Information Agreements for such Company Employees).

(vii) Remedial Resolutions. The board of directors and the shareholders of each of the Company and the Holdcos shall have approved certain remedial resolutions satisfactory to Parent, acting reasonably.

ARTICLE XI.
TERMINATION, AMENDMENT AND WAIVER

SECTION 11.1 Termination.

This Agreement may be terminated at any time prior to the Effective Time:

(a) by the mutual written consent of the Buyer Parties and the Company;

(b) by either the Company, on the one hand, or the Buyer Parties, on the other hand, by written notice to the other party if any Governmental Authority with jurisdiction over such matters shall have issued a Governmental Order permanently restraining, enjoining or otherwise prohibiting the Arrangement or any of the other transactions contemplated by this Agreement, and such Governmental Order shall have become final and unappealable; provided, however, that the terms of this Section 11.1(b) shall not be available to any party unless such party shall have used commercially reasonable efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the Arrangement or other transaction contemplated by this Agreement to which such Governmental Order relates;

(c) by either the Company, on the one hand, or the Buyer Parties, on the other hand, by written notice to the other party if the other party shall have breached any of its representations, warranties, covenants or obligations contained in this Agreement that would give rise to a failure of any condition precedent set forth in Article X and such breach cannot be and has not been cured within fifteen (15) days after the giving of notice by the party seeking to terminate this agreement pursuant to this Section 11.1(c), provided that the party seeking to terminate this Agreement pursuant to this Section 11.1(c) is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; and

(d) by either the Company, on the one hand, or the Buyer Parties, on the other hand, by written notice to the other party if the Arrangement shall not have been consummated on or before the Outside Date, unless the failure to consummate the Arrangement on or prior to such date is the result of any breach of this Agreement by the party seeking to terminate the Agreement pursuant to the terms of this Section 11.1(d).

SECTION 11.2 Effect of Termination.

In the event of termination of this Agreement and abandonment of the Arrangement and the other transactions contemplated by this Agreement pursuant to and in accordance with Section 11.1, this Agreement shall forthwith become void and of no further force or effect whatsoever and there shall be no liability on the part of any party to this Agreement; provided, however, that notwithstanding the foregoing:

(a) nothing contained in this Agreement shall relieve any party to this Agreement from any liability resulting from or arising out of any breach of any representation, warranty, agreement or covenant hereunder; and

(b) the terms of Section 2.12, Section 8.3(a), Section 11.2 and Article XIII shall remain in full force and effect and shall survive any termination of this Agreement, whether in accordance with Section 11.1 or otherwise.

SECTION 11.3 Amendment.

This Agreement may be amended by the parties hereto at any time, whether before or after Shareholder Approval has been obtained; provided, however, that after Shareholder Approval has been obtained, no amendment shall be made to this Agreement that by Law requires further approval by the Company Shareholders. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 11.3, the Supporting Shareholders agree that any amendment of this Agreement signed by the Shareholders’ Agent shall be binding upon and effective against the Supporting Shareholders whether or not they have signed such amendment.

SECTION 11.4 Extension; Waiver.

At any time prior to the Effective Time, Parent, on the one hand, and the Company and the Shareholders’ Agent, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 11.4, the Supporting Shareholders agree that any extension or waiver signed by the Shareholders’ Agent shall be binding upon and effective against all Supporting Shareholders whether or not they have signed such extension or waiver.

ARTICLE XII.
INDEMNIFICATION

SECTION 12.1 Survival of Representations and Warranties.

(a) General. Subject to Section 12.1(b), Section 12.1(c), Section 12.1(d) Section 12.1(e) and Section 12.1(f), the representations and warranties of the Company and the Supporting Shareholders contained in this Agreement or any Related Agreement or any certifications in the Certificates shall survive the Closing and shall expire on the date (the “Expiration Date”) that is twelve (12) months after the Effective Date; provided that if, at any time prior to the Expiration Date, Parent (acting in good faith) delivers to Shareholders’ Agent a written notice alleging the existence of a specific inaccuracy in or a breach of any of the representations and warranties made by the Company or by any of the Supporting Shareholders and asserting a claim for recovery under this Article XII based on such specifically alleged inaccuracy or breach, then the claim asserted in such notice shall survive the Expiration Date until such time as such claim is fully and finally resolved.

(b) Tax Representations. Subject to Section 12.1(e), the representations and warranties of the Company and the Supporting Shareholders contained in Section 4.9 and the certifications in the Withholding Tax Certificate shall survive the Closing for a period equal to the applicable statute of limitations and any extensions thereof plus sixty (60) days (the “Tax Expiration Date”); provided that if, at any time prior to the Tax Expiration Date, Parent (acting in good faith) delivers to Shareholders’ Agent a written notice alleging the existence of a specific inaccuracy in or a breach of any of the representations and warranties made by the Company or by any of the Supporting Shareholders and asserting a claim for recovery under this Article XII based on such specifically alleged inaccuracy or breach, then the claim asserted in such notice shall survive the Tax Expiration Date until such time as such claim is fully and finally resolved.

(c) Capitalization and Other Matters. The representations and warranties of the Company and the Supporting Shareholders contained in Section 4.1(a), Section 4.2 and Section 4.3, the representations and warranties of the Supporting Shareholders contained in Article V and the certifications in the Closing Shareholdings Certificate shall survive the Closing indefinitely (such representations, warranties and certifications, together with the representations, warranties and certifications referenced in Section 12.1(b), the “Specified Representations”).

(d) Supporting Shareholders Matters. Subject to Section 12.1(e):

(i) the representations and warranties of the Supporting Shareholders contained in Section 6.4 shall survive the Closing and shall expire on the Tax Expiration Date; provided that if, at any time prior to the Tax Expiration Date, Parent (acting in good faith) delivers to Shareholders’ Agent a written notice alleging the existence of a specific inaccuracy in or a breach of any of the representations and warranties made by the Company or by any of the Supporting Shareholders and asserting a claim for recovery under this Article XII based on such specifically alleged inaccuracy or breach, then the claim asserted in such notice shall survive the Tax Expiration Date until such time as such claim is fully and finally resolved; and

(ii) the representations and warranties of the Supporting Shareholders contained in Section 6.1 and Section 6.6 shall survive the Closing indefinitely.

(such representations and warranties referenced in (i) and (ii), the “Supporting Shareholders Specified Representations”)

(e) Gross Negligence, Wilful Misconduct, Criminal Activity, Intentional Misrepresentation and Fraud. The limitations set forth in Section 12.1(a), Section 12.1(b) and Section 12.1(d)(i) shall not apply with respect to the Company, a Holdco or a Supporting Shareholder, as applicable, in the case of claims based upon any of the Company’s, the Holdcos’ or the Supporting Shareholders’ own gross negligence, wilful misconduct, criminal activity, intentional misrepresentation or fraud, as determined by a court of competent jurisdiction or a duly appointed arbitrator, as applicable.

(f) Title to Company Shares. The limitations set forth in Section 12.1(a) shall not apply in the case of claims based upon the absence of, or deficiency in, the title of a Company Shareholder to such Company Shareholder’s Company Shares, fraudulent or otherwise.

(g) The Buyer Parties. Subject to Section 12.1(h), the representations and warranties made by the Buyer Parties in this Agreement, any Related Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall survive the Closing and shall expire on the Expiration Date.

(h) The time limitations set forth in Section 12.1(g) shall not apply in the case of claims based upon any of the Buyer Parties’ gross negligence, wilful misconduct, criminal activity, intentional misrepresentation or fraud, as determined by a court of competent jurisdiction or a duly appointed arbitrator, as applicable.

SECTION 12.2 Indemnification.

(a) By virtue of the Arrangement, subject to the provisions of this Article XII, from and after the Effective Time, the Company Shareholders shall severally and not jointly (based on their respective Pro Rata Share) indemnify and hold harmless the Buyer Parties and, to the extent named in any claim or action, their respective officers, directors, affiliates, employees, agents and representatives and the Company and its Subsidiaries (collectively, the “Buyer Indemnified Parties”) from and against all claims, losses, liabilities, damages, costs, interest, awards, judgments, penalties and expenses, including reasonable professional (including legal, accounting and consulting) fees and expenses and including any such reasonable out-of-pocket expenses incurred in connection with investigating, defending against or settling any of the foregoing (individually a “Damage” and collectively “Damages”) incurred or sustained by the Buyer Indemnified Parties, or any of them, directly or indirectly, arising under, in connection with or with respect to the following:

(i) any breach or inaccuracy of: (A) a representation or warranty of the Company contained in this Agreement or the Related Agreements; or (B) a certification in the Certificates (other than with respect to Article VI), in each case, including any breach or inaccuracy of the Specified Representations;

(ii) any failure by the Company to perform or comply with any covenant or agreement applicable to it contained in this Agreement or in any Related Agreement and required to be performed as of or prior to the Effective Time;

(iii) any Company Debts in excess of the amount of Company Debts deducted from the Preliminary Acquisition Consideration to determine the Adjusted Acquisition Consideration at Closing (but, for greater clarity, excluding all obligations (including principal, interest, fees and penalties) outstanding and/or payable under the MMV Credit Agreement (or the loan made by Parent and/or Acquisition Sub to the Company under the Plan of Arrangement to satisfy such obligations));

(iv) any Company Transaction Expenses in excess of $100,000 that were not deducted from the Preliminary Acquisition Consideration to determine the Adjusted Acquisition Consideration at Closing;

(v) any fees or disbursements of the Independent Accounting Firm payable by the Company Shareholders to the extent not paid or deemed paid by the Company Shareholders pursuant to Section 3.2(b);

(vi) the additional amount equal to the shortfall in the Working Capital Escrow Fund, if the Final Net Working Capital is less than the Estimated Net Working Capital by more than the value of the Working Capital Escrow Fund;

(vii) any failure by such Company Shareholder (other than a Supporting Shareholder) to perform or comply with any covenant or agreement applicable to he, she or it contained in this Agreement or in any Related Agreement after the Effective Time;

(viii) the Company Pre-Closing Reorganization;

(ix) the matters set forth in Section 12.2(a)(ix) of the Company Disclosure Schedule;

(x) the matters set forth in Section 12.2(a)(x) of the Company Disclosure Schedule; and

(xi) gross negligence, wilful misconduct, criminal activity, intentional misrepresentation or fraud on the part of the Company or any of the Holdcos, as determined by a court of competent jurisdiction or a duly appointed arbitrator, as applicable.

(b) By virtue of the Arrangement, subject to the provisions of this Article XII, from and after the Effective Time, each Supporting Shareholder shall severally and not jointly (based on their relative Pro Rata Share in relation to the other Supporting Shareholders) indemnify and hold harmless the Buyer Indemnified Parties, from and against all Damages incurred or sustained by the Buyer Indemnified Parties, or any of them, directly or indirectly, as a result of:

(i) any breach or inaccuracy of: (A) a representation or warranty of such Supporting Shareholder contained in Article VI or in the Related Agreements; or (B) a certification in the Certificates (to the extent any such breach or inaccuracy in the Certificates relates to Article VI), in each case, including any breach or inaccuracy of the Supporting Shareholders Specified Representations; and

(ii) any failure by such Supporting Shareholder to perform or comply with any covenant or agreement applicable to he, she or it contained in this Agreement or in any Related Agreement and required to be performed as of or prior to the Effective Time.

(c) Each Company Shareholder shall indemnify and hold harmless the Buyer Indemnified Parties from and against any Damages incurred or sustained by the Buyer Indemnified Parties, or any of them, as a result of the absence of, or deficiency in, the title of such Company Shareholder to his, her or its Company Shares, fraudulent or otherwise.

(d) Without limiting Section 12.2(c), each Supporting Shareholder committing gross negligence, wilful misconduct, criminal activity, intentional misrepresentation or fraud, as determined by a court of competent jurisdiction or a duly appointed arbitrator, as applicable, shall indemnify and hold harmless the Buyer Indemnified Parties from and against any Damages incurred or sustained by the Buyer Indemnified Parties, or any of them, as a result of such gross negligence, wilful misconduct, criminal activity, intentional misrepresentation or fraud.

(e) By virtue of the Arrangement, subject to the provisions of this Article XII, from and after the Effective Time, the Buyer Parties shall jointly and severally indemnify and hold harmless each Company Shareholder, from and against all Damages incurred or sustained by such Company Shareholder, directly or indirectly, as a result of:

(i) any breach or inaccuracy of a representation or warranty of the Buyer Parties contained in Article VII, in the Related Agreements or in any certificate delivered by the Buyer Party to the Company at Closing; and

(ii) any failure by any of the Buyer Parties to perform or comply with any covenant or agreement applicable to it contained in this Agreement or in any Related Agreement and required to be performed as of or prior to the Effective Time.

(f) For the purpose of this Article XII only, when determining the amount of Damages suffered as a result of any breach or inaccuracy of a representation or warranty, or any failure to perform or comply with any covenant or agreement, any representation, warranty, covenant or agreement given or made by the Company or the Company Shareholders that is qualified or limited in scope as to materiality or Material Adverse Effect shall be deemed to be made or given without such qualification or limitation; provided that any such qualification or limitation shall be taken into account for purposes of determining whether any such breach, inaccuracy or failure has occurred.

(g) The Company Shareholders shall not have any right of contribution, indemnification or right of advancement from the Company or any of the Buyer Parties with respect to any Damages claimed by an Indemnified Party.

(h) No party shall be entitled to make a claim under this Article XII if (i) such party has committed gross negligence, wilful misconduct, criminal activity, intentional misrepresentation or fraud and (ii) such gross negligence, wilful misconduct, criminal activity, intentional misrepresentation or fraud has been determined by a court of competent jurisdiction or a duly appointed arbitrator, as applicable, to be the direct cause of such claim.

SECTION 12.3 Limitation on Indemnification.

(a) Notwithstanding anything in this Agreement to the contrary but subject to Section 12.3(b)¸ a Company Shareholder’s aggregate Liability pursuant to Section 12.2 shall not exceed such Company Shareholder’s Pro Rata Share of the amount of funds held in the Indemnity Escrow Fund.

(b) The limitation set forth in Section 12.3(a) shall not apply to any claim for indemnification against:

(i) a Company Shareholder pursuant to Section 12.2(c), for which such Company Shareholder’s aggregate Liability shall not exceed such Company Shareholder’s Pro Rata Share of the Adjusted Aggregate Closing Consideration; or

(ii) a Supporting Shareholder pursuant to:

(A) Section 12.2(a)(viii);

(B) Section 12.2(a)(xi);

(C) Section 12.2(b)(i) with respect to a breach or inaccuracy of any of the Supporting Shareholders Specified Representations; or

(D) Section 12.2(b)(ii) (provided that such failure relates to the covenants and agreements contained in Section 8.13 or Article IX),

for which such Supporting Shareholder’s aggregate Liability shall not exceed such Supporting Shareholder’s Pro Rata Share of the applicable Damages.

(c) Subject to the limitations set forth in Section 12.3(a) and Section 12.3(b), any amounts payable by the Company Shareholders to a Buyer Indemnified Party pursuant to this Article XII shall be paid solely from the Indemnity Escrow Fund in accordance with the terms of the Escrow Agreement until it is depleted or terminates and:

(i) provided that a claim for indemnification against a Company Shareholder is made pursuant to Section 12.2(c), thereafter, by recourse to such Company Shareholder; or

(ii) provided that a claim for indemnification against a Supporting Shareholder is made pursuant to:

(A) Section 12.2(a)(viii);

(B) Section 12.2(a)(xi);

(C) Section 12.2(b)(i) with respect to a breach or inaccuracy of any of the Supporting Shareholders Specified Representations; or

(D) Section 12.2(b)(ii) (provided that such failure relates to the covenants and agreements contained in Section 8.13 or Article IX),

thereafter, by recourse to such Supporting Shareholder.

(d) Nothing in this Article XII shall limit the Liability of any party hereto for any breach of any representation, warranty, covenant, agreement or certification contained in this Agreement, any Related Agreement or any Certificate or other instrument delivered pursuant to this Agreement if the Arrangement does not close.

(e) Notwithstanding anything in this Agreement to the contrary, any Indemnified Party may bring a claim for indemnification for any Damages under this Article XII notwithstanding the fact that such Indemnified Party had knowledge of the breach, event or circumstance giving rise to such Damages prior to the Effective Time or waived any condition prior to the Effective Time related thereto.

(f) Notwithstanding anything in this Agreement to the contrary, the Buyer Indemnified Parties shall not be entitled to any recovery for Damages resulting from any breach or inaccuracy of any representation, warranty or certification contained in this Agreement, any Related Agreement (other than the Amending Agreements) or any Certificate unless the Buyer Indemnified Parties have claim(s) for indemnification pursuant to Section 12.2 for an aggregate amount in excess of $250,000 (for the purposes of this Section 12.3(f), the “Threshold”), in which case the Buyer Indemnified Parties may make claim for indemnification for all Damages, including the amount of the Threshold, provided that such Threshold shall not apply: (i) to breaches or inaccuracies of any of the Specified Representations or the Support Shareholders Specified Representations or (ii) to any claim for indemnification pursuant to Section 12.2(a)(iii), Section 12.2(a)(iv), Section 12.2(a)(v), Section 12.2(a)(vi), Section 12.2(a)(viii), Section 12.2(a)(ix), Section 12.2(a)(x), Section 12.2(a)(xi), Section 12.2(b)(ii) (provided that in the case of Section 12.2(b)(ii), such failure relates to the covenants and agreements contained in Section 8.13 or Article IX), Section 12.2(c) or Section 12.2(d).

(g) Any amount payable to an Indemnified Party pursuant to this Article XII shall be net of: (i) insurance proceeds received by the Indemnified Party (or any of its Affiliates) with respect to any Damages incurred by the Indemnified Party; and (ii) recoveries obtained by the Indemnified Party (or any of its Affiliates) from any party other than the Indemnitor.

(h) Notwithstanding anything in this Agreement to the contrary, the Buyer Indemnified Parties shall not be entitled to any recovery for special, consequential or punitive Damages pursuant to this Article XII, unless such Damages represent amounts actually paid by the Buyer Indemnified Parties.

(i) Notwithstanding anything in this Agreement to the contrary, each Indemnified Party shall have a duty to mitigate any Damages for which an indemnity claim may be properly brought hereunder.

SECTION 12.4 Indemnification Procedure.

Subject to the limitations contained in this Article XII:

(a) Any Indemnified Party seeking to be indemnified pursuant to Section 12.2 (the “Indemnitee”) (or if any of the Company Shareholders are the Indemnitee, the Shareholders’ Agent, on behalf of the Company Shareholder(s)) shall deliver to the party or parties from whom indemnification is sought pursuant to Section 12.2 (the “Indemnitor”) (or, if any of the Company Shareholders are the Indemnitor, then to the Shareholders’ Agent acting on behalf of the Company Shareholder(s)) a written notice (the “Indemnification Notice”) asserting that the Indemnitee is entitled to such indemnification. The Indemnification Notice shall include detail sufficient (to the extent known by the Indemnitee) for the Indemnitor (or, if any of the Company Shareholders are the Indemnitor, then the Shareholders’ Agent acting on behalf of the Company Shareholder(s)) to determine the purported factual and legal basis for the Indemnitee’s claim for indemnification and the amount of Damages or anticipated Damages for which the Indemnitee seeks indemnification (to the extent known by the Indemnitee).

(b) Within thirty (30) days after receipt of the Indemnification Notice (the “Indemnification Objection Period”), the Indemnitor (or, if any of the Company Shareholders are the Indemnitor, then the Shareholders’ Agent acting on behalf of the Company Shareholder(s)), by written notice to the Indemnitee (or, if any of the Company Shareholders are the Indemnitee, then the Shareholders’ Agent acting on behalf of the Company Shareholder(s)), shall accept or object to the Indemnitee’s claim for Indemnification as set forth in the Indemnification Notice, setting forth in such notice the Indemnitor’s objection (or, if any of the Company Shareholders are the Indemnitor, then the Shareholders’ Agent’s objection acting on behalf of the Company Shareholder(s)) in reasonable detail, specifying the basis for such objection and the amount in dispute (the “Indemnification Notice of Objection”).

(c) If the Indemnitor (or, if any of the Company Shareholders are the Indemnitor, then the Shareholders’ Agent acting on behalf of the Company Shareholder(s)) accepts the Indemnitee’s claim for Indemnification or does not send an Indemnification Notice of Objection to the Indemnitee (or, if any of the Company Shareholders are the Indemnitee, then the Shareholders’ Agent acting on behalf of the Company Shareholder(s)) within the Indemnification Objection Period, then the Indemnitor (or, if any of the Company Shareholders are the Indemnitor, then the Shareholders’ Agent acting on behalf of the Company Shareholder(s)) shall be deemed to have accepted the Indemnitee’s claim for Indemnification and the Buyer Parties (on behalf of the Indemnitee that is a Buyer Indemnified Party) or the Shareholders’ Agent (on behalf of the Indemnitee that is the Company Shareholder(s)), as applicable, shall receive payment with respect to Indemnitee’s claim for indemnification.

(d) If an Indemnification Notice of Objection is delivered to Indemnitee (or, if any of the Company Shareholders are the Indemnitee, then the Shareholders’ Agent acting on behalf of the Company Shareholder(s)) during the Indemnification Objection Period, then the Buyer Parties (on behalf of the Indemnitee that is a Buyer Indemnified Party) or the Shareholders’ Agent (on behalf of the Indemnitee that is the Company Shareholder(s)), as applicable, shall receive payment with respect to the undisputed amount of the Indemnitee’s claim for indemnification, and during the first thirty (30) days following the date upon which the Indemnitee (or, if any of the Company Shareholders are the Indemnitee, then the Shareholders’ Agent acting on behalf of the Company Shareholder(s)) receives the Indemnification Notice of Objection, the Indemnitee (or, if any of the Company Shareholders are the Indemnitee, then the Shareholders’ Agent acting on behalf of the Company Shareholder(s)) and the Indemnitor (or, if any of the Company Shareholders are the Indemnitor, then the Shareholders’ Agent acting on behalf of the Company Shareholder(s)) shall attempt in good faith to resolve in writing any differences that they may have with respect to all matters specified in the Indemnification Notice of Objection. If at the end of such thirty (30) day period all disputed items are not resolved, the remaining disputed items shall be submitted for resolution by binding arbitration pursuant to Section 13.10.

SECTION 12.5 Defence of Third-Party Claims.

(a) Upon receipt by the Indemnitee of a notice of any actual or possible Action that has been or may be brought or asserted by a third party against such Indemnitee and that may be subject to indemnification hereunder (a “Third-Party Claim”), the Indemnitee (or, if any of the Company Shareholders are the Indemnitee, then the Shareholders’ Agent acting on behalf of the Company Shareholder(s)) shall promptly give notice of such Third-Party Claim (a “Third-Party Claim Notice”) to the Indemnitor (or, if any of the Company Shareholders are the Indemnitor, then to the Shareholders’ Agent acting on behalf of the Company Shareholder(s)) indicating the nature of such Third-Party Claim and the stated basis therefor with reasonable detail to allow assessment and the amount of Damages claimed pursuant to such Third-Party Claim, to the extent known. If the Indemnitor (or, if any of the Company Shareholders are the Indemnitor, then the Shareholders’ Agent acting on behalf of the Company Shareholder(s)) disputes the right of the Indemnitee to indemnification under this Article XII with respect to the Third Party  Claim described in the applicable Third Party Claim Notice, then in such event the amount of Damages incurred by the Indemnitee in connection with such Third Party Claim, and the Indemnitee’s right to indemnification under this Article XII with respect thereto, shall be resolved by binding arbitration pursuant to Section 13.10.

(b) The Buyer Parties shall defend any Third Party Claim, but shall not enter into any settlement of any Third Party Claim unless such settlement is approved in writing by the Shareholders’ Agent (which approval may not be unreasonably withheld, conditioned or delayed). The Shareholders’ Agent shall be entitled to retain separate or additional counsel to act on behalf of the Shareholders’ Agent and/or participate in the defence of the Third Party Claim but only if: (i) (A) such Third Party Claim is in relation to taxation matters in respect of taxation years arising prior to the Closing Date or (B) if the named parties to any such Third Party Claim include one or more of the Buyer Indemnified Parties and one or more of the Company Shareholders and the Shareholders’ Agent shall have been advised by his or her counsel that representation of both parties by the same counsel would be inappropriate due to the actual or potential differing interest between them; and (ii) the Shareholders’ Agent pays for the fees and disbursements of such applicable separate or additional counsel.

(c) If the Indemnitee (or, if any of the Company Shareholders are the Indemnitee, then the Shareholders’ Agent acting on behalf of the Company Shareholder(s)) has requested to defend the Third Party Claim, then the amount of any Damages incurred by the Indemnitee in connection with such Third Party Claim shall be indemnifiable.  If the Indemnitor (or, if any of the Company Shareholders are the Indemnitor, then the Shareholders’ Agent acting on behalf of the Company Shareholder(s)) has disputed the right of the Indemnitee to indemnification under this Article XII with respect to the Third Party  Claim described in the applicable Third Party Claim Notice, then in such event the amount of Damages incurred by the Indemnitee in connection with such Third Party Claim, and the Indemnitee’s right to indemnification under this Article XII with respect thereto, shall be a disputed indemnification claim to be resolved by binding arbitration pursuant to Section 13.10.

SECTION 12.6 Third Party Costs.

Notwithstanding anything to the contrary in this Article XII, any legal fees and disbursements, other professionals’ and experts’ fees and disbursements, court and arbitration costs and all other reasonable fees, costs and expenses actually incurred by Buyer Indemnified Parties in connection with any Third Party Claim or other indemnifiable matter in accordance with this Article XII shall be paid out of the Indemnity Escrow Fund in accordance with the Escrow Agreement. For greater certainty, Section 12.3(f) shall not apply to this Section 12.6.

SECTION 12.7 Characterization of Indemnification Payments.

The parties to this Agreement agree that any indemnification payments made pursuant to this Article XII shall be treated for all Tax purposes as an adjustment to the purchase price unless otherwise required by Law. Each of the parties shall, within a reasonable time of payment and receipt of such payment, as applicable, request all amendments to its current or past Tax Returns as may be necessary to reflect the foregoing.

SECTION 12.8 Sole Remedy.

(a) Notwithstanding anything else herein contained, the parties to this Agreement acknowledge and agree that from and after the Effective time, subject to Section 12.8(b), the indemnification provisions of this Article XII and the Escrow Agreement shall be the sole and exclusive remedy of the Indemnified Parties with respect to any claim hereunder, howsoever caused, including breaches of representations, warranties, covenants, agreements or certifications contained in this Agreement any Related Agreement or any Certificate, whether for claims of tort, contract or otherwise; provided, however, that nothing in this Agreement or the Escrow Agreement shall limit a party’s right to seek and obtain specific performance, injunctive relief or any other equitable remedies to which they may be entitled.

(b) Subject to Section 12.8(a), nothing in this Agreement nor the Escrow Agreement shall limit the right of the Buyer Parties (or any of their Affiliates) to pursue remedies under any of the Amending Agreements against the parties thereto.

SECTION 12.9 Trustee and Agent.

(a) The Company Shareholders acknowledge that the Buyer Parties are acting as trustees and agents for the remaining Buyer Indemnified Parties on whose behalf and for whose benefit the indemnities in Section 12.2 are provided and that such remaining Buyer Indemnified Parties shall have the full right and entitlement to take the benefit of and enforce such indemnity notwithstanding that they may not individually be parties to this Agreement. The Company Shareholders agree that the Buyer Parties may enforce the indemnity for and on behalf of such remaining Indemnified Parties and, in such event, the Company Shareholder(s) from whom indemnification is sought in accordance herewith will not in any proceeding to enforce the indemnity by or on behalf of such remaining Buyer Indemnified Parties assert any defence thereto based on the absence of authority or consideration or privity of contract and irrevocably waives the benefit of any such defence.

(b) The Buyer Parties acknowledge that the Shareholders’ Agent is acting as trustees and agents for the Company Shareholders on whose behalf and for whose benefit the indemnities in Section 12.2 are provided and that the Company Shareholders shall have the full right and entitlement to take the benefit of and enforce such indemnity notwithstanding that they may not individually be parties to this Agreement. The Buyer Parties agree that the Shareholders’ Agent may enforce the indemnity for and on behalf of the Company Shareholders and, in such event, the Buyer Parties from whom indemnification is sought in accordance herewith will not in any proceeding to enforce the indemnity by or on behalf of the Company Shareholders assert any defence thereto based on the absence of authority or consideration or privity of contract and irrevocably waives the benefit of any such defence.

ARTICLE XIII.
GENERAL PROVISIONS

SECTION 13.1 Shareholders’ Agent.

(a) Nashirali Samanani is hereby appointed as the agent and attorney-in-fact of the Company Shareholders as the Shareholders’ Agent for and on behalf of the Company Shareholders to give and receive notices and communications, to agree to, negotiate, enter into settlements and compromises of, and demand mediation and arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Shareholders’ Agent for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency in respect of all of the Company Shareholders may be changed from time to time by Company Shareholders upon not less than ten (10) days prior written notice to Parent; provided, however, that the Shareholders’ Agent may not be changed unless holders of a majority of the Aggregate Closing Payment agree to such removal and to the identity of the substituted agent, and further provided that such replacement Person is a Company Shareholder or such other Person as is, in either instance, acceptable to Parent, acting reasonably and without undue delay. A vacancy in the position of Shareholders’ Agent may be filled by the holders of a majority of the Aggregate Closing Payment. No bond shall be required of the Shareholders’ Agent, and the Shareholders’ Agent shall not receive any compensation from the Buyer Parties or the Company for its services. Notices or communications to or from the Shareholders’ Agent shall constitute notice to or from the Company Shareholders. Notwithstanding the foregoing, in the event that the resignation or removal of the Shareholders’ Agent would result in there being no Shareholders’ Agent immediately following such resignation or removal, then such resignation or removal shall not be effective unless and until a new Shareholders’ Agent shall have been approved and such new Shareholders’ Agent shall have confirmed in writing acceptance of such appointment. Each time a new Shareholders’ Agent is appointed pursuant to this Agreement, such Person, as a condition precedent to the effectiveness of such appointment, shall accept such position in writing.

(b) The Shareholders’ Agent shall not be liable for any act done or omitted hereunder as Shareholders’ Agent while acting in good faith and in the exercise of reasonable judgment. The Company Shareholders shall severally and not jointly (based on their respective Pro Rata Share) indemnify the Shareholders’ Agent and hold the Shareholders’ Agent harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Shareholders’ Agent and arising out of or in connection with the acceptance or administration of the Shareholders’ Agent’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholders’ Agent. Any amounts payable to the Shareholders’ Agent in respect of the indemnity provided in this Section 13.1(b), as determined by a court of competent jurisdiction or a duly appointed arbitrator, as applicable, shall be payable, firstly, exclusively from the amount of $1,000,000 to be held in the Company Shareholders Escrow Account and thereafter, if applicable, by recourse to the Company Shareholders on a several basis for a period of two years following the Expiration Date.

(c) Notwithstanding anything in this Agreement to the contrary, a Company Shareholder’s aggregate Liability pursuant to the indemnity granted in Section 13.1(b) shall be several and not joint and shall not exceed such Company Shareholder’s Pro Rata Share of the amount originally paid into the Company Shareholders Escrow Account.

(d) A decision, act, consent or instruction of the Shareholders’ Agent, including an amendment, extension or waiver of this Agreement pursuant to Section 11.3 and Section 11.4, shall constitute a decision of the Company Shareholders and shall be final, binding and conclusive upon Company Shareholders; and the Buyer Parties may rely upon any such decision, act, consent or instruction of the Shareholders’ Agent as being the decision, act, consent or instruction of the Company Shareholders. Each of the Buyer Parties is hereby relieved from any liability to any Person for any acts done by in accordance with such decision, act, consent or instruction of the Shareholders’ Agent.

(e) The authority conferred under this Section 13.1 is an agency coupled with an interest and, to the extent permitted by applicable Laws, all authority conferred hereby is irrevocable and not subject to termination by the Company Shareholders or by operation of law, whether by the death or incapacity of any of the Company Shareholders, or the occurrence of any other event. If any Company Shareholder should die or become mentally or physically incapacitated, or if any other event shall occur, any action taken by the Shareholders’ Agent pursuant to this Section 13.1 shall be valid as if such death or incapacity, or other event had not occurred, regardless of whether or not the Shareholders’ Agent or the Buyer Parties shall have received notice of such death, incapacity, termination, or other event.

(f) In the event of the death, disability, incapacity or resignation of Nashirali Samanani, such that Nashirali Samanani is unable to fulfill the duties ascribed to him hereunder as Shareholders’ Agent, the vacancy created by such death, disability, incapacity or resignation shall be filled firstly by Michael Mabey, and secondly, in the event of the death, disability, incapacity or resignation of Michael Mabey, by Kabir Jivraj, and each of Messrs. Mabey and Jivraj, as applicable, shall be deemed to take the place of Nashirali Samanani as Shareholders’ Agent hereunder for all intents and purposes.

SECTION 13.2 Expenses.

Except as otherwise expressly provided in this Agreement, all costs and expenses (including all fees and disbursements of counsel, financial advisors and accountants) incurred in connection with the negotiation and preparation of this Agreement, the performance of the terms of this Agreement and the consummation of the transactions contemplated by this Agreement, shall be paid by the respective party incurring such costs and expenses, whether or not the Closing shall have occurred.

SECTION 13.3 Notices.

All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (i) if sent by registered or certified mail, upon receipt; (ii) if sent by nationally recognized overnight air courier, one (1) Business Day after mailing; (iii) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in clauses (i) or (ii) of this Section 13.3, when transmitted and receipt is confirmed by telephone and (iv) if otherwise actually personally delivered, when delivered, provided, that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

(a) if to the Company (prior to the Closing), to:

Elluminate, Inc.
200, 403-33rd Street N.E.
Calgary, AB T2A 1X5 Attention: Facsimile No.:	Nashirali Samanani (403) 204-7898
with a copy (which shall not constitute notice) to:
Bennett Jones LLP 4500 Bankers Hall East 855 2nd Street SW Calgary, AB T2P 4K7 Attention: Facsimile No.:	Farouk Adatia (403) 265-7219

(b) if to the Buyer Parties or, if after the Closing, to the Company, to:

Blackboard Inc.

650 Massachusetts Avenue N.W.

6th Floor

Washington, D.C. 20001-3796

Attention: Facsimile:	Matthew H. Small, Chief Business Officer (202) 463-4863

with copies (which shall not constitute notice) to:

Blackboard Inc.

650 Massachusetts Avenue N.W.

6th Floor

Washington, D.C. 20001-3796

Attention: Justin Tan, Esq., SVP and Deputy General Counsel
Facsimile: (623) 476-1418

with a copy (which shall not constitute notice) to:

Osler, Hoskin & Harcourt LLP
1 First Canadian Place, Suite 6100
Toronto, ON M5X 1B8 Attention: Facsimile No.:	Michael Innes (416) 862-6666

(c) if to Shareholders’ Agent:

Nashirali Samanani 31099 Elbow River Drive Calgary, AB T3Z 2T9 Facsimile No.:	(403) 214-0352
with a copy (which shall not constitute notice) to:
Bennett Jones LLP 4500 Bankers Hall East 855 2nd Street SW Calgary, AB T2P 4K7 Attention: Facsimile No.:	Farouk Adatia (403) 265-7219

(d) If to a Supporting Shareholder, to his, her or its address and facsimile on Section 4.3(a) of the Company Disclosure Schedule.

SECTION 13.4 Public Announcements.

Unless otherwise required by applicable Law, the Company, the Supporting Shareholders, the Shareholders’ Agent, and their directors, officers, managers, members, shareholders and representatives shall not make any public announcements in respect of this Agreement or the transactions contemplated by this Agreement, or otherwise communicate with any news media regarding this Agreement or the transactions contemplated by this Agreement, without the prior written consent of Parent. If any such public statement is required, the applicable party shall consult with Parent in advance as to the contents and timing thereof and refrain from making such public statement until Parent has consented in writing thereto, such consent not to be unreasonably withheld or delayed. Parent and its directors, officers, and other representatives shall be entitled to make public announcements and communicate with news media and any other Persons in respect of this Agreement or the transactions contemplated hereby without having to obtain the consent of any other party hereto. Prior to Closing, Parent shall provide a written copy of any press release with respect to this Agreement and the transactions contemplated by this Agreement to the Company for its opportunity to review and provide reasonable comments prior to the issuance of such press release; provided that nothing in this Section 13.4 shall limit the ability of Parent to comply in a timely manner with its disclosure obligations at Law or any stock exchange upon which it is listed. For the purposes of this Section 13.4, a consent of an officer of Parent by e-mail shall be deemed to be a consent of Parent in writing.

SECTION 13.5 Interpretation.

The Article and Section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision of this Agreement. References to Articles, Sections, Schedules or Exhibits in this Agreement, unless otherwise indicated, are references to Articles, Sections, Schedules and Exhibits of or to this Agreement. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises with respect to any term or provision of this Agreement, this Agreement shall be construed as if drafted jointly by the parties to this Agreement, and no presumption or burden of proof shall arise favouring or disfavouring any party to this Agreement by virtue of the authorship of any of the terms or provisions of this Agreement. Any reference to any federal, provincial, state, municipal, county, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For all purposes of and under this Agreement, (i) the word “including” shall be deemed to be immediately followed by the words “without limitation”; (ii) words (including defined terms) in the singular shall be deemed to include the plural and vice versa; (iii) words of one gender shall be deemed to include the other gender as the context requires; (iv) the terms “hereof,” “herein,” “hereto,” “herewith” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not to any particular term or provision of this Agreement, unless otherwise specified; (v) unless otherwise defined in this Agreement, accounting terms shall have the respective meanings assigned to them in accordance with GAAP consistently applied with the Company Financial Statements; and (vi) all references to “$” or cash in this Agreement shall, except as otherwise expressly indicated, refer to U.S. dollars.

SECTION 13.6 Severability.

In the event that any one or more of the terms or provisions contained in this Agreement or in any other certificate, instrument or other document referred to in this Agreement, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or any other such certificate, instrument or other document referred to in this Agreement, and the parties to this Agreement shall use their commercially reasonable efforts to substitute one or more valid, legal and enforceable terms or provisions into this Agreement which, insofar as practicable, implement the purposes and intent of this Agreement. Any term or provision of this Agreement held invalid or unenforceable only in part, degree or within certain jurisdictions shall remain in full force and effect to the extent not held invalid or unenforceable to the extent consistent with the intent of the parties as reflected by this Agreement.

SECTION 13.7 Entire Agreement.

This Agreement (including the Company Disclosure Schedule, the other Schedules and the Exhibits to this Agreement, and any other agreement, instrument, or document delivered in connection herewith) and the Confidentiality Agreement constitute the entire agreement of the parties to this Agreement with respect to the subject matter of this Agreement and the Confidentiality Agreement, and supersede all prior agreements and undertakings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement and the Confidentiality Agreement, including the letter of intent between the Company and Parent dated May 14, 2010 and accepted by the Company on May 15, 2010.

SECTION 13.8 Assignment.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties to this Agreement without the prior written consent of the other parties to this Agreement, and any purported assignment or other transfer without such consent shall be void and unenforceable. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties to this Agreement and their respective beneficiaries, successors and assigns.

SECTION 13.9 Governing Law; Consent to Jurisdiction.

This Agreement shall be governed by, and construed in accordance with, the Laws of the Province of Alberta and the federal Laws of Canada applicable in the Province of Alberta. Subject to Section 13.10:

(a) Each party hereto submits to the exclusive jurisdiction of any Ontario courts sitting in Toronto in any action, application, reference or other proceeding arising out of or related to this Agreement and agrees that all claims in respect of any such actions, application, reference or other proceeding shall be heard and determined in such Ontario courts.

(b) Each of the parties hereto irrevocably waives, to the fullest extent it may effectively do so, the defence of an inconvenient forum to the maintenance of such action, application or proceeding. Each party hereto consents to any action, application, reference or other proceeding arising out of or related to this Agreement being tried in Toronto and, in particular, being placed on the Commercial List of the Ontario Superior Court of Justice.

(c) The parties hereto shall not raise any objection to the venue of any action, application, reference or other proceeding arising out of or related to this Agreement in Toronto, Ontario, including the objection that the proceedings have been brought in an inconvenient forum.

SECTION 13.10 Resolution of Conflicts; Arbitration.

Any claim or dispute arising out of or related to this Agreement, or the interpretation, making, performance, breach or termination thereof, that is expressly required by the terms of this Agreement to be settled by way of arbitration shall be finally settled by confidential binding arbitration in Toronto, Ontario in accordance with the then current rules and provisions of the Arbitration Act (Alberta) and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The arbitrator(s) shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a dispute.

(a) Selection of Arbitrators. Such arbitration shall be conducted by a single arbitrator chosen by mutual agreement of Parent and the Shareholder’s Agent. Alternatively, at the request of either party before the commencement of arbitration, the arbitration shall be conducted by three independent arbitrators, none of whom shall have any competitive interests with Parent or the Shareholder’s Agent. Parent and the Shareholder’s Agent shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator.

(b) Discovery. In any arbitration under this Section 13.10, each party shall be limited to calling a total of five witnesses both for purposes of deposition and the arbitration hearing. Subject to the foregoing limitation on the number of witnesses, the arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions for discovery abuses, including legal fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification.

(c) Decision. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim shall be final, binding, and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s). Within ten (10) days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party, including any distributions out of the Indemnity Escrow Fund, as applicable.

(d) Other Relief. The parties to the arbitration may apply to a court of competent jurisdiction for a temporary restraining order, preliminary injunction or other interim or conservatory relief, as necessary, without breach of this arbitration provision and without abridgement of the powers of the arbitrator(s).

(e) Costs and Expenses. The parties agree that each party shall pay its own costs and expenses (including legal fees) of any such arbitration, and each party waives its right to seek an order compelling the other party to pay its portion of its costs and expenses (including legal fees) for any arbitration.

SECTION 13.11 Waiver of Jury Trial.

EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.11.

SECTION 13.12 Exclusivity of Representations and Warranties.

It is the explicit intent and understanding of each of the parties to this Agreement that no party to this Agreement, nor any of their respective Affiliates, representatives or agents, is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in this Agreement (as qualified by the Company Disclosure Schedule), and none of the parties to this Agreement is relying on any statement, representation or warranty, oral or written, express or implied, made by another party to this Agreement or such other party’s Affiliates, representatives or agents, except for the representations and warranties set forth in this Agreement.

SECTION 13.13 Equitable Remedies.

Each of the parties to this Agreement acknowledges and agrees that the other parties to this Agreement would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, notwithstanding anything to the contrary set forth in this Agreement, each of the parties to this Agreement hereby agrees that the other parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement, and to enforce specifically the performance by such first party under this Agreement, and each party to this Agreement hereby agrees to waive the defence in any such suit that the other parties to this Agreement have an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 13.13 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the parties to this Agreement may elect to pursue.

SECTION 13.14 Counterparts.

This Agreement may be executed in one or more counterparts, and by facsimile or other electronic means, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

SECTION 13.15 Time is of the Essence.

Time is of the essence with respect to the performance of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BLACKBOARD INC.

By: /s/ Matthew Small
Name: Matthew Small
Title: Chief Business Officer

ELEPHANT ACQUISITION CORP.

By: /s/ Matthew Small
Name: Matthew Small
Title: President

ELLUMINATE, INC.

By: /s/ Nashir Samanani
Name: Nashir Samanani
Title: CEO

HOTSTART TECHNOLOGIES INC.

By: /s/ Nashir Samanani
Name: Nashir Samanani
Title: Director

693899 ALBERTA LTD.

By: /s/ Nashir Samanani
Name: Nashir Samanani
Title: Director

693897 ALBERTA LTD.

By: /s/ Michael Mabey
Name: Michael Mabey
Title: CTO Director

/s/ Nashirali Samanani

NASHIRALI SAMANANI

/s/ Michael Howatt Mabey

MICHAEL HOWATT MABEY

/s/ Maurice Heiblum

MAURICE HEIBLUM

/s/ Nashirali Samanani

NASHIRALI SAMANANI, as Shareholders’ Agent